EXHIBIT 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended.

 Preliminary and Subject to Completion, dated _______, 2009
Preliminary Information Statement

Michigan Commerce Bancorp Limited

Common Stock (no par value per share)

This information statement is being furnished in connection with the distribution of 95.1% of the outstanding shares of common stock, no par value per share, of Michigan Commerce Bancorp Limited a Michigan corporation (“MCBL”) to holders of Capitol Bancorp Limited’s (“Capitol”) Common Stock and Series A Noncumulative Convertible Perpetual Preferred Stock (“Series A Preferred”).

MCBL is currently a wholly-owned subsidiary of Capitol. Following the spin-off, MCBL will be an independent publicly-traded company, and MCBL’s assets and business will consist largely of those currently reported in Capitol’s financial statements as Capitol’s prior wholly-owned subsidiary, Michigan Commerce Bank.

Shares of MCBL’s common stock will be distributed to holders of Capitol’s common stock and the Series A Preferred of record as of the close of business on _______, 2009 (the “record date”).  These shareholders will receive one share of MCBL’s common stock for every [___] shares of Capitol’s common stock and [___] share of MCBL’s common stock for every [___] shares of the Series A Preferred held on the record date. The distribution of the shares of MCBL’s common stock will be made in book-entry form. The spin-off will be effective at 5:00 p.m., Lansing, Michigan time on _______, 2009. Capitol currently intends the spin-off to be tax-free for U.S. federal income tax purposes.

No shareholder approval of the spin-off is required or sought. MCBL is not asking you for a proxy and you are requested not to send a proxy.  Capitol’s shareholders will not be required to pay for the shares of MCBL’s common stock to be received by them in the spin-off or to surrender or exchange shares of Capitol’s common stock or Series A Preferred in order to receive MCBL’s common stock or to take any other action in connection with the spin-off.

There is no current trading market for MCBL’s common stock. However, MCBL expects that a limited market, commonly known as a “when-issued” trading market, for MCBL’s common stock will develop on or shortly before the record date for the spin-off, and MCBL expects that “regular way” trading of MCBL’s common stock will begin the first trading day after the spin-off. The shares of MCBL’s common stock have been approved for listing on the NASDAQ Stock Market LLC under the symbol “MCBL.”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” for a discussion of certain factors that should be considered by recipients of MCBL’s common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is __________, 2009.

TABLE OF CONTENTS

This information statement is being furnished solely to provide information to Capitol shareholders who will receive shares of MCBL’s common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of MCBL securities or any securities of Capitol. This information statement describes MCBL’s business, MCBL’s relationship with Capitol and how the proposed spin-off affects Capitol and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of MCBL’s common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, MCBL business and ownership of MCBL’s common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and MCBL and/or Capitol undertakes no obligation to update the information, except in the normal course of MCBL’s public disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT MCBL AND THE SPIN-OFF

Q:           Why am I receiving this document?

A:
Capitol is delivering this document to you because you were a holder of Capitol’s common stock on the record date for the distribution of shares of MCBL’s common stock. Accordingly, you are entitled to receive one share of MCBL’s common stock for every [___] shares of Capitol’s common stock and [___] share of MCBL’s common stock for every [___] shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock (“Series A Preferred”) that you held on the record date. No action is required for you to participate in the distribution.

Q:           What is the spin-off?

A:
The spin-off is the overall transaction of separating MCBL from Capitol, which will be accomplished through a series of transactions which will result in MCBL shareholders owning the Michigan-based banking business operated by Capitol, but excluding the assets and business of Capitol National Bank, Paragon Bank & Trust and Bank of Michigan.  The final step of the transactions will be the pro rata distribution of MCBL’s common stock by Capitol to holders of Capitol’s common stock and Capitol’s Series A Preferred (the “distribution”).

Q:           What is MCBL?

A:
MCBL is an existing wholly-owned bank holding company subsidiary of Capitol. Following the spin-off, MCBL will be an independent publicly-traded company, providing banking products and services to individuals and businesses in the State of Michigan through its wholly-owned subsidiaries, Michigan Commerce Bank and Bank of Auburn Hills.

Q:           Why is Capitol separating MCBL and distributing its stock?

A:
Capitol and MCBL have become fundamentally different types of businesses and the separation of the two businesses will help highlight unique characteristics and values of these businesses for investors and better position each company to access the capital markets. Capitol and MCBL have become banking enterprises driven by diverging growth and valuation dynamics. The separation of MCBL’s banking business from Capitol will result in two separate companies that can each focus on maximizing opportunities for its distinct business. Capitol believes this separation will present the opportunity for enhanced performance of each of the two companies. Capitol will focus on the expansion-oriented, growth-driven operations associated with its national community banking franchise and MCBL will focus on the growth opportunities and bank operations in the State of Michigan.  The following potential benefits were considered by Capitol’s Board of Directors in making the determination to effect the spin-off:

•	allowing MCBL to separately pursue the business strategies that best suit its long-term interests;

•	creating separate companies that have different financial characteristics, which may appeal to different investor bases and allow for clarity on valuation of the respective businesses;

•	creating opportunities to more efficiently develop and finance ongoing operations and future possible acquisitions;

•	allowing each company to establish an expense structure appropriate for its business and size; and

•	creating effective management incentives tied to MCBL’s performance.

For a further explanation of the reasons for the spin-off and more information about MCBL’s business, see“The Spin-Off—Reasons for the Spin-Off” and “Business.”

Q:           Why is the separation of the two companies structured as a spin-off?

A:	Capitol’s Board of Directors believes that a distribution of shares of MCBL’s common stock is a cost-effective way to separate the companies.

Q:           What is the record date for the distribution?

A:	The record date is__________, 2009, and ownership will be determined as of 5:00 p.m., Lansing, Michigan time, on that date.

Q:           When will the distribution occur?

A:	Shares of MCBL’s common stock will be distributed on or about ____________, 2009 (the “distribution date”).

Q:	Can Capitol decide to cancel the distribution of MCBL’s common stock even if all the conditions have been met?

A:
Yes. The distribution is conditioned upon satisfaction or waiver of certain conditions. See “The Spin-Off—Spin-Off Conditions and Termination.” Capitol has the right to terminate the distribution, even if all of these conditions are met, if at any time Capitol’s Board of Directors determines, in its sole discretion that Capitol and MCBL are better served with MCBL continuing as a wholly-owned subsidiary of Capitol, thereby making the distribution not in the best interest of Capitol and its shareholders.

Q:	What will happen to the listing of Capitol’s common stock and Capitol’s Series A Preferred?

A:
Nothing. Capitol’s common stock will continue to be traded on the New York Stock Exchange under the symbol “CBC.”  Capitol’s Series A Preferred will continue to be traded on the NASDAQ Capital Market under the symbol “CBCP.P.”

Q:	Will the spin-off affect the market price of shares of Capitol’s common stock or Capitol’s Series A Preferred?

A:
Yes. As a result of the spin-off, Capitol expects the trading price of shares of Capitol’s common stock and Series A Preferred immediately following the distribution date to be lower than immediately prior to the distribution date because the trading price will no longer reflect the perceived inherent value of MCBL’s business. In addition, until the market has fully analyzed the operations of Capitol without MCBL, the price of shares of Capitol’s common stock and Series A Preferred may fluctuate significantly. Furthermore, the combined trading prices of Capitol’s common stock, Series A Preferred and MCBL’s common stock after the distribution date may be less than the trading price of Capitol’s common stock and Series A Preferred prior to the distribution date.

Q:	What will Capitol’s shareholders receive in the spin-off?

A:
In the spin-off, Capitol’s shareholders will receive one share of MCBL’s common stock for every [___] shares of Capitol’s common stock or one share of MCBL’s common stock for every __ shares of Series A Preferred they own as of the record date of the spin-off. No fractional shares will be issued. Those shareholders who would otherwise be entitled to receive fractional shares will receive cash in lieu of fractional shares. For example, a Capitol shareholder that holds shares of Capitol’s common stock as of the record date will, after the spin-off, (i) continue to hold shares of Capitol’s common stock and (ii) receive shares of MCBL’s common stock and cash in lieu of fractional shares. Immediately after the spin-off, Capitol’s shareholders will still own their shares of Capitol’s common stock and the same shareholders will still own all of Capitol’s current businesses, but they will own them as two separate investments rather than as a single investment.

After the spin-off, the certificates and book-entry interests representing the “old” shares of Capitol’s common stock or Capitol’s Series A Preferred will represent such shareholders’ respective interests in Capitol’s businesses following the spin-off, excluding MCBL but including Capitol National Bank, Paragon Bank & Trust and Bank of Michigan, and the book-entry interests representing MCBL’s common stock that such shareholders receive in the spin-off will represent their interest in MCBL’s business.

Q:	What does a Capitol shareholder need to do now?

A:
Capitol’s shareholders do not need to take any action, although you are urged to read this entire document carefully. The approval of Capitol’s shareholders is not required or sought to effect the spin-off and Capitol’s shareholders have no appraisal rights in connection with the spin-off. Capitol is not seeking a proxy from any shareholders and you are requested not to send a proxy.

Capitol’s shareholders will not be required to pay anything for the shares of MCBL’s common stock distributed in the spin-off or to surrender any shares of Capitol’s common stock or Series A Preferred. Capitol’s shareholders should not send in their share certificates of Capitol. Capitol’s shareholders will automatically receive their shares of MCBL’s common stock when the spin-off is effected and will receive cash for any fractional shares.

Q:	Are there risks to owning MCBL’s common stock?

A:
Yes. MCBL’s business is subject to both general and specific risks relating to MCBL’s operations. In addition, MCBL’s spin-off from Capitol presents risks relating to MCBL becoming an independent publicly-traded company as well as risks relating to the nature of the spin-off transaction itself.

Q:	What are the U.S. federal income tax consequences of the spin-off to Capitol’s shareholders?

A:
It is intended that Capitol’s shareholders will not recognize gain or loss on the receipt of shares of MCBL’s common stock in the spin-off. In that case, Capitol’s shareholders will apportion their tax basis in their Capitol’s common stock or Series A Preferred, as the case may be between such Capitol’s common stock or Series A Preferred (as the case may be) and MCBL’s common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. A Capitol shareholder’s holding period for MCBL’s common stock received in the spin-off will include the period for which that shareholder’s shares of Capitol’s common stock or Series A Preferred was held.

If instead the spin-off is determined to be a taxable transaction, a taxable U.S. shareholder receiving shares of MCBL’s common stock in the spin-off would be treated as if such shareholder had received a taxable distribution in an amount equal to the fair market value of MCBL’s common stock received, which could, depending on the circumstances, give rise to capital gain or loss or a dividend. Subject to certain limitations, individuals may be taxed at a reduced rate of 15% with respect to dividends generally and capital gains to the extent they have held their shares of Capitol’s common stock or Series A Preferred for more than one year. In addition, if the spin-off is treated as a taxable transaction, a shareholder’s tax basis in MCBL’s common stock would be equal to its fair market value at the time of the spin-off and the holding period in MCBL’s common stock would begin the day after the spin-off. Depending on the circumstances, non-U.S. shareholders may be subject to a withholding tax at a rate of 30% on the fair market value of the common stock received by them.

See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.” You should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q:	What if I want to sell my shares of common stock of Capitol, my shares of Series A Preferred of Capitol or my MCBL common stock?

A:
You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Capitol does not make any recommendations on the purchase, retention or sale of shares of Capitol’s common stock, Capitol’s Series A Preferred or the MCBL common stock to be distributed. If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell any or all of your common stock of Capitol, Series A Preferred of Capitol or MCBL common stock after it is distributed.

Q:	Where will I be able to trade shares of my MCBL common stock?

A:
There is not currently a public market for MCBL’s common stock. The shares of MCBL’s common stock have been approved for listing on the NASDAQ Stock Market LLC under the symbol “MCBL.” MCBL anticipates that trading in shares of MCBL’s common stock will begin on a “when-issued” basis on or shortly before the record date and before the distribution date and “regular way” trading will begin on the first trading day following the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell MCBL’s common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading in respect of MCBL’s common stock will end and regular way trading will begin. MCBL cannot predict the trading prices for MCBL’s common stock before or after the distribution date.

Q:	Do I have appraisal rights?

A:	No. Holders of Capitol’s common stock and Capitol’s Series A Preferred have no appraisal rights in connection with the spin-off.

Q:	Where can Capitol shareholders get more information?

A:	Before the distribution, if you have any questions relating to the distribution, you should contact:

Capitol Bancorp Limited
Investor Relations
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Telephone: (517) 487-6555

After the distribution, if you have any questions relating to MCBL’s common stock, you should contact:

Michigan Commerce Bancorp Limited
Investor Relations
222 North Washington Square, Suite One
    Lansing, Michigan 48933
Telephone: 517-374-5333

Q:	Who will be the distribution agent, transfer agent and registrar for MCBL’s common stock?

A:
The distribution agent for MCBL’s common stock will be BNY Mellon Shareowner Services. After the distribution, the transfer agent and registrar for MCBL’s common stock will be BNY Mellon Shareowner Services.

SUMMARY

This summary highlights information contained elsewhere in this information statement and may not contain all of the information that may be important to you. For a complete understanding of Michigan Commerce Bancorp Limited, its wholly-owned subsidiaries, Michigan Commerce Bank and Bank of Auburn Hills, and the spin-off, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this information statement. You should read this entire information statement carefully, including the “Risk Factors” and “Special Note About Forward-Looking Statements” sections.

References in this information statement to (1)“MCBL,” or “Michigan Commerce Bancorp Limited,”  refer to Michigan Commerce Bancorp Limited, a Michigan corporation, and its subsidiaries, and (2) “Capitol” refers collectively to Capitol Bancorp Limited, a Michigan corporation, and its direct and indirect subsidiaries, in each case, unless the context otherwise requires. The transaction in which MCBL will be separated from Capitol and become an independent publicly-traded company is referred to in this information statement as the “spin-off.”

MCBL

Following the spin-off, MCBL will operate substantially all of the Michigan-based businesses currently operated by Capitol with the exception of Capitol National Bank, Paragon Bank & Trust and Bank of Michigan.  MCBL’s operations will be conducted through its wholly-owned subsidiaries: Michigan Commerce Bank (MCB) and Bank of Auburn Hills (BAH).

Summary Consolidated Financial Data

The following tables set forth MCBL’s summary consolidated financial data. The summary results of operations data for each of the three years in the period ended December 31, 2008 are derived from audited financial statements of Michigan Commerce Bank included elsewhere in this information statement, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The results of operations data for the three months ended March 31, 2008 and March 31, 2009 are derived from MCBL’s unaudited consolidated financial statements included elsewhere in this information statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements of Michigan Commerce Bank and in MCBL’s opinion include all adjustments, consisting only of normal recurring adjustments that MCBL consider necessary for a fair presentation of MCBL and Michigan Commerce Bank’s results of operations and financial position for these periods and as of such dates.

The following tables also present MCBL’s summary unaudited pro forma consolidated financial information, which has been derived from MCBL’s unaudited pro forma consolidated financial information and audited financial statements of Michigan Commerce Bank included elsewhere in this information statement.

	Three Months Ended March 31			Year Ended December 31
	2009	Pro Forma	2008	2008	Pro Forma	2007	2006
(in $1,000’s)
Results of Operations
Interest income	$15,826	$16,377	$20,797	$75,446	$78,120	$92,196	$90,483
Interest expense	7,497	7,846	10,660	36,809	38,521	46,082	40,078
Net interest income	8,329	8,531	10,137	38,637	39,599	46,114	50,405
Provision for loan losses	8,103	8,437	5,265	30,040	31,229	9,084	4,748
Noninterest income	816	839	1,162	4,491	4,582	5,042	5,628
Noninterest expense	9,330	9,882	8,068	33,916	35,825	32,830	32,292
Income (loss) before income tax	(8,288)	(8,949)	(2,034)	(20,828)	(22,873)	9,242	18,993
Net income (loss)	(5,468)	(5,905)	(1,359)	(13,768)	(15,122)	6,050	12,476

	As of March 31			As of December 31
	2009	Pro Forma	2008	2008	2007	2006
Balance Sheet Data
Cash and cash equivalents	$146,773	$155,181	$47,971	$102,663	$55,093	$58,781
Portfolio loans	1,093,401	1,130,902	1,189,018	1,127,348	1,208,545	1,143,853

Total assets	1,290,734	1,338,021	1,266,654	1,275,125	1,290,681	1,239,846
Deposits	1,110,742	1,149,739	1,054,017	1,077,246	1,080,383	1,031,148

Stockholder’s equity	105,690	111,292	113,686	112,502	112,584	110,600

Notes to Summary Consolidated Financial Data

MCBL’s unaudited pro forma consolidated financial statements have been prepared to reflect adjustments to MCBL’s historical financial information to give effect to the distribution of MCBL’s common stock to the shareholders of Capitol and the following transactions, as if these transactions had been completed at earlier dates:

•
The addition of BAH as a wholly-owned subsidiary of MCBL.  BAH became a wholly-owned subsidiary of MCBL effective June 30, 2009.  On June 16, 2009, an application was filed with bank regulatory agencies seeking permission to merge BAH with and into MCB at a future date.  The pro forma consolidated financial statements reflect BAH as if it had become a wholly-owned subsidiary as of the beginning of the period presented.

•
Operating costs related to human resources, facilities, corporate communications, compliance, administration, legal, internal audit and tax service were previously charged to MCBL by Capitol. Costs for these functions will be directly incurred by MCBL after the spin-off. In addition, costs have been adjusted to include Board of Directors’ expenses, transfer agent fees and stock exchange listing fees. This resulted in net cost increases of $400,000 and $100,000 for 2008 and the first three months of 2009, respectively.

The unaudited pro forma consolidated financial data presented for the year ended December 31, 2008 and for the three months ended March 31, 2009 has been derived from audited financial statements for the year ended December 31, 2008 of Michigan Commerce Bank and MCBL’s unaudited consolidated financial statements for the three months ended March 31, 2009, respectively. The unaudited pro forma consolidated results of operations data for the year ended December 31, 2008 and the three-months ended March 31, 2009 assumes the items listed above occurred as of the beginning of the periods reported. For a more complete explanation see “Unaudited Pro Forma Consolidated Financial Data.”

MCBL’s consolidated financial information may not be indicative of MCBL’s future performance and does not necessarily reflect what MCBL’s financial condition and results of operations would have been had MCBL operated as a separate, stand-alone entity during the periods presented, including many changes that will occur in the operations and capitalization of MCBL as a result of MCBL’s separation from Capitol.

Summary of the Spin-Off

The following is a summary of the terms of the proposed spin-off. See “The Spin-Off” for a more detailed description of the matters described below.

Distributing Company:	Capitol Bancorp Limited

Distributed Company:	Michigan Commerce Bancorp Limited

Distribution ratio:	Each holder of Capitol’s common stock will receive one share of MCBL’s common stock for every [___] shares of Capitol’s common stock held on the record date.

Each holder of Capitol’s Series A Preferred will receive one share of MCBL’s common stock for every [___] shares of Capitol’s Series A Preferred held on the record date.

Securities to be distributed:
Shares of MCBL’s common stock and accompanying share purchase rights will constitute all of the outstanding shares of MCBL’s common stock immediately after the spin-off. The number of shares that Capitol will distribute to its shareholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of MCBL’s common stock, as described below. See “Description of MCBL Capital Stock—Common Stock” and “Description of MCBL Capital Stock—Anti-Takeover Provisions—Rights Agreement.”

Fractional shares:
Capitol will not distribute any fractional shares of MCBL’s common stock to its shareholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder of Capitol’s common stock and each holder of Capitol’s Series A Preferred who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Record date:
The record date is the close of business on __________, 2009. In order to be entitled to receive shares of MCBL’s common stock in the spin-off, holders of shares of Capitol’s common stock or holders of shares of Capitol’s Series A Preferred must be shareholders as of the close of business on the record date.

Distribution date:	The distribution date will be on or about ______________, 2009.

Relationship between MCBL and Capitol after the spin-off:
After the spin-off, neither Capitol nor MCBL will have any ownership interest in the other (except for Capitol’s retention of a 4.9% interest in MCBL’s common stock), and each of Capitol and MCBL will be an independent publicly-traded company. In connection with the spin-off, MCBL is entering into a number of transitional agreements with Capitol that will govern MCBL’s future relationship with Capitol. Under these transitional agreements, MCBL expects Capitol will provide MCBL with the following transition services, among others: information technology support, human resources, legal and other limited services consistent with past practices. MCBL will also enter into other agreements with Capitol providing for the allocation of tax benefits, employee matters and liabilities arising from periods prior to the spin-off. MCBL may enter into other agreements with Capitol prior to or concurrently with the distribution that would relate to other aspects of MCBL’s relationship with Capitol following the spin-off. See “MCBL’s Relationship With Capitol After the Spin-Off.”

Management of MCBL:
Following the spin-off, MCBL will have an initial Board of Directors (the “Board”) consisting of seven directors. MCBL’s Amended and Restated Articles of Incorporation and Bylaws provide that MCBL’s Board is divided into three classes. The term of the first class of directors expires at MCBL’s 2010 annual meeting of shareholders, the term of the second class of directors expires at MCBL’s 2011 annual meeting of shareholders and the term of the third class of directors expires at MCBL’s 2012 annual meeting of shareholders. At each of MCBL’s annual meetings of shareholders, the successors of the class of directors whose term expires at that meeting of shareholders will be elected for a three year term, one class being elected each year by MCBL’s shareholders. See “Management—Board of Directors.”

Description of indebtedness:	$2.5 million payable to Capitol on demand, bearing an annual interest rate of 8%, payable quarterly.

Dividend policy:
MCBL does not plan on paying cash dividends for the foreseeable future. However, the owners of MCBL’s common stock may receive dividends when declared by MCBL’s Board from funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of MCBL’s financial condition, earnings, growth prospects, regulatory capital requirements, other uses of cash, funding requirements, applicable law and other factors MCBL’s Board deems relevant. See “Dividend Policy.”

Anti-takeover provisions:
In connection with the spin-off, MCBL intends to adopt a shareholders’ rights agreement, which will expire on or before ______, 2012, which could have the effect of discouraging, delaying or preventing a change of control of MCBL not approved by MCBL’s Board. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire MCBL on terms not approved by MCBL’s Board.  Additionally, certain provisions of MCBL’s Amended and Restated Articles of Incorporation and Bylaws may have the effect of making the acquisition of control of MCBL in a transaction not approved by MCBL’s Board more difficult.  Moreover, certain provisions of the agreement providing for certain tax disaffiliation and other tax-related matters that MCBL will enter into in connection with the distribution could discourage potential acquisition proposals.

Risk Factors:	You should carefully consider the matters discussed under the section entitled “Risk Factors.”

Corporate Information and Structure

MCBL is a Michigan corporation and an existing wholly-owned subsidiary of Capitol. MCBL’s principal executive offices are located at 222 North Washington Square, Suite One, Lansing, Michigan 48933 and MCBL’s telephone number is 517-374-5333.

Pursuant to the spin-off, MCBL will be separated from Capitol and become an independent publicly-traded company. The spin-off and MCBL’s resulting separation from Capitol involve the following steps:

•	Before the distribution date:

▪	Capitol’s Board of Directors will determine the record date for the distribution of MCBL’s common stock to Capitol’s shareholders, approve the distribution and determine the distribution ratio.

▪	MCBL’s common stock is expected to begin trading on a “when-issued” basis on or shortly before the record date for the spin-off.

▪	Capitol, as the majority shareholder prior to the spin-off, will:

•	elect MCBL’s Board;

•	approve MCBL’s adoption of certain benefit plans; and

•	approve various actions related to the spin-off as described in this information statement.

▪	MCBL’s Board will approve:

•	the adoption of certain benefit plans;

•	MCBL’s corporate governance documents and policies; and

•	approve various actions related to the spin-off as described in this information statement.

▪
The Securities and Exchange Commission (the “SEC”) will declare effective under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), MCBL’s Form 10, of which this information statement is a part.

▪	Capitol will mail this information statement to its shareholders.

•	On or before the distribution date:

▪	MCBL will have entered into numerous agreements with Capitol, including a:

•	Separation and Distribution Agreement;

•	Transition Services Agreement;

•	Tax Separation Agreement; and

•	Employee Matters Agreement.

•	On the distribution date:

▪
Capitol will distribute 95.1% of the issued and outstanding shares of MCBL’s common stock (other than shares withheld to satisfy certain withholding obligations) pro rata to all of its shareholders of record as of the record date.

•	Following the distribution date:

▪
MCBL expects that MCBL’s common stock will begin trading on the NASDAQ Stock Market LLC on a “regular way” basis under the symbol “MCBL” on the first trading day following the distribution date. MCBL will operate as an independent publicly-traded company.

For a further explanation of the spin-off, see “The Spin-Off.” The following diagram depicts MCBL’s corporate structure after giving effect to the distribution and the other concurrent transactions described in this information statement:

SELECTED CONSOLIDATED FINANCIAL DATA OF MICHIGAN COMMERCE BANCORP LIMITED

The historical financial data has been derived from MCBL’s consolidated financial statements using the historical results of operations and basis of the assets and liabilities of MCBL’s businesses and give effect to additional estimated expenses which MCBL would have incurred if it was an independent company. The historical consolidated results of operations data set forth below does not reflect changes that will occur in the operations and funding of MCBL as a result of MCBL’s separation from Capitol. The historical consolidated balance sheet data set forth below reflects the assets and liabilities transferred to MCBL as a result of MCBL’s separation from Capitol.

The selected consolidated financial data should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited and interim unaudited consolidated financial statements and the accompanying notes thereto, which for certain periods are included elsewhere in this information statement. The results of operations for each of the three years in the period ended December 31, 2008 and the balance sheet data as of December 31, 2008 and 2007 are derived from the audited financial statements of Michigan Commerce Bank included elsewhere in this information statement and should be read in conjunction with those financial statements and the accompanying notes. The results of operations and the balance sheet data set forth below for the three months ended March 31, 2009 and 2008 are derived from the unaudited consolidated financial statements of MCBL included elsewhere in this information statement. In management’s opinion, these unaudited consolidated financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial data for the periods presented. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

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	As of and for the Three Months Ended March 31		As of and for the Years Ended December 31
	2009	2008	2008	2007	2006	2005	2004
Selected Results of Operations Data:
Interest income	$15,826	$20,797	$75,446	$92,196	$90,483	$82,279	$69,855
Interest expense	7,497	10,660	36,809	46,082	40,078	28,555	20,239
Net interest income	8,329	10,137	38,637	46,114	50,405	53,724	49,616
Provision for loan losses	8,103	5,265	30,040	9,084	4,748	6,507	7,355
Net interest income after
provision for loan
losses	226	4,872	8,597	37,030	45,657	47,217	42,261
Noninterest income	816	1,162	4,491	5,042	5,628	7,283	6,030
Noninterest expense	9,330	8,068	33,916	32,830	32,292	32,187	30,173
Income (loss) before
income taxes (benefit)	(8,288)	(2,034)	(20,828)	9,242	18,993	22,313	18,118
Income taxes (benefit)	(2,820)	(675)	(7,060)	3,192	6,517	7,656	6,205
Net income (loss)	(5,468)	(1,359)	(13,768)	6,050	12,476	14,657	11,913

Per Share Data:
Net income (loss) per
common share	$(0.96)	$(0.24)	$(36.71)	$16.13	$33.27	$39.09	$31.77
Book value	18.54	19.73	300.01	300.22	294.93	284.09	277.39

Selected Balance Sheet Data:
Total assets	$1,290,734	$1,266,654	$1,275,125	$1,290,681	$1,239,846	$1,193,282	$1,215,665
Investment securities	11,985	7,985	14,023	7,893	8,354	10,032	10,160
Portfolio loans	1,093,401	1,189,018	1,127,348	1,208,545	1,143,853	1,105,795	1,112,706
Allowance for loan losses	32,662	20,254	30,258	18,721	16,869	16,570	15,531
Deposits	1,110,742	1,054,017	1,077,246	1,080,383	1,031,148	983,670	992,701
Stockholders' equity	105,690	113,686	112,502	112,584	110,600	106,534	104,023

Performance Ratios: (2)
Return on average equity	N/A	N/A	N/A	5.66%	11.71%	13.86%	11.61%
Return on average assets	N/A	N/A	N/A	0.48%	1.01%	1.20%	1.02%
Net interest margin (fully
taxable equivalent)	2.86%	3.34%	3.12%	3.81%	4.28%	4.58%	4.45%
Efficiency ratio (1)	102.02%	71.40%	78.64%	64.18%	57.63%	52.76%	54.22%

Asset Quality:
Nonperforming loans	$74,009	$39,946	$63,092	$37,691	$23,646	$15,766	$22,057
Allowance for loan losses
to nonperforming loans	44.13%	50.70%	47.96%	49.67%	71.34%	105.10%	70.41%
Allowance for loan losses
to portfolio loans	2.99%	1.70%	2.68%	1.55%	1.47%	1.50%	1.40%
Nonperforming loans to
total portfolio loans	6.77%	3.36%	5.60%	3.12%	2.07%	1.43%	1.98%
Net loan losses (recoveries)
to average portfolio
loans (2)	2.04%	1.23%	1.57%	0.62%	0.40%	0.49%	0.51%

Capital Ratios:
Average equity to average
assets	8.48%	8.77%	8.50%	8.46%	8.65%	8.63%	8.78%
Tier 1 risk-based capital
ratio	9.25%	9.38%	9.29%	9.21%	9.43%	9.37%	9.10%
Total risk-based capital
ratio	10.52%	10.64%	10.56%	10.46%	10.69%	10.62%	10.35%
Leverage ratio	7.83%	8.55%	8.17%	8.53%	8.77%	8.65%	8.38%

(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Annualized for interim periods, where applicable.

SELECTED CONSOLIDATED FINANCIAL DATA OF MICHIGAN COMMERCE BANCORP LIMITED, continued

	Quarterly Results of Operations
	Total for the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2008:
Interest income	$75,446	$17,352	$18,251	$19,046	$20,797
Interest expense	36,809	8,466	8,617	9,066	10,660
Net interest income	38,637	8,886	9,634	9,980	10,137
Provision for loan losses	30,040	11,414	10,330	3,031	5,265
Net interest income after provision for loan losses	8,597	(2,528)	(696)	6,949	4,872
Noninterest income	4,491	1,622	987	761	1,121
Noninterest expense	33,916	9,137	8,425	8,286	8,068
Income (loss) before income tax (benefit)	(20,828)	(10,043)	(8,134)	(576)	(2,075)
Income tax (benefit)	(7,060)	(3,406)	(2,777)	(188)	(689)
Net income (loss)	(13,768)	(6,637)	(5,357)	(388)	(1,386)
Net income (loss) per share	(36.71)	(17.70)	(14.28)	(1.03)	(3.70)

Year ended December 31, 2007:
Interest income	$92,196	$28,866	$17,454	$22,831	$23,045
Interest expense	46,082	14,639	8,837	11,368	11,238
Net interest income	46,114	14,227	8,617	11,463	11,807
Provision for loan losses	9,084	3,262	2,425	1,040	2,357
Net interest income after provision for loan losses	37,030	10,965	6,192	10,423	9,450
Noninterest income	5,042	1,525	938	1,258	1,321
Noninterest expense	32,830	10,942	5,382	8,044	8,462
Income before income tax	9,242	1,548	1,748	3,637	2,309
Income taxes	3,192	538	589	1,261	804
Net income	6,050	1,010	1,159	2,376	1,505
Net income per share	16.13	2.69	3.09	6.34	4.01

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this information statement, in evaluating MCBL and MCBL’s common stock. If any of the events described below actually occurs, MCBL’s business, financial results, financial condition and stock price could be materially adversely affected.

Risk Factors Relating to the Spin-Off

There is no current trading market for MCBL’s common stock.

There has not been any prior trading market for MCBL’s common stock.  There is no current trading market for MCBL’s common stock, although a when-issued trading market may develop prior to completion of the distribution.  MCBL’s common stock will be listed on the NASDAQ Stock Market LLC under the symbol “MCBL” following completion of the distribution.  Until MCBL’s common stock is fully distributed and an orderly market develops, the prices at which MCBL’s common stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue.  Substantial sales of MCBL’s common stock following the distribution may have an adverse impact on the trading price of MCBL’s common stock.

Under the United States federal securities laws, all of the shares of MCBL’s common stock issued in the distribution may be resold immediately in the public market without restriction, except for shares held by MCBL’s affiliates.  Some of the Capitol’s shareholders who receive MCBL’s common stock may decide that they do not want shares in a bank holding company with operations solely in Michigan, and may sell their shares following the spin-off.  MCBL cannot predict whether shareholders will sell large numbers of MCBL’s shares in the public market following the distribution or how quickly they may sell those shares.  If MCBL’s shareholders sell large numbers of MCBL’s shares over a short period of time, or if investors anticipate large sales of MCBL’s shares over a short period of time, the trading price of MCBL’s common stock could be adversely affected.

Substantial sales of Capitol’s common stock following the distribution may have an adverse impact on the trading price of Capitol’s common stock.

MCBL’s Amended and Restated Articles of Incorporation, Bylaws, rights plan and applicable laws may discourage takeovers and business combinations that MCBL shareholders might consider in their best interests.

MCBL’s Amended and Restated Articles of Incorporation and Bylaws, and the laws of the State of Michigan, include provisions which are designed to provide MCBL’s Board of Directors with time to consider whether a hostile takeover offer is in MCBL’s best interest and the best interests of MCBL’s shareholders. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of MCBL’s common stock to participate in tender offers, including tender offers at a price above the then-current price for MCBL’s common stock. These provisions could also prevent transactions in which MCBL’s shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of MCBL’s shareholders to approve transactions that they may deem to be in their best interests.

The Michigan Business Corporation Act contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. In addition to these provisions and the provisions of MCBL’s Amended and Restated Articles of Incorporation and Bylaws, Federal law requires the Federal Reserve Board’s approval prior to acquisition of “control” of a bank holding company. All of these provisions may have the effect of delaying or preventing a change in control at the company level without action by MCBL’s shareholders, and therefore, could adversely affect the price of MCBL’s common stock.

In addition, MCBL intends to adopt a shareholders’ rights agreement. Under the agreement, if any person or group acquires, or begins a tender or exchange offer that could result in such person acquiring, 10% or more of MCBL’s common stock, without approval by MCBL’s Board under specified circumstances, MCBL’s other shareholders will have the right to purchase shares of MCBL’s common stock, or shares of the acquiring MCBL, at a substantial discount to the public market price. See “Description of MCBL Capital Stock—Anti-Takeover Provisions—Rights Agreement.”

Because of MCBL’s size, there may be little institutional interest or trading volume in, or research analyst coverage of, MCBL’s common stock.

Public companies with relatively small market capitalizations have difficulty generating institutional interest or trading volume, which illiquidity can translate into price discounts as compared to industry peers or to the shares’ inherent value. In addition, the smaller size of MCBL’s market capitalization after the spin-off, compared to the market capitalization of Capitol prior to the spin-off may result in the absence of research analyst coverage of MCBL. The absence of research analyst coverage makes it difficult for a company to establish and hold a market following. Accordingly, MCBL’s size could lead to MCBL’s shares trading at prices that are significantly lower than MCBL’s estimate of their inherent value.

Sales of a substantial number of shares of MCBL’s common stock following the spin-off may adversely affect the market price of MCBL’s common stock and the issuance of additional shares will dilute all other stockholdings.

Sales or distributions of a substantial number of shares of MCBL’s common stock in the public market or otherwise following the spin-off, or the perception that such sales could occur, could adversely affect the market price of MCBL’s common stock. After the spin-off, all of the shares of MCBL’s common stock will be eligible for immediate sale in the public market. Investment criteria of certain investment funds and other holders of MCBL’s common stock may result in the immediate sale of MCBL’s common stock after the spin-off to the extent such stock no longer meets these criteria. Substantial selling of MCBL’s common stock, whether as a result of the spin-off or otherwise, could adversely affect the market price of MCBL’s common stock.

MCBL cannot predict the price range or volatility of MCBL’s common stock after the spin-off.

From time to time, the market price and volume of shares traded of companies in the financial institution sector experience periods of significant volatility. The market price of MCBL’s common stock may fluctuate in response to a number of events and factors, including:

•	general economic, market and political conditions;

•	quarterly variations in results of operations or results of operations that could be below the expectations of the public market analysts and investors;

•	changes in financial estimates and recommendations by securities analysts;

•	operating and market price performance of other companies that investors may deem comparable;

•	press releases or publicity relating to MCBL or its competitors or relating to trends in MCBL’s markets; and

•	purchases or sales of common stock or other securities by insiders.

In addition, broad market and industry fluctuations, as well as investor perception and the depth and liquidity of the market for MCBL’s common stock, may adversely affect the trading price of MCBL’s common stock, regardless of actual operating performance.

There can be no assurance as to the price at which MCBL’s common stock will trade after the distribution date. Until an orderly market develops in MCBL’s common stock, the price at which MCBL’s common stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a more seasoned outstanding issue.

There may not be an active trading market for shares of MCBL’s common stock.

Prior to the spin-off, there has been no public trading market for shares of MCBL’s common stock. The shares of MCBL’s common stock have been approved for listing on the NASDAQ Stock Market LLC under the symbol “MCBL.” MCBL cannot predict the extent to which investor interest in MCBL will lead to the development of an active trading market in MCBL’s common stock or how liquid such a market might become. It is possible that, after the spin-off, an active trading market will not develop or continue and there can be no assurance as to the price at which MCBL’s common stock will trade. The initial price of shares of MCBL’s common stock may not be indicative of prices that will prevail in any future trading market.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for each of MCBL’s common stock and Capitol’s common stock after the spin-off may be significantly different from that for Capitol’s common stock prior to the spin-off. The market may view MCBL and Capitol as “new” companies after the spin-off and it is possible that neither will be the subject of significant research analyst coverage. The absence of significant research analyst coverage of MCBL can adversely affect the market value and liquidity of MCBL’s common stock.

MCBL may not pay dividends on its common stock.

MCBL does not plan on paying cash dividends for the foreseeable future. However, the owners of MCBL’s common stock may receive dividends when declared by MCBL’s Board of Directors from funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of MCBL’s financial condition, earnings, growth prospects, regulatory capitol requirements, other uses of cash, funding requirements, applicable law and other factors that MCBL’s Board of Directors deems relevant. See “Dividend Policy.”

MCBL has no operating history as an independent public company and may be unable to operate profitably as a stand-alone company.

MCBL does not have an operating history as an independent public company.  Historically, since MCBL’s banking business and Capitol’s banking business have been under one ultimate parent, they have been able to rely, to some degree, on the resources of each other.  Following the spin-off, MCBL will maintain its own financial, accounting and administrative functions.  While MCBL, or its wholly-owned subsidiaries Michigan Commerce Bank and Bank of Auburn Hills, will employ a number of key employees following the spin-off that were previously employed by Capitol, there can be no assurance that MCBL will be able to successfully put in place the financial, administrative and managerial structure necessary to operate profitably as an independent public company, or that the development of such structure will not require a significant amount of management’s time and other resources, which could have a material adverse effect on MCBL’s common stock.

MCBL’s historical and pro forma consolidated financial information is not necessarily representative of the results MCBL would have achieved as a stand-alone company and may not be a reliable indicator of MCBL’s future results.

MCBL’s historical consolidated financial information and that of its wholly-owned subsidiary Michigan Commerce Bank included in this information statement does not reflect the financial condition, results of operations or cash flows they would have achieved as a stand-alone company during the periods presented or those MCBL will achieve in the future. This is primarily a result of the following factors:

•
MCBL’s historical financial results reflect allocations of corporate expenses from Capitol, which may be different than the comparable expenses MCBL would have actually incurred or will incur in the future as a stand-alone company;

•	MCBL’s cost of debt and MCBL’s capitalization will be different from that reflected in MCBL’s historical consolidated financial statements; and

•
significant changes may occur in MCBL’s cost structure, management, financing and business operations as a result of MCBL’s separation from Capitol, including the costs for it to establish MCBL’s new operating infrastructure.

MCBL has made adjustments based upon available information and assumptions that MCBL believes are reasonable to reflect these factors, among others, in MCBL’s pro forma financial information. However, MCBL’s assumptions may prove not to be accurate, and accordingly, MCBL’s pro forma financial information should not be assumed to be indicative of what MCBL’s financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what MCBL’s financial condition or results of operations actually may be in the future.

The agreements MCBL is entering into with Capitol may involve, or may appear to involve, conflicts of interest.

Because the spin-off involves the separation of Capitol’s existing businesses into two independent companies, MCBL is entering into certain agreements with Capitol to provide a framework for MCBL’s initial relationship with Capitol following the spin-off. MCBL has negotiated these agreements with Capitol while MCBL is still a wholly-owned subsidiary of Capitol. Accordingly, the persons who are expected to become MCBL’s officers are currently employees or officers of Capitol or its subsidiaries and, as such, have an obligation to serve the interests of Capitol and its subsidiaries.  As a result, they could be viewed as having a conflict of interest.

MCBL’s separation from Capitol could increase MCBL’s U.S. federal income tax costs and potentially require recording of a valuation allowance for MCBL’s deferred tax assets.

Due to the separation, MCBL will not be able to file a consolidated U.S. federal income tax return with Capitol. As a result, MCBL and Capitol will no longer be able to offset one another’s net operating and capital gains with net operating and capital losses to the extent available. It is also possible that, due to certain tax rules relating to the treatment of losses in connection with a spin-off, all or a portion of MCBL’s related net operating loss and capital loss carryovers may not be available to MCBL following the spin-off. Additionally, any other benefits relating to taxes arising from being part of the larger company, Capitol, may be lost at MCBL. As a result, the aggregate amount of U.S. federal income taxes applicable to MCBL’s business may increase after the distribution and MCBL may be required to record a valuation allowance for its deferred tax assets, which could adversely effect MCBL’s consolidated operating results.

Risk Factors Relating to MCBL’s Business

MCBL cannot predict the impact of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008, and its implementing regulations and actions by the FDIC.

The programs established or to be established under the Emergency Economic Stabilization Act of 2008 (“EESA”), including U.S. Treasury’s Capital Purchase Program, will result in increased regulation of the banking industry. Compliance with such regulation may increase operating costs and limit MCBL’s ability to pursue business opportunities.

Similarly, programs established by the FDIC under the systemic risk exception to the Federal Deposit Insurance Act, whether MCBL participates or not, may have an adverse effect on MCBL. Participation in the FDIC Temporary Liquidity Guarantee Program likely will require the payment of additional insurance premiums to the FDIC. MCBL may be required to pay significantly higher FDIC premiums even if it does not participate in the FDIC Temporary Liquidity Guarantee Program because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The impact on MCBL’s business as a result of participating or not participating in any such programs, and the extent of MCBL’s participation in such programs, cannot reliably be determined at this time.

There can be no assurance that the EESA and the American Recovery and Reinvestment Act will stabilize the U.S. economy and financial system.

The U.S. Congress enacted the EESA in response to the impact of the volatility and disruption in the capital and credit markets on the financial sector. The U.S. Department of the Treasury and the federal banking regulators are implementing a number of programs under this legislation that are intended to address these conditions and the asset quality, capital and liquidity issues they have caused for certain financial institutions and to improve the general availability of credit for consumers and businesses. In addition, the U.S. Congress recently enacted the American Recovery and Reinvestment Act (“ARRA”) in an effort to save and create jobs, stimulate the U.S. economy and promote long-term growth and stability. There can be no assurance that EESA, ARRA or the programs that are implemented under them will achieve their intended purposes. The failure of EESA, ARRA or the programs that are implemented under them to achieve their intended purposes could result in a continuation or worsening of current economic and market conditions, and this could adversely affect MCBL’s financial condition, results of operations, and/or the trading price of MCBL’s common stock.

MCBL’s subsidiary banks’ allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

MCBL believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolio at the balance sheet date. Management’s determination of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the portfolio and other factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in fair value of collateral that are generally beyond MCBL’s control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

MCBL’s subsidiary banks, MCB and BAH, which are solely located in Michigan, have recently experienced significantly elevated levels of loan losses due to adverse economic conditions in the state of Michigan.  The domestic economy is in a severe recession and MCBL’s levels of nonperforming loans have increased significantly. MCBL’s loan losses increased significantly in recent periods.  It is anticipated that levels of nonperforming loans and related loan losses will continue to increase as economic conditions, in Michigan and nationally, evolve.  In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require MCBL or its bank subsidiaries to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on MCBL’s operating results.

MCBL’s size may make it difficult to compete with larger institutions because MCBL is not able to compete with large banks in the offering of significantly larger loans.

MCBL endeavors to maintain an appropriate capital level for its size, while larger bank holding companies have larger capital levels. As a result, the legal lending limits of MCBL’s bank subsidiaries constrain the size of loans that it can make. In addition, many competitors of MCBL have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

If MCBL cannot recruit additional highly qualified personnel, its banks’ customer service could suffer, causing its customer base to decline.

MCBL’s strategy is also dependent upon its ability to attract and retain highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If MCBL does not succeed in attracting new employees or retaining and motivating current and future employees, its business could suffer significantly, increasing the possibility of a loss of value in its common stock.

MCBL’s commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result, causing shareholders to lose their investment in MCBL’s common stock.

MCBL’s bank subsidiaries make various types of loans, including commercial, consumer, residential mortgage and construction loans. MCBL’s strategy emphasizes lending to small businesses and other commercial enterprises. MCBL typically relies upon commercial real estate as a source of collateral for many of MCBL’s loans. Recently, regulatory agencies have expressed concern with banks with a large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country, leading to increased risk of credit loss and extended periods of sale. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan. During 2008 and the first part of 2009, due to borrower performance difficulties and adverse real estate market conditions, levels of nonperforming loans, foreclosures and loan losses increased significantly at MCBL, resulting from the continuing and deteriorating severe recessionary environment in Michigan. Substantial further credit losses could result, causing shareholders to lose their entire investment in MCBL’s common stock.

Loan origination activities, for both commercial and residential mortgages, involve significant potential collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed MCBL’s allowance for loan losses.

MCBL’s bank subsidiaries use a loan policy which provides for conservative loan-to-value guidelines when loans are originated. In today’s difficult real estate economy in many parts of the country, and particularly in Michigan, falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions, including MCBL’s bank subsidiaries in recent periods. Additionally, although most residential mortgage loans have been originated and sold to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, the originating institution may be liable for any losses with such loans and may have to buy back those loans. The potential for additional loan losses from valuation issues or fraud is unknown. Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more. Occurrences of fraud are often more prevalent during an economic downturn or recession. Potential losses from valuation issues or occurrences of fraud could significantly exceed allowances for loan losses, adversely affecting MCBL’s results of operations.

Actions by the Open Market Committee of the Federal Reserve Board (“FRBOMC”) may adversely affect MCBL’s net interest income.

Changes in Market Interest Rates.    MCBL’s profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. MCBL’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

Recently, the FRBOMC decreased interest rates to near zero. Future stability of interest rates and FRBOMC policy, which impact such rates, are uncertain.

Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm MCBL’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

New accounting or tax pronouncements or interpretations may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact MCBL’s results of operations and financial condition.

Current accounting and tax rules, standards, policies and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on MCBL, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and are likely occur in the future. A change in accounting standards may adversely affect MCBL’s reported financial condition and results of operations.

MCBL’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, MCBL’s business and a negative impact on its results of operations.

MCBL relies heavily on communications and information systems to conduct its business. MCBL will rely on Capitol for some of its key communications and information systems. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While both MCBL and Capitol have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of the information systems could damage the reputation of MCBL and its bank subsidiaries, result in a loss of customer business, subject MCBL and MCBL’s subsidiary bank to additional regulatory scrutiny, or expose MCBL to civil litigation and possible financial liability, any of which could have a material adverse effect on MCBL’s results of operations.

MCBL could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of MCBL’s consolidated loan portfolio is secured by real property. During the ordinary course of business, MCBL’s bank subsidiaries may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, MCBL’s bank subsidiaries may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require MCBL’s bank subsidiaries to incur substantial expenses and may materially reduce the affected property’s value or limit MCBL’s subsidiary banks’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase MCBL’s subsidiary banks’ exposure to environmental liability. Although MCBL’s subsidiary banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

MCBL intends to rely on dividends from its wholly-owned subsidiaries.

MCBL is a separate and distinct legal entity from its wholly-owned subsidiaries. It may receive dividends from its subsidiaries to help pay interest and principal on its debt in the future, however, the bank subsidiaries are currently prohibited from paying cash dividends.  Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to their parent holding company. In the event subsidiaries are unable to pay sufficient dividends to MCBL, it may not be able to service its debt or pay its obligations. The inability to receive dividends from its subsidiaries could have a material adverse effect on MCBL’s business, financial condition and results of operations.

MCBL may participate in the U.S. Treasury’s Capital Assistance Program which may be dilutive to MCBL’s common stock.

In October 2008, the U.S. Department of Treasury (“U.S. Treasury”) announced the Troubled Asset Relief Program Capital Purchase Program (“TARP”).  This program makes $250 billion of capital available to U.S. financial institutions from the initial $350 billion authorized by the EESA in the form of preferred stock investments by the U.S. Treasury.

In February 2009, the American Recovery and Reinvestment Act of 2009 (“Recovery Act”) was signed into law. Included among the many provisions in the Recovery Act are restrictions affecting financial institutions who are participants in the TARP, which are set forth in the form of amendments to the EESA. These amendments provide that during the period in which any obligation under the TARP remains outstanding (other than obligations relating to outstanding warrants), TARP recipients are subject to appropriate standards for executive compensation and corporate governance to be set forth in regulations to be issued by Treasury. Among the executive compensation and corporate governance provisions included in the Recovery Act are the following (which provisions are expected to be clarified and potentially expanded by forthcoming Treasury regulations):

•	an expansion of the incentive compensation “clawback” provision to cover senior executive officers (as defined above) and the next 20 most highly compensated employees;

•
an expansion of the prohibition on certain golden parachute payments to cover any payment related to a departure for any reason (with limited exceptions) made to any senior executive officer (as defined above) and the next five most highly compensated employees;

•
a limitation on incentive compensation paid or accrued to highly compensated employees of the financial institution. Under this provision, incentive compensation paid to such individuals, subject to certain exceptions for pre-existing arrangements set forth in written employment contracts executed on or prior to February 11, 2009, may not exceed  1/3  of annual compensation and must be paid in restricted stock which does not fully vest until Treasury’s preferred stock is redeemed in full. The number of highly compensated employees impacted by this provision is dependent on the size of the Treasury’s TARP investment;

•
a requirement that the Chief Executive Officer and Chief Financial Officer provide in annual securities filings, a written certification of compliance with certain executive compensation and corporate governance provisions;

•	a requirement that companies adopt a company-wide policy regarding excessive or luxury expenditures;

•	a requirement that companies permit a separate, non-binding shareholder vote to approve the compensation of executives; and

•
a provision that allows Treasury to review compensation paid prior to enactment of the Recovery Act to senior executive officers and the next 20 most highly-compensated employees to determine whether any payments were inconsistent with the executive compensation restrictions of the EESA, as amended, TARP or otherwise contrary to the public interest.

In addition, companies who have issued preferred stock to Treasury under TARP are now permitted to redeem such investments at any time, subject to consultation with banking regulators. Upon such redemption, the warrants issued to Treasury are to be immediately liquidated.

MCBL has, through Capitol, submitted an application to sell up to $___ million in convertible preferred stock of MCBL to the U.S. Treasury, pursuant to the U.S. Treasury’s Capital Assistance Program (“CAP”).  If MCBL’s CAP application is approved and its Board of Directors determines to move forward with participation in the program, it would, as stated above, generally be prohibited from paying dividends on the shares of MCBL’s common stock or purchasing any shares of its common stock, including the shares of convertible preferred stock issuable under the CAP, for three years after the preferred stock is sold, unless MCBL obtains the U.S. Treasury’s prior consent.  Accordingly, there can be no assurance that MCBL will pay dividends on the shares of MCBL’s common stock that you will receive in the spin-off.

In addition, participation on the terms set forth in CAP would require MCBL to issue a 10-year warrant permitting the U.S. Treasury to purchase up to $___ million in shares of MCBL’s common stock, which would be immediately exercisable.  The proceeds from these transactions would be allocated on a relative fair value basis between the convertible preferred stock and the warrant.  The convertible preferred stock and the warrant would both be classified in stockholders’ equity in MCBL’s consolidated balance sheet.  The issuance of the convertible preferred stock and the warrant, including preferred-stock dividends, would result in a reduction of basic and diluted earnings (loss) per common share.

There is no assurance MCBL will be approved to participate in the CAP or, if approved, whether it will choose to participate.

MCB has restricted investments in a Federal Home Loan Bank which may be subject to future impairment.

As of March 31, 2009, MCB had investments in a Federal Home Loan Bank approximating $5.5 million. Such investment is a restricted security which may be redeemed only by the issuer. Future redemption of the securities is subject to the issuer’s liquidity and capital adequacy which are, in part, dependent upon valuation of the issuer’s significant mortgage-backed securities portfolios, which have been subject to market volatility or, with respect to private-label mortgage-backed securities, experiencing the absence of orderly markets.

MCBL may not be able to raise additional capital necessary to fund growth and achieve well-capitalized status.

MCBL’s ability to raise additional capital to support its growth and meet minimum regulatory capital requirements at the holding company level and at its bank subsidiaries are dependent on MCBL being able to efficiently and cost-effectively access the capital markets. Accordingly, MCBL must continue to be able to issue additional equity securities, trust-preferred securities and/or debt when and in the amounts MCBL deems necessary, and there must be ready purchasers of MCBL’s securities willing to invest in MCBL. However, events or circumstances in the capital markets generally that are beyond MCBL’s control may adversely affect its capital costs, its ability to raise capital at any given time and the dilution consequences of any common equity raise it may undertake. For instance, the capital and credit markets continue to experience high levels of volatility and disruption. In certain cases, especially in the case of stocks of financial institutions, the markets have produced significant downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength or condition. If current levels of market disruption and volatility continue or worsen, there can be no assurance that MCBL will not experience an adverse effect, including earnings per share dilution or an inability to access capital. MCBL’s inability to raise additional capital on terms satisfactory to MCBL or at all may affect MCBL’s ability to grow and would adversely affect its financial condition, results of operations and its regulatory capital ratios and those of its subsidiary banks.

MCB entered into a formal agreement with bank regulatory agencies which impose several requirements and conditions, for which noncompliance would have a material adverse effect on MCB and MCBL.

In conjunction with the merger of nine wholly-owned Michigan bank subsidiaries of Capitol which resulted in the formation of MCB effective March 31, 2009, MCB entered into a formal agreement with the Federal Deposit Insurance Corporation (FDIC) and Office of Financial and Insurance Regulation of the State of Michigan (OFIR) which requires the bank to, among other things,:

•	Increase its Tier 1 capital ratio to a minimum of 9% and its total risk-based ratio to 12%;

•	Reduce problem assets;

•	Maintain an adequate allowance for loan losses and not reduce such allowance without prior written consent;

•	Adopt a plan for improving liquidity;

•	Adopt and implement a profit improvement plan;

•	Adopt and implement a plan to manage concentrations of credit;

•	Retain qualified management; and

•	Periodically report to the FDIC and OFIR regarding MCB’s compliance with the terms of the formal agreement.

Management believes MCB will be able to comply with the terms of the formal agreement.  The formal agreement will continue to be in effect until such time as it is terminated by the FDIC and OFIR.  Noncompliance with the terms of the formal agreement could result in more significant regulatory actions by the FDIC and OFIR, which could have a material adverse affect on MCB and MCBL.

Continued tightening of the credit markets and instability in the financial markets could adversely affect MCBL’s industry, business and results of operations.

Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. This has resulted in less available credit, a lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity. A sustained period of such conditions could materially and adversely affect MCBL’s business, financial condition and results of operations and the value of its common stock.

As a financial services company, a sustained deterioration in general business or economic conditions could have a material adverse effect on MCBL’s financial condition and results of operations.

Recently the strength of the U.S. economy in general and the economy in the state of Michigan and the respective local economies in each of the markets where MCBL’s bank subsidiaries’ banking offices are located have seriously deteriorated.  Further, sustained deterioration in the national, Michigan or local business or economic conditions could result in, among other things, a further deterioration of credit quality or a reduced demand for credit, including a resultant effect on MCBL’s consolidated loan portfolio and allowance for loan losses. These factors could result in higher delinquencies and greater charge-offs in future periods especially given MCBL’s exposure to commercial real estate lending and residential development lending in Michigan, which would materially adversely affect MCBL’s financial condition and results of operations. Continued and sustained weakness in business and economic conditions generally, in Michigan, or in MCBL’s markets specifically could have one or more of the following adverse impacts on MCBL’s business:

•	a decrease in the demand for loans and other products and services offered by MCBL’s bank subsidiaries;

•	a decrease in the value of loans held for sale or other assets secured by consumer or commercial real estate; and

•
an increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to MCBL or its bank subsidiaries.

An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provisions for loan losses, and valuation adjustments on loans held for sale, which would materially adversely affect MCBL’s financial condition and results of operations.

Various factors could depress the price of and affect trading activity in MCBL’s common stock.

The price of MCBL’s common stock may fluctuate significantly in response to a variety of factors, including, but not limited to:

•	actual or anticipated variations in MCBL’s quarterly results of operations;

•	earnings estimates and recommendations of securities analysts (if any);

•	the performance and stock price of other companies that investors and analysts deem comparable to MCBL;

•	the soundness or predicted soundness of other financial institutions;

•	news reports regarding trends and issues in the financial services industry;

•	actual or anticipated changes in the economy, the real estate markets, and interest rates;

•	MCBL’s capital markets activities;

•	announcements of strategic developments, mergers, acquisitions and other material developments involving MCBL’s peers;

•	delays in, or a failure to realize the anticipated benefits of, an acquisition;

•	changes in legislation or regulation impacting the financial services industry in particular, or publicly-traded companies in general;

•	changes in economic policy of the U.S. Treasury and the FRBOMC concerning management of the current financial crisis;

•	regulatory enforcement or other actions against MCBL or its affiliates; and

•	general market fluctuations.

Fluctuations in MCBL’s stock price may make it more difficult for you to sell your shares of MCBL’s common stock at an attractive price.

MCBL will guarantee a portion of Capitol’s Trust-Preferred Securities which in the event MCBL must honor such guarantee, could have a material adverse effect on MCBL.

Guarantee by MCBL related to Capitol’s Trust-Preferred Securities

Capitol has issued junior subordinated debentures (the “Debentures”) to Capitol Trust I, Capitol Trust II, Capitol Statutory Trust III, Capitol Trust IV, Capitol Trust VI, Capitol Trust VII, Capitol Statutory Trust VIII, Capitol Trust IX, Capitol Trust X, Capitol Trust XI and Capitol Trust XII (the “Trusts”) which were funded by the Trusts’ issuance of certain Trust-Preferred Securities (the “Trust-Preferred Securities”).  Capitol has also issued guarantees (the “TRUPS Guarantees”) to the holders of the Trust-Preferred Securities guaranteeing payments required under the terms of the Trust-Preferred Securities.

Incident to the Separation Agreement, MCBL intends to execute a guarantee (the “MCBL Guarantee”), pursuant to which upon an event of default under the Debentures or the TRUPS Guarantees MCBL would be obligated to provide for payment of Capitol’s payment obligations arising under the Debentures and the TRUPS Guarantees in amount equal to MCBL’s pro rata amount of Capitol’s total consolidated risk-weighted assets as of the distribution date.  Capitol’s obligation under the Debentures and the TRUPS Guarantee approximates $194.3 million at an average interest rate currently approximating 6.3% per annum, payable quarterly.  As of the distribution date, MCBL’s pro rata obligation under the MCBL Guarantee would approximate $________________.

The terms of the Debentures and trust indentures (the “Indentures”) allow for Capitol to defer payment of interest on the Trust-Preferred Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing.  Capitol is not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures.  While Capitol defers the payment of interest, it will continue to accrue expense for interest owed at a compounded rate.  Upon the termination of the deferral period, all accrued and unpaid interest is due and payable.

On April 17, 2009, Capitol announced that it elected to exercise its deferral right on the Debentures.  If Capitol defaults under the terms of the Debentures or the TRUPS Guarantees, under the MCBL would be obligated to pay its pro rata amount under the MCBL Guarantee which would negatively affect MCBL’s capital ratios.

MCBL may be unsuccessful in future acquisition endeavors, if any, which may have an adverse effect on MCBL’s business.

MCBL plans to seek to expand its operations by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities which complement the services MCBL will provide, although there are no currently planned acquisitions.  However, the market for acquisitions is highly competitive.  MCBL may not be successful in identifying financial institution and branch acquisition candidates, obtaining the capital resources which would be necessary to fund acquisitions, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.  MCBL may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations.  In addition, rapid growth could adversely affect operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments.  MCBL may not successfully integrate or achieve the anticipated benefits of any growth or expanded operations.

One aspect of MCBL’s future growth potential depends in part on MCBL’s selective acquisition of additional businesses. MCBL may be unable to identify suitable targets for acquisition or make acquisitions at favorable prices. If MCBL identifies a suitable acquisition candidate, MCBL’s ability to successfully implement the acquisition would depend on a variety of factors, including MCBL’s ability to obtain financing and, for larger transactions, requisite government approvals.

Acquisitions involve risks, including those associated with integrating the operations, financial reporting, technologies and personnel of acquired companies; managing geographically dispersed operations; the diversion of management’s attention from other business concerns; the inherent risks in entering markets or lines of business in which MCBL has either limited or no direct experience; unknown risks; and the potential loss of key employees, customers and strategic partners of acquired companies. MCBL may not successfully integrate any businesses or technologies MCBL may acquire in the future and may not achieve pre-acquisition anticipated revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain MCBL’s resources. Acquisitions may not be accretive to MCBL earnings and may negatively impact MCBL’s results of operations as a result of, among other things, the incurrence of debt, one-time write-offs of goodwill and amortization expenses of other intangible assets. In addition, future acquisitions that MCBL may pursue could result in dilutive issuances of equity securities.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by MCBL and Capitol, as well as information in oral statements or other written statements made or to be made by MCBL and Capitol, contain statements, including in this document under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about MCBL’s beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based upon MCBL’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by MCBL or any other person that the future plans, estimates or expectations contemplated by MCBL will be achieved.

MCBL believes that the factors that could cause MCBL’s actual results to differ materially include but are not limited to the factors MCBL’s describe in this information statement, including under “Risk Factors,” “The Spin-Off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	the results of MCBL's efforts to implement its business strategy;

•	changes in interest rates;

•	legislation or regulatory requirements adversely impacting MCBL’s banking business and/or growth strategy;

•	adverse changes in business conditions or inflation;

•
general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability;

•	competitive pressures among financial institutions;

•	changes in securities markets;

•	actions of competitors of MCBL’s banks and MCBL’s ability to respond to such actions;

•	the cost of and access to capital, which may depend in part on MCBL's asset quality, prospects and outlook;

•	changes in governmental regulation, tax rates and similar matters;

•	availability of funds under the U.S. Treasury's Capital Assistance Program;

•	changes in management; and

•	other risks detailed in MCBL’s future filings with the Securities and Exchange Commission.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement. If one or more of these or other risks or uncertainties materialize, or if MCBL’s underlying assumptions prove to be incorrect, actual results may vary materially from what MCBL projected. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions, many of which are based on assumptions relating to the above-stated forward-looking statements, that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by MCBL’s forward-looking statements. The forward-looking statements included in this information statement are made only as of the date of this information statement, and MCBL undertakes no obligation to publicly update or review any forward-looking statement made by MCBL or on MCBL’s behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

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THE SPIN-OFF

General

On ___________, 2009, Capitol’s Board of Directors declared a pro rata distribution, payable to the holders of record of outstanding shares of Capitol’s common stock and Series A Preferred at the close of business on _______, 2009, the record date for the distribution, of one share of MCBL’s common stock for every [____] shares of Capitol’s common stock and one share of MCBL’s common stock for every [___] share of Capitol’s Series A Preferred outstanding on the record date.  The distribution will be effected at 5:00 p.m., Lansing, Michigan time, on ______, 2009 (the “distribution date”).  MCBL is currently a wholly-owned subsidiary of Capitol.  As a result of the distribution, 95.1% of the outstanding shares of MCBL’s common stock will be distributed to Capitol’s shareholders.  Immediately following the distribution, Capitol will own 4.9% of the outstanding shares of MCBL’s common stock and MCBL will be an independent public company.  The distribution of the shares of MCBL’s common stock will be made in book-entry form. Each share of MCBL’s common stock that is distributed will be validly issued, fully paid and nonassessable and free of preemptive rights. See “Description of MCBL’s Capital Stock.”   Shares of MCBL’s common stock should be credited to accounts with stockbrokers, banks or nominees of Capitol’s shareholders that were record holders on the record date, on or about _________, 2009.

MCBL was originally incorporated under the laws of the State of Michigan on October 27, 1993 as Financial Center Interim Corporation.  MCBL’s principal executive offices are located at 222 North Washington Square, Suite One, Lansing, Michigan 48933 and MCBL’s telephone number is 517-374-5333

Following the distribution, MCBL will own and operate all of the businesses that are presently constituted by its wholly-owned subsidiaries, Michigan Commerce Bank and Bank of Auburn Hills.  The operations of Michigan Commerce Bank and Bank of Auburn Hills, represented approximately 23% of Capitol’s consolidated assets, 22% of Capitol’s consolidated revenues and 36% of Capitol’s net loss as of and for the three months ended March 31, 2009.

Reasons for the Distribution

Since it became a publicly-traded company in 1988, it has been the strategic plan of Capitol to be considered a growth company by the investment community.  Beginning in 2008, however, Capitol’s record of providing superior performance and shareholder returns began to diminish due to the lack of growth and other adverse economic conditions that had been impacting the Michigan market, where Capitol then conducted a larger percentage of its operations.  In recent years, in order to enhance its growth, Capitol began to emphasize deployment of available capital to bank development activities outside of Michigan.  The goal of this strategic plan was to improve future shareholder returns, with the expectation that the market would perceive and value Capitol as a growth company.

Unfortunately, Capitol’s strategic plan to attract new and retain existing shareholders by operating as a growth company has not been fully realized.  Notwithstanding management’s efforts, Capitol has had difficulty in developing a current perception in the investment community that it is a growth company.  Although Capitol’s return on equity and return on assets prior to the adverse results of 2009 and 2008 may be consistent with those of its peers outside of Michigan, its stock generally trades at a lower price/earnings multiple than these peers.  Capitol believes the reason for this disparity is that Capitol’s Michigan-based business adversely affects the investment community’s perception of Capitol as a Michigan-based bank holding company even though Michigan banking operations, while substantial, are less than 40% of Capitol’s consolidated enterprise.  Capitol believes that there are considerable consolidation opportunities for growth within Michigan that might not be supported by the investment community as part of Capitol, but would be supported by the investment community if such Michigan-based opportunities were part of a Michigan-based stand alone company.

In early 2009, Capitol’s executive management began to evaluate, with the assistance of Capitol’s financial, legal and accounting advisors, potential strategic alternatives to address the perception of Capitol in the marketplace and the price/earnings multiple at which its stock was trading compared to its peers.  On June 25, 2009, the executive committee of Capitol’s Board of Directors met to consider potential strategic alternatives: a sale of some or all of Capitol’s Michigan-based operations and a spin-off of Capitol’s Michigan-based operations.  The executive committee decided to present the alternatives to Capitol’s Board of Directors.

On June 25, 2009, the Board of Directors of Capitol unanimously approved Capitol’s plan to effect the distribution described in this document, with the goal of creating one company that would focus on growth-oriented, high-performance, value-driven operations throughout the United States and that would be expected to appeal to growth-oriented investors, and one company that would focus on operations in Michigan and that would be expected to appeal to regional-oriented investors interested in participating in consolidation opportunities within the state of Michigan.  Capitol believes that the distribution should allow the investment community to better evaluate both MCBL’s and Capitol’s performance relative to their respective peers.

The distribution will also give MCBL independent access to the capital markets.  As part of Capitol, the national and Michigan-based businesses of MCBL competed with each other for capital to finance expansion and growth opportunities.  As a separate entity, MCBL should be in a better position to fund the implementation of its business strategy.  The spin-off should enable the investment community to better evaluate both companies’ performance relative to their respective peers.  The distribution will also enable management of each company to focus on its distinct markets.

The distribution will also enable MCBL to provide its management and employees incentive compensation in the form of direct equity ownership in MCBL, enhancing MCBL’s ability to attract, retain and motivate key employees in the state of Michigan.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off are set forth in a separation and distribution agreement between MCBL and Capitol. The spin-off will be effective at 5:00 p.m., Lansing, Michigan time on the distribution date, which is ___________, 2009.  As a result of the spin-off, each Capitol shareholder will receive one share of MCBL’s common stock for every [___] shares of Capitol’s common stock and one share of MCBL’s common stock for every [____] shares of Capitol’s Series A Preferred that such shareholder owns. No fractional shares will be issued. Those shareholders who would otherwise be entitled to receive fractional shares will receive cash in lieu of fractional shares. In order to be entitled to receive shares of MCBL’s common stock in the spin-off, Capitol shareholders must be shareholders at the close of business of the New York Stock Exchange on the record date, which is ___________, 2009. The distribution of the shares of MCBL’s common stock will be made in book-entry form. Each share of MCBL’s common stock that is distributed will be validly issued, fully paid and nonassessable and free of preemptive rights. See “Description of MCBL’s Capital Stock.”

Capitol’s shareholders will not be required to pay for any shares of MCBL’s common stock received in the spin-off or to surrender or exchange shares of Capitol’s common stock or shares of Capitol’s Series A Preferred in order to receive MCBL’s common stock or to take any other action in connection with the spin-off. No vote of Capitol shareholders is required or sought in connection with the spin-off and Capitol shareholders have no appraisal rights in connection with the spin-off.

In addition, at the time of the spin-off, certain outstanding options to purchase Capitol’s common stock and certain outstanding service vested restricted stock held by MCBL’s employees on the distribution date will be converted into options to purchase MCBL’s common stock and restricted stock, respectively. The formula used in the conversion will be based on the applicable plans and accounting rules with the intention of keeping the holders in the same financial position immediately following the conversion as existed immediately before the conversion. See “MCBL’s Relationship With Capitol After the Spin-Off—Employee Matters Agreement—Treatment of Capitol Equity Awards Held by MCBL’s Employees.”

IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF MCBL’S COMMON STOCK IN THE SPIN-OFF, YOU MUST BE A HOLDER OF CAPITOL’S COMMON STOCK OR CAPITOL’S SERIES A PREFERRED AT THE CLOSE OF BUSINESS ON THE RECORD DATE.

The distribution agent will not deliver any fractional shares of MCBL’s common stock in connection with the distribution. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder of Capitol’s common stock or Capitol’s Series A Preferred that would otherwise be entitled to receive a fractional share in the distribution. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. Such cash payments will be made to the holders in the same accounts in which the underlying shares are held. If a Capitol shareholder physically holds Capitol’s stock certificates, such holder’s check for any cash that he or she may be entitled to receive instead of fractional shares of MCBL’s common stock will be included together with the account statement in the mailing that the distribution agent expects to send out on the distribution date.

None of Capitol, MCBL or the distribution agent will guarantee any minimum sale price for the fractional shares of MCBL’s common stock. Neither Capitol nor MCBL will pay any interest on the proceeds from the sale of fractional shares.

Results of the Spin-Off

After the spin-off, MCBL will be an independent publicly-traded company. Immediately following the spin-off, MCBL expects to have approximately [_______] beneficial holders of shares of MCBL’s common stock, based on the number of beneficial shareholders of Capitol’s common stock and Capitol’s Series A Preferred on _________, 2009, and approximately __________ shares of MCBL’s common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of stock options of Capitol between the date the Board of Directors of Capitol approves the distribution for the spin-off and the record date for the spin-off.

MCBL and Capitol will be parties to a number of agreements that govern the spin-off and the future relationship between MCBL companies. For a more detailed description of these agreements, see “MCBL’s Relationship With Capitol After the Spin-Off.”

Treatment of Stock-Based Awards

In recent years, employees of Capitol (including certain of its executive officers) have been eligible to participate in Capitol’s 2003 Stock Plan and Capitol’s 2007 Equity Incentive Plan. Under these plans, Capitol’s Compensation Committee granted certain stock-based awards, including shares of restricted stock and stock options, to employees who are remaining with Capitol (“Remaining Employees”) and employees who are transferring to MCBL (“Transferring Employees”).  The outstanding stock-based awards held by Remaining Employees and Transferring Employees at the time of the spin-off will be treated as set forth below. The expected equity ownership of MCBL’s named executive officers after the spin-off is described in “Management — Security Ownership of Executive Officers and Directors.” The equity ownership of MCBL’s other employees is expected to be less than 1% in the aggregate of MCBL’s outstanding shares of MCBL’s common stock after the spin-off.

Restricted Stock

Capitol’s restricted stock held by Remaining Employees will remain unchanged by the spin-off and will continue to be subject to the vesting schedule and other terms of such awards. Remaining Employees will receive a distribution in the spin-off of [          ] fully vested shares of MCBL’s common stock for each share of Capitol restricted stock they own on the record date (unless the terms of such restricted stock award provide otherwise).

Transferring Employees likewise will receive a distribution in the spin-off of [          ] fully vested shares of MCBL’s common stock for each share of Capitol’s restricted stock they own on the record date (unless the terms of such restricted stock award provide otherwise). The unvested portion of the restricted stock of Capitol they hold will thereafter be forfeited as a result of the termination of their employment with Capitol. However, such Transferring Employees will be granted replacement awards of MCBL’s restricted stock, with the number of such MCBL restricted stock equal to (x) the closing price of Capitol’s common stock on the date of the spin-off multiplied by the number of forfeited shares of Capitol’s restricted stock, divided by (y) the closing price of MCBL’s common stock on the date of the spin-off. Such replacement awards will be subject to a vesting schedule that corresponds to the remaining vesting schedule of the forfeited award on the date of the spin-off.

Stock Options

All stock options of Capitol outstanding at the time of the spin-off will remain stock options to purchase Capitol’s common stock, subject to the terms of the grant of such options, but Capitol’s Compensation Committee will adjust the number of shares subject to, and the exercise price of, each stock option using a formula designed to preserve the intrinsic value of each option to the holder (if any), taking into account any change in the value of shares of Capitol’s common stock resulting from the spin-off.

This formula requires adjustments to the exercise price and number of underlying option shares such that for each option:

•
on a share-by-share comparison, the pre-spin-off ratio of the exercise price to the fair market value of  Capitol’s shares subject to the option immediately before the spin-off will be equal to the post-spin-off ratio of the exercise price to the fair market value of Capitol’s shares subject to the option immediately after the spin-off, and

•
the pre-spin-off positive spread (if any), defined as the difference between the aggregate fair market value of the Capitol shares subject to the option immediately before the spin-off and the aggregate exercise price, will be equal to the post-spin-off spread, defined as the difference between the aggregate fair market value of the Capitol shares subject to the option immediately after the spin-off over the aggregate exercise price.

To illustrate the operation of this formula, assume an employee holds an option to acquire 1,000 shares of Capitol stock at an exercise price of $____ per share. Further assume that immediately prior to the spin-off, the market price of a share of Capitol stock (including the value of the distribution of MCBL stock for that share) is $       , and that immediately after the spin-off the market price of a share of Capitol stock is $____ (these hypothetical stock prices are provided for ease of computation and are not indicative of expected stock prices before or after the spin-off). In this example, the pre-spin-off ratio is _______, calculated as $___ / $____, and the pre-spin-off spread is $____, calculated as (___* $___) – (___* $___).

With respect to Transferring Employees, all such options are already vested. Options awards held by Transferring Employees will expire according to the terms of the grant of such options because the Transferring Employees are terminating their employment with Capitol. The option grants generally provide that expiration will occur 60 days after termination of employment with Capitol. The MCBL Board of Directors may, in its discretion, make new or replacement awards with respect to such forfeited options.

Separation Costs

In connection with the consummation of the spin-off, Capitol will allocate to MCBL certain one-time, nonrecurring pre-tax separation costs, of which approximately $_________ have been incurred by Capitol and accrued and expensed by MCBL as of _____, 2009. These one-time costs are expected to consist of, among other things: non-income tax costs and regulatory fees incurred as part of the separation of MCBL’s business from Capitol’s other businesses; costs for building and/or reconfiguring the required information systems to run the stand-alone companies; other various costs for branding the new company, stock exchange listing fees, investor and other stakeholder communications, fees of the distribution agent, employee recruiting fees and incentive compensation. In addition, Capitol also expects to incur other one-time, non-recurring costs in respect of certain financial, legal, accounting and other advisory fees, as well as printing fees and upfront fees associated with MCBL’s new credit facility. Those costs will be borne by Capitol and will not be charged to MCBL.

After the spin-off, to the extent additional one-time costs are incurred by MCBL in connection with the separation, they will be the direct responsibility of MCBL. However, such costs are not currently estimable. In addition, the costs to operate MCBL’s business as an independent public entity may exceed the historical allocations of expenses related to areas that include, but are not limited to, litigation and other legal matters, compliance with the Sarbanes-Oxley Act and other corporate compliance matters, insurance and claims management and the related cost of insurance, as well as general overall purchasing power. These costs will be MCBL’s responsibility and are discussed elsewhere in this information statement in the section entitled [“Unaudited Pro Forma Combined Financial Information.”]

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain material U.S. federal income tax consequences relating to the spin-off by Capitol that are expected to apply generally to a U.S. Holder (as defined below) of Capitol’s common stock or Series A Preferred. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions,  in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary does not discuss all the tax considerations that may be relevant to Capitol’s shareholders in light of their particular circumstances, nor does it address the consequences to Capitol’s shareholders subject to special treatment under the U.S. federal income tax laws (such as foreign persons, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who have a functional currency other than the U.S. dollar, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those Capitol shareholders who do not hold their Capitol common stock or Series A Preferred as a capital asset within the meaning of Section 1221 of the Code. Finally, this summary does not address any state, local or foreign tax consequences.

For purposes of this discussion, “U.S. Holder” means a beneficial owner of Capitol’s stock who is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

CAPITOL’S SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

The spin-off has been structured to qualify as a tax-free distribution within the meaning of Section 355 of the Code. The spin-off is conditioned upon receipt by Capitol of a private letter ruling from the IRS and an opinion from Honigman Miller Schwartz and Cohn LLP (which opinion will rely, in part, upon the continued effectiveness of such private letter ruling), in each case substantially to the effect that (i) the spin-off and certain related transactions will qualify under Sections 355 and/or 368 of the Code, and (ii) the spin-off and certain related transactions will further qualify for tax-free treatment to Capitol and to MCBL. In keeping with the IRS’s ruling practice, however, the private letter ruling will not cover certain matters which are relevant to the tax-free treatment of Capitol, its shareholders and MCBL. Those matters will be covered in the opinion of Honigman Miller Schwartz and Cohn LLP.

The spin-off was structured to qualify as, and Capitol and MCBL intend that the spin-off will be treated, as a tax-free distribution under Section 355(a) of the Code.  The discussion below assumes that the spin-off will qualify as a tax-free distribution within the meaning of Section 355(a) of the Code.

Assuming the spin-off and such related transactions meet the conditions described above:

•
Non-Recognition of Gain or Loss to Capitol and MCBL: The spin-off and certain related transactions will not result in any taxable income, gain or loss to Capitol or to MCBL, other than with respect to any intercompany items or excess loss accounts required to be taken into account under Treasury regulations relating to consolidated returns;

•
No Recognition of Gain or Loss to Capitol Shareholders: No gain or loss will be recognized by (and no amount will be included in the income of) holders of Capitol’s common stock or Series A Preferred upon their receipt of shares of MCBL’s common stock in the spin-off;

•
Holding Period: The holding period of the MCBL’s common stock received by each holder of Capitol’s common stock or Series A Preferred will include the holding period at the time of the spin-off for the holder of Capitol’s common stock or Series A Preferred on which the spin-off is made, so long as the shares of Capitol’s common stock or Series A Preferred are capital assets in the hands of such shareholder;

•
Tax Basis in Capitol and MCBL stock: The tax basis of the Capitol’s common stock held by each Capitol shareholder immediately before the spin-off will be allocated between such shareholder’s Capitol common stock or Series A Preferred and the MCBL’s common stock received, including any fractional share of MCBL stock deemed received in the spin-off, in proportion to the relative fair market value of each on the date of the spin-off; and

•
Cash in Lieu of Fractional Shares: A holder of Capitol’s common stock or Series A Preferred who receives cash in lieu of a fractional share of MCBL’s common stock will generally recognize capital gain or loss measured by the difference between the amount of cash received and the basis of the fractional share interest in MCBL’s common stock to which the shareholder would otherwise be entitled.

United States Treasury Regulations also generally provide that if a holder of Capitol’s common stock or Series A Preferred holds different blocks of Capitol’s common stock or Series A Preferred (generally shares of Capitol’s common stock or Series A Preferred purchased or acquired on different dates or at different prices), the aggregate basis for each block of Capitol’s common stock or Series A Preferred purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of MCBL’s common stock received in the spin-off in respect of such block of Capitol’s common stock or Series A Preferred and such block of Capitol’s common stock or Series A Preferred, in proportion to their respective fair market values, and the holding period of the shares of MCBL’s common stock received in the spin-off in respect of such block of Capitol’s common stock or Series A Preferred will include the holding period of such block of Capitol’s common stock or Series A Preferred. If a holder of Capitol’s common stock or Series A Preferred is not able to identify which particular shares of MCBL’s common stock are received in the spin-off with respect to a particular block of Capitol’s common stock or Series A Preferred, for purposes of applying the rules described above, the shareholder may designate which shares of MCBL’s common stock are received in the spin-off in respect of a particular block of Capitol’s common stock or Series A Preferred, provided that such designation is consistent with the terms of the spin-off. Holders of Capitol’s common stock or Series A Preferred are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, MCBL will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment of Capitol and its shareholders under Section 355 of the Code. Rather, the ruling is based upon representations by Capitol that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. In addition to obtaining the ruling from the IRS, Capitol has made it a condition to the spin-off that Capitol obtain an opinion of Honigman Miller Schwartz and Cohn LLP substantially to the effect that (i) the spin-off and certain related transactions will qualify under Sections 355 and/or 368 of the Code, and (ii) the spin-off and certain related transactions will further qualify for tax-free treatment to Capitol and to MCBL. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations made by Capitol and MCBL, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in its opinion. The opinion will not be binding on the IRS or the courts and will be subject to other qualifications and limitations.

Notwithstanding receipt by Capitol of the ruling and opinion of counsel, the IRS could assert that the spin-off and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, MCBL, its initial public shareholders, and Capitol could be subject to significant U.S. federal income tax liability. In general, (i) with respect to the spin-off, Capitol would be treated as if it had sold the common stock of MCBL in a taxable sale for its fair market value and MCBL’s initial public shareholders could be treated as if they had received a taxable distribution from Capitol in an amount equal to the fair market value of MCBL’s common stock that was distributed to them, and (ii) with respect to certain related transactions, MCBL would be treated as if MCBL had sold all or part of its assets (including certain assets that will be retained by Capitol, the value of which may be in excess of the assets MCBL will hold immediately after the spin-off) in a taxable sale for fair market value. In addition, even if the spin-off were otherwise to qualify under Section 355 of the Code, both it and certain related transactions may be taxable to MCBL and to Capitol (but not to Capitol’s shareholders) under Sections 355(e) and 355(f) of the Code, if the spin-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Capitol or MCBL. For this purpose, any acquisitions of Capitol’s stock or of MCBL’s common stock within the period beginning two years before the spin-off and ending two years after the spin-off are presumed to be part of such a plan, although MCBL or Capitol may be able to rebut that presumption.

In connection with the spin-off, MCBL and Capitol will enter into a tax sharing agreement pursuant to which MCBL will agree to be responsible for certain liabilities and obligations following the spin-off. In general, under the terms of the tax sharing agreement, in the event that the spin-off and/or certain related transactions were to fail to qualify for tax-free treatment, MCBL would generally be responsible for 50% of the tax resulting from such failure. However, if the spin-off and/or certain related transactions were to fail to qualify for tax-free treatment because of certain actions or failures to act by MCBL or by Capitol, the party taking or failing to take such actions would be responsible for all of the tax resulting from such failure. For a more detailed discussion, see “Certain Relationships and Related Party Transactions — Agreements Between MCBL and Capitol — Tax Sharing Agreement.” MCBL’s indemnification obligations to Capitol for taxes under the tax sharing agreement are not limited in amount or subject to any cap. If MCBL is required to indemnify Capitol under the circumstances set forth in the tax sharing agreement, MCBL may be subject to substantial liabilities.

Capitol may incur some tax cost in connection with the spin-off (as a result of certain intercompany transactions or as a result of certain differences between federal, on the one hand, and foreign or state tax rules, on the other), whether or not the spin-off and certain related transactions qualify under Sections 355 and/or 368 of the Code.

Under U.S. Treasury regulations, each Capitol shareholder who, immediately before the distribution, owns at least 5% of the total outstanding stock of Capitol must attach to the shareholder’s U.S. federal income tax return for the year in which the spin-off occurs a statement setting forth certain information relating to the spin-off. In addition, all shareholders are required to retain permanent records relating to the amount, basis, and fair market value of the MCBL stock which they receive and to make those records available to the IRS upon request of the IRS.

THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH CAPITOL SHAREHOLDER SHOULD CONSULT THEIR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Market for MCBL’s common Stock

There is currently no public trading market for MCBL’s common stock. MCBL has been approved for listing MCBL’s common stock on the NASDAQ Stock Market LLC under the symbol “MCBL.” MCBL has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Neither MCBL nor Capitol can predict the price at which MCBL’s common stock will trade after the distribution. In fact, the combined trading prices, after the separation, of the shares of MCBL’s common stock that each Capitol shareholder will receive in the distribution and the shares of Capitol’s common stock or shares of Capitol’s Series A Preferred held at the record date may not equal the “regular-way” trading price of a Capitol share immediately prior to the separation. The price at which MCBL’s common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for MCBL’s common stock will be determined in the public markets and may be influenced by many factors.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, Capitol expects that there will be two markets in shares of Capitol’s common stock and shares of Capitol’s Series A Preferred: a “regular-way” market and an “ex-distribution” market. Shares of Capitol’s common stock and Capitol’s Series A Preferred that trade on the “regular-way” market will trade with an entitlement to MCBL’s common shares distributed pursuant to the separation.   Shares of Capitol’s common stock and Capitol’s Series A Preferred that trade on the “ex-distribution” market will trade without an entitlement to MCBL’s common stock distributed pursuant to the distribution. Therefore, if you sell shares of Capitol’s common stock and Capitol’s Series A Preferred in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive MCBL’s common stock in the distribution. If you own shares of Capitol’s common stock or Capitol’s Series A Preferred at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of MCBL’s common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Capitol’s common stock or Capitol’s Series A Preferred, as the case may be.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, MCBL expects that there will be a “when-issued” market in MCBL’s common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for MCBL’s common stock that will be distributed to holders of shares of Capitol’s common stock and Capitol’s Series A Preferred on the distribution date. If you owned shares of Capitol’s common stock or Capitol’s Series A Preferred at the close of business on the record date, you would be entitled to MCBL’s common stock distributed pursuant to the distribution. You may trade this entitlement to shares of MCBL’s common stock, without shares of Capitol’s common stock and Capitol’s Series A Preferred you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to MCBL’s common stock will end, and “regular-way” trading will begin.

Spin-Off Conditions and Termination

MCBL expect that the spin-off will be effective on the distribution date, _________, 2009.  The master separation agreement will provide that the separation and distribution are subject to several conditions that must be satisfied or waived by Capitol, in its sole discretion, including:

•
Capitol will have received an opinion of counsel from Honigman Miller Schwartz Cohn LLP satisfactory to Capitol substantially to the effect that for U.S. federal income tax purposes, the spin-off and certain related transactions will qualify under Sections 355 and/or 368 of the Code;

•
Capitol will have received a private letter ruling issued to Capitol by the IRS regarding the tax-free status of the distribution and certain related transactions, and such ruling will remain effective;

•	the registration statement of which this information statement is a part will have become effective under the Exchange Act;

•	the actions and filings necessary or appropriate to comply with federal and state securities laws will have been taken;

•	the NASDAQ Stock Market LLC will have approved for listing the shares of MCBL’s common stock to be issued in the spin-off, subject to official notice of issuance;

•	the separation of MCBL’s business from Capitol and the distribution of MCBL shares in the spin-off will not violate or result in a breach of any law or any material agreements of Capitol;

•	no court or other order or other legal or regulatory restraint will exist that prevents, or materially limits the benefits of, completion of the separation or distribution;

•
all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the separation agreement shall have been received and shall remain in full force and effect; and

•	each of the ancillary agreements shall have been entered into before the spin-off and shall not have been materially breached by the parties.

The fulfillment of the foregoing conditions will not create any obligation on Capitol’s part to effect the spin-off, and the Board of Directors of Capitol has reserved the right to amend, modify or abandon the spin-off and the related transactions at any time prior to the distribution date. The Board of Directors of Capitol may also waive any of these conditions.

In addition, Capitol has the right not to complete the spin-off and related transactions if, at any time, Capitol’s Board of Directors determines, in its sole discretion, that the distribution is not in the best interests of Capitol and its shareholders.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Capitol’s shareholders who will receive shares of MCBL’s common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. MCBL believes that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither MCBL nor Capitol undertakes any obligation to update the information except in the normal course of MCBL respective public disclosure obligations.

DIVIDEND POLICY

MCBL does not plan on paying cash dividends for the foreseeable future. However, the owners of MCBL’s common stock may receive dividends when declared by MCBL’s Board from funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of MCBL’s financial condition, earnings, growth prospects, other uses of cash, funding requirements, regulatory capital requirements applicable law and other factors MCBL’s Board deems relevant.

In addition to the restrictions on dividends imposed by the Federal Reserve, Michigan law also places limitations on MCBL’s ability to pay dividends. For example, if the capital of the holding company has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock, a dividend shall not be paid until the deficiency in capital is repaired. Because a major source of MCBL’s revenue could be dividends that MCBL expects to receive from its banking subsidiaries, its ability to pay dividends will depend on the amount of dividends paid by its banking subsidiaries. MCBL cannot be sure that its banking subsidiaries will pay such dividends to it.

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CAPITALIZATION

The following table sets forth the consolidated capitalization of MCBL (i) on an actual basis as of March 31, 2009 and (ii) on pro forma basis as adjusted to give effect to:

•
all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the master separation agreement shall have been received and shall remain in full force and effect; and

•	each of the ancillary agreements shall have been entered into before the spin-off and shall not have been materially breached by the parties.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that are included elsewhere in this information statement.

As of March 31, 2009
(dollars in thousands, except per share data)

	Actual	Pro forma[1]
Debt obligations:
Notes payable and short-term borrowings	$69,244	$71,744

Total Debt Obligations	$69,244	$71,744

Stockholders’ Equity(1):
Preferred stock, 20,000,000 shares authorized:
Actual – none issued and outstanding
Pro Forma – none issued and outstanding
Common stock, no par value; 50,000,000 shares authorized; issued, and outstanding:
Actual – 5,700,632 shares	$110,546
Pro Forma – 5,700,632 shares		$118,546
Retained earnings deficit	(2,439)	(4,837)
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	(2,417)	(2,417)

Total stockholders' equity	$105,690	$111,292

Book value per share of common stock	$18.54	$19.52

Capital ratio -total equity to total assets	8.19%	8.32%

See “Management” and “Compensation of Executive Officers” for more information about options and restricted stock that may be granted.

1 Assumes transfer of Bank of Auburn Hills to MCBL from Capitol as if it had occurred on March 31, 2009 and pro forma borrowing of $2.5 million from Capitol for working capital and other corporate purposes of MCBL.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated financial information presented below has been derived from audited financial statements for the year ended December 31, 2008 of Michigan Commerce Bank (MCB) and MCBL’s unaudited condensed interim financial statements for the three months ended March 31, 2009. This unaudited pro forma consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes related to those financial statements included elsewhere in this information statement.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 and for the three months ended March 31, 2009 have been prepared as if the distribution had occurred as of January 1, 2008. The unaudited pro forma consolidated balance sheet as of March 31, 2009 has been prepared as if the distribution occurred as of March 31, 2009. The pro forma adjustments are based on the best information available and assumptions that MCBL’s management believes are reasonable. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what MCBL’s results of operations or financial position would have been had the transactions contemplated by the separation and distribution and related transactions occurred on the dates indicated. The unaudited pro forma consolidated financial information also should not be considered representative of MCBL’s future results of operations or financial position.

MCBL’s unaudited pro forma consolidated financial statements have been prepared to reflect adjustments to MCBL’s historical financial information to give effect to the distribution of MCBL’s common stock to the shareholders of Capitol and the following transactions, as if these transactions had been completed at earlier dates:

•
The addition of Bank of Auburn Hills (BAH) as a wholly-owned subsidiary of MCBL.  BAH became a wholly-owned subsidiary of MCBL effective June 30, 2009 upon its transfer from Capitol.  On June 16, 2009, an application was filed with bank regulatory agencies seeking permission to merge BAH with and into MCB at a future date.  The pro forma consolidated financial statements reflect BAH as if it had become a wholly-owned subsidiary as of the beginning of the period presented.

•	Expected borrowing of $2.5 million by MCBL from Capitol for working capital and other corporate purposes, bearing interest at 8%.

•
Operating costs related to human resources, facilities, corporate communications, compliance, corporate and staff, legal, internal audit and tax service were previously charged to MCBL by Capitol. Costs for these functions will be directly incurred by MCBL. In addition, costs have been adjusted to include Board of Directors’ expenses, transfer agent fees and stock exchange listing fees. This resulted in net cost adjustments of $400,000 and $100,000 for 2008 and the first three months of 2009, respectively.

The adjustments reflected in the pro forma consolidated statements of operations’ do not give effect to nonrecurring separation costs primarily comprised of services to effect the transaction and establish two independent companies, primarily infrastructure-related.

The unaudited pro forma consolidated financial information has been prepared on a consolidated basis from MCBL’s consolidated financial statements or MCB’s financial statements, using the historical results of operations and basis, as the case may be, of the assets and liabilities of MCBL’s businesses and give effect to allocations of expenses from Capitol. The unaudited pro forma consolidated financial information is not indicative of MCBL future performance or what MCBL results of operations and financial position would have been if MCBL had operated as an independent company during the periods presented or if the transactions reflected therein had actually occurred as of January 1, 2008 or March 31, 2009, as the case may be. The unaudited pro forma consolidated statement of operations may not reflect the complete impact of one-time and ongoing incremental costs required to operate as an independent publicly-traded company. These pro forma financial statements do not reflect the costs of a new equity incentive plan that MCBL expects to adopt after the distribution.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
Michigan Commerce Bancorp Limited and Subsidiaries
March 31, 2009

(in $1,000s)

		Pro Forma Adjustments
	Historical	Acquisition of
	Amounts	Bank of Auburn			Pro Forma
	As Reported	Hills--Note A	Other		Consolidated

ASSETS

Cash and cash equivalents	$146,773	$5,908	$2,500	B	$155,181
Loans held for resale	3,147	-			3,147
Investment securities	11,985	-			11,985
Portfolio loans	1,093,401	37,501			1,130,902
Less allowance for loan losses	(32,662)	(1,155)			(33,817)
Net portfolio loans	1,060,739	36,346			1,097,085
Premises and equipment, net	11,758	128			11,886
Goodwill	2,875	-			2,875
Other real estate owned	23,870	951			24,821
Other assets	29,587	1,453			31,040

TOTAL ASSETS	$1,290,734	$44,787	$2,500		$1,338,021

LIABILITIES AND EQUITY

Liabilities:
Deposits	$1,110,742	$38,997			$1,149,739
Debt obligations	69,244	-	$2,500	B	71,744
Other liabilities	5,058	187			5,245
Total liabilities	1,185,044	39,185	2,500		1,226,729

Stockholders' equity:
Preferred stock	-	-			-
Common stock	110,546	8,000			118,546
Retained-earnings deficit	(2,439)	(2,398)			(4,837)
Other, net	(2,417)	-			(2,417)
Total stockholders' equity	105,690	5,602	-		111,292

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,290,734	$44,787	$2,500		$1,338,021

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A--Pro forma transfer of Bank of Auburn Hills (BAH), previously a wholly-owned subsidiary of Capitol Bancorp Ltd. (Capitol). On June 30, 2009, Capitol transferred its interest in
BAH to Michigan Commerce Bancorp Limited (MCBL), resulting in BAH becoming a wholly-owned subsidiary of MCBL.

B--Pro forma borrowing of $2.5 million from Capitol for working capital and other corporate purposes of MCBL.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
Michigan Commerce Bancorp Limited and Subsidiaries

(in $1,000s, except per-share data)

	Three Months Ended March 31, 2009					Year Ended December 31, 2008
		Pro Forma Adjustments
		Acquisition of					Acquisition of
	Historical	Bank of Auburn			Pro Forma	Historical	Bank of Auburn			Pro Forma
	Amounts	Hills--Note A	Other		Consolidated	Amounts	Hills--Note A	Other		Amounts

Interest income	$15,826	$551			$16,377	$75,446	$2,674			$78,120
Interest expense	7,497	299	$50	B	7,846	36,809	1,512	$200	B	38,521
Net interest income	8,329	252	(50)		8,531	38,637	1,162	(200)		39,599
Provision for loan losses	8,103	334			8,437	30,040	1,189			31,229
Net interest income after provision for loan losses	226	(82)	(50)		94	8,597	(27)	(200)		8,370
Noninterest income	816	23			839	4,491	91			4,582
Noninterest expense	9,330	452	100	C	9,882	33,916	1,509	400	C	35,825
Loss before income tax benefit	(8,288)	(511)	(150)		(8,949)	(20,828)	(1,445)	(600)		(22,873)
Income tax benefit	(2,820)	(173)	(51)		(3,044)	(7,060)	(487)	(204)		(7,751)

NET LOSS	$(5,468)	$(338)	$(99)		$(5,905)	$(13,768)	$(958)	$(396)		$(15,122)

NET LOSS SHARE:
Basic	$(0.96)	$(0.06)			$(1.04)	$(2.42)	$(0.17)			$(2.65)
Diluted	$(0.96)	$(0.06)			$(1.04)	$(2.42)	$(0.17)			$(2.65)

Elements of net loss per share computations (in 1,000s):
Average number of common shares outstanding
for purposes of computing basic net loss per
share--denominator for basic net loss per share	5,701				5,701	5,701				5,701
Effect of dilutive securities--stock options and unvested
restricted shares	-				-	-				-
Average number of common shares and dilutive securities
for purposes of computing diluted net loss per share	5,701				5,701	5,701				5,701

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

A--Pro forma transfer of Bank of Auburn Hills (BAH), previously a wholly-owned subsidiary of Capitol Bancorp Ltd. (Capitol). On June 30, 2009, Capitol transferred its interest in
BAH to Michigan Commerce Bancorp Limited (MCBL), resulting in BAH becoming a wholly-owned subsidiary of MCBL. The pro forma presentation above illustrates the effect of the acquisition of BAH as if it had occurred at the beginning of the periods presented.

B--Amount represents pro forma interest expense at 8% on $2.5 million borrowing from Capitol.
See accompanying pro forma consolidated balance sheet.

C--Estimated incremental additional operating expenses MCBL would have occurred as an independent company.

BUSINESS

a. General development of business:

Michigan Commerce Bancorp Limited (MCBL) was originally incorporated as Financial Center Interim Corporation in 1993 and is currently a wholly-owned subsidiary of Capitol.

On March 31, 2009, MCB was formed through the merger of Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank with and into Ann Arbor Commerce Bank, which was concurrently renamed Michigan Commerce Bank.  Each of the merging banks was previously a wholly-owned subsidiary of Capitol:

Bank Name	Year Formed

Ann Arbor Commerce Bank	1990
Brighton Commerce Bank	1997
Detroit Commerce Bank	1998
Grand Haven Bank	1995
Kent Commerce Bank	1998
Macomb Community Bank	1996
Muskegon Commerce Bank	1997
Oakland Commerce Bank	1992
Portage Commerce Bank	1988

On March 31, 2009, Capitol transferred its ownership of MCB to MCBL.  MCBL had no material operations or assets prior to becoming the holding company for MCB and, accordingly, such transfer would have had no material impact on the prior financial statements of MCB if such transfer would have occurred as of the beginning of the periods presented, which appear elsewhere in this information statement.  Consolidated total assets of MCBL approximated $1.29 billion at March 31, 2009.

On June 16, 2009, an application was filed with the FDIC and OFIR seeking permission to merge Bank of Auburn Hills (BAH), a wholly-owned subsidiary of Capitol, with and into MCB.  BAH has one office location in Auburn Hills, Michigan and had approximately $44.8 million in assets as of March 31, 2009.

On June 30, 2009, Capitol transferred all its ownership in BAH to MCBL.  With this transfer, MCBL had two bank subsidiaries, MCB and BAH, as of June 30, 2009.

MCBL’s headquarters and administrative offices are located at 222 North Washington Square, Suite One, Lansing, Michigan 48933, and its telephone number is 517-374-5333.  MCBL’s Internet website address will be www.michigancommercebancorp.com.

b. Financial information about segments:

MCBL currently conducts its operations through its wholly-owned subsidiaries, MCB and BAH.  MCB is a full-service commercial bank headquartered in Ann Arbor, Michigan with office locations throughout Michigan in Brighton, Clinton Township, Detroit, Farmington Hills, Grand Haven, Grand Rapids, Muskegon and Portage.  BAH is also a full service commercial bank and as previously discussed, has one office location in Auburn Hills.

MCBL is engaged in a single business activity—banking.  Accordingly, MCBL’s consolidated financial statements and MCB’s financial statements, as the case may be, reflect the presentation of segment information on an aggregated basis.  MCBL’s banks provide a full range of banking services to individuals, businesses and other customers located in its communities.  A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit.  The principal markets for the banks’ financial services are the communities served by its office locations.

c. Narrative description of business:

Products and Services

Deposit Services. MCBL’s banks offer a broad range of deposit services, including checking accounts, savings accounts and time deposits of various types.  Transaction accounts and savings and time certificates are tailored to the principal market area at rates competitive with those offered in the area.  Deposits are gathered primarily from the communities MCBL’s banks serve through their network of 10 locations.  All deposit accounts are insured by the FDIC up to the maximum amount permitted by law.  MCBL’s banks solicit deposits from individuals, businesses, associations, churches, not-for-profit organizations and local units of government. MCBL’s banks may also use alternative funding sources when appropriate, including short-term borrowings, advances from the Federal Home Loan Bank of Indianapolis or the Federal Reserve Bank of Chicago and brokered deposits.

MCBL’s banks set their deposit pricing to be competitive with other financial institutions in their market areas.  MCBL’s banks operate in a very competitive environment, competing with other local banks similar in size and with significantly larger regional banks.  MCBL’s banks monitor rates at other financial institutions to ascertain that their rates are competitive with the market.  MCBL’s banks also endeavor to offer a wide variety of products to meet the needs of its customers.

Lending Activities. MCBL’s banks emphasize commercial loans, consistent with their focus on lending to local entrepreneurs, professional service firms and other businesses.  As part of the emphasis on commercial lending, commercial real estate is sought as the primary source of collateral for commercial loans when possible.  This emphasis on use of commercial real estate as collateral has been a consistent practice of MCBL’s banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios, avoidance of large real estate development projects and the belief that, even in soft economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment.  The general descriptions of the major classifications of MCBL’s consolidated loan portfolio follow.

Commercial Real Estate Loans. MCBL’ banks originate owner- and non-owner occupied permanent loans secured by commercial real estate.  The consolidated commercial real estate loan portfolio includes loans secured by small office buildings, small business facilities, medical facilities and other non-residential building properties, substantially all of which are located within Michigan.  Approximately 70% of the properties are owner occupied.

Residential and Multi-family Real Estate Loans. MCBL’s banks originate owner-occupied residential mortgage loans, with either fixed or adjustable interest rates.  A general practice of MCBL’s banks subject to periodic review by management in response to evolving market and economic conditions and other factors, is to sell the majority of residential mortgage loan originations into the secondary market.  MCBL’s banks also originate loans secured by multi-family properties.  Such multi-family residential real estate loans are secured by apartment buildings and condominiums, substantially all of which are located within Michigan.

Borrowers of MCBL’s banks generally qualify and loans are underwritten using secondary-market eligible standards for quality residential mortgage loans.  MCBL’s banks do not originate loans that are considered sub-prime.  Residential mortgage loan originations are derived from a number of sources, including advertising, direct solicitation, real estate broker referrals, existing borrowers and depositors, builders and walk-in customers.  The overwhelming majority of these loans are secured by properties in Michigan.

Construction and Development Loans. MCBL’s banks make loans, currently on a limited basis, to individuals for residential construction and to commercial customers for the construction of their business facilities.  Construction loans are also made to builders and developers for the construction of one- to four-family residences and the development of lots, residential subdivisions, condominium developments and other commercial properties.  Again, such loans are predominately made to Michigan – based borrowers.

Commercial and Other Business-Purpose Loans. The commercial business lending portfolio contains loans with a variety of purposes and collateral, including loans to finance small business operations and equipment.  Generally, commercial business lending is limited to borrowers headquartered, or doing business, in Michigan.  These credit relationships typically require borrower compliance with appropriate loan covenants and debt formulas; including, but not limited to, net worth, debt-to-net-worth and accounts receivable aging requirements.  Loan covenants and debt formulas are monitored through frequent receipt of accounts receivable aging schedules and borrowers’ financial statements and, in the case of larger business operations, independent reviews or audits.

Consumer Loans. MCBL’s banks originate a variety of different types of consumer loans, including automobile loans, home equity lines of credit and other installment loans (recreational vehicles and watercraft, for example), home improvement loans, loans secured by deposits and other loans for household and personal purposes.  Automobile loans are originated infrequently and generally at fixed interest rates with terms up to 60 months for new and shorter terms for used vehicles.  Loans secured by automobiles are generally originated for up to 80% of the National Automobile Dealers Association book value of the vehicle securing the loan.

Home equity installment loans are underwritten such that the total commitment amount, when combined with the balance of the first mortgage lien, generally will not exceed 85% of the estimated fair value of the property.  These loans have a maximum maturity of 5 years with an amortization period of up to fifteen years, and carry generally fixed rates of interest.

MCBL’s banks also originate home equity lines of credit utilizing the same underwriting standards as for home equity installment loans.  The majority of existing home equity lines of credit have variable rates with floors and ceilings, interest-only payment options and a maximum maturity of ten years.

Investment Securities. The consolidated investment security portfolio is classified as either “available for sale” or “held to maturity.”  Securities classified as “available for sale” may be sold prior to maturity due to changes in interest rates, prepayment risk availability of alternative investments, or to meet liquidity needs.  The primary objective of the banks’ investing activities is to provide for the safety of the principal invested.  Secondary considerations include the maximization of interest income, liquidity and to help decrease the banks’ overall exposure to changes in interest rates.

Market Area. MCBL’s primary market area is focused in the lower peninsula of Michigan with operations in Ann Arbor, Auburn Hills, Brighton, Detroit, Farmington Hills, Grand Haven, Grand Rapids, Clinton Township, Muskegon and Portage.

Competition. There are many bank, thrift and credit union offices located within MCBL’s market area. Most are branches of larger financial institutions.  MCBL’s bank subsidiaries also face competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Many of MCBL’s competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than MCBL’s bank subsidiaries have.  MCBL’s bank subsidiaries compete for loans, deposits and other financial services based on their ability to communicate effectively with customers, to understand and meet their needs and to provide high quality customer service. MCBL’s management believes that its banks’ personal service philosophy enhances their ability to compete favorably in attracting individuals and small businesses. MCB actively solicits customers by offering their customers personal attention, professional service, and competitive interest rates.

Environmental Matters. MCBL does not believe that existing environmental regulations will have any material effect upon its capital expenditures, its earnings or its competitive position, except for the risks associated with utilizing real estate as collateral for loans.

Employees. As of March 31, 2009, MCBL had 175 full-time and 49 part-time employees.  None of MCBL’s employees are represented by collective bargaining agreements with MCBL.  MCBL considers its relations with its employees to be good.

Properties and Facilities.  MCBL’s principal office is located at 222 North Washington Square, Suite 1, Lansing, Michigan 48933 occupying approximately 5,900 square feet in a leased facility.  The banks’ office locations are as follows:

	Address	Leased	Owned	SQ FT
MCB:
Ann Arbor	2950 State Street South, Ann Arbor, MI 48104	X		18,340
Brighton	8700 North Second Street, Brighton, MI 48116	X		11,400
Clinton Township	16000 Hall Rd, Suite 102, Clinton Twp, MI 48038	X		8,730
Detroit	645 Griswold, Suite 70, Detroit, MI 48226	X		12,352
Farmington Hills	31731 Northwestern Hwy., Suite 100, Farmington Hills, MI 48334	X		10,404
Grand Haven	333 Washington Ave., Grand Haven, MI 49417		X	9,500
Grand Rapids	4050 Lake Drive SE, Grand Rapids, MI 49546	X		8,841
Muskegon	281 Seminole Rd., Muskegon, MI 49444		X	18,112
Portage	800 East Milham Rd., Portage, MI 49002		X	9,793
BAH	1988 Opdyke Road, Auburn Hills, MI 48326	X		2,352

Some of the bank office locations have drive-up customer service capability.  The office locations are typically located in or near high traffic centers of commerce in their respective communities.  Customer service is enhanced through Internet banking, remote deposit and utilization of ATMs to process some customer-initiated transactions and courier services are available in most communities to pick up transactions at customers’ locations.

MCBL’s offices are subleased from Capitol which leases certain of its facilities from R&A Development, L.L.C. of which Joseph D. Reid and another director of Capitol have a membership interest; the current lease commenced on March 31, 2009 and annual rent approximates $71,000 plus pro rata share of operating expenses.

The Ann Arbor location, which is MCB’s main office, is leased from South State Commerce Center L.L.C. of which three directors of Capitol have a membership interest; rent paid to this entity amounted to $488,655 in 2008, and maintenance fees amount to $171,389.

The Brighton office is leased from Tri-O Development, which is a leasing entity owned by family members of a director of Capitol; rent paid to this leasing entity amounted to $269,695 in 2008.

Management believes MCBL’s and its banks’ offices to be in good and adequate condition and adequately covered by insurance.

Legal Proceedings. Under the terms of the Distribution Agreement, MCBL will assume all liabilities in connection with any litigation arising at any time relating to MCB’s and BAH’s operations and MCBL will indemnify Capitol against any liability it may incur in connection with any such litigation.  MCBL and Capitol will agree to share liability pro rata based on their respective stockholders’ equity on the distribution date with respect to any claims that arise following the distribution that relate primarily to Capitol’s activities as a holding company prior to the distribution, which would include, for example, any claims relating to Capitol’s SEC filings made prior to the distribution or any claims by employees at the holding company level relating to the termination of their employment prior to the distribution.

MCBL’s subsidiaries are subject to routine claims and lawsuits incidental to their business.  MCBL does not believe that the ultimate liability arising out of these claims and lawsuits will have a material adverse effect on its business or consolidated financial position.

SUPERVISION AND REGULATION

General

Banking is a highly regulated industry. The following is a summary of various statutes and regulations applicable to MCBL and its subsidiaries. These summaries are not complete, however, and you should refer to the statutes and regulations for more information. Also, these statutes and regulations are likely to change in the future, and MCBL cannot predict what effect these changes, if made, will have on its operations. Finally, please remember that the supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of customers and the banking system in the United States rather than shareholders of banks and bank holding companies.

Bank Holding Company Regulation

MCBL is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended (the Bank Holding Company Act of 1956 and the regulations issued thereunder are collectively referred to as the “BHC Act”), and it is subject to regulation, supervision and examination by the Federal Reserve.

Minimum Capital Requirements. The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define capital and establish minimum capital ratios in relation to assets, both on an aggregate basis and as adjusted for credit risks and off-balance sheet exposures. Under the Federal Reserve’s risk-based guidelines applicable to MCBL, capital is classified into two categories, Tier 1 and Tier 2 capital.

For bank holding companies, Tier 1 capital, or core capital, consists of common shareholders’ equity, qualifying noncumulative perpetual preferred stock (including related surplus), qualifying cumulative perpetual preferred stock (including related surplus) (subject to certain limitations) and minority interests in the common equity accounts of consolidated subsidiaries, and is reduced by goodwill, specified intangible assets, and certain other assets. Tier 2 capital, or supplementary capital, consists of the following items, all of which are subject to certain conditions and limitations: the allowance for loan losses; perpetual preferred stock and related surplus; hybrid capital instruments; unrealized holding gains on marketable equity securities; perpetual debt and mandatory convertible debt securities; term subordinated debt and intermediate-term preferred stock.

Under the Federal Reserve’s capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 capital. The Federal Reserve has established a minimum ratio of Tier 1 capital to total assets of 3% for strong bank holding companies (those rated a composite “1” under the Federal Reserve’s rating system). For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4%. In addition, the Federal Reserve continues to consider the Tier 1 leverage ratio (after deducting all intangibles) in evaluating proposals for expansion or new activities.

Under its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also state that banking organizations experiencing growth, whether internally or by making acquisitions, are expected to maintain strong capital positions substantially above the minimum levels.

Acquisitions. The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With limited exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as owning and operating a savings association, performing functions or activities that may be performed by a trust company, owning a mortgage company, or acting as an investment or financial advisor. The Federal Reserve, as a matter of policy, may require a bank holding company to be well capitalized at the time of filing an acquisition application and upon consummation of the acquisition. The Gramm-Leach-Bliley Act (the “GLB Act”) allows bank holding companies that are in compliance with certain requirements to elect to become “financial holding companies.” Financial holding companies may engage in a broader range of activities than is permitted for bank holding companies. At this time, MCBL has not elected to become a financial holding company.

Redemptions. Under the BHC Act, bank holding companies are required to provide the Federal Reserve with prior written notice of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding twelve months is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by or written agreement with the Federal Reserve. This prior notice requirement does not apply to any bank holding company that meets certain well capitalized and well managed standards and is not subject to any unresolved supervisory issues.

Under provisions of the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program’s Capital Purchase Program (“CPP”) (as more fully discussed below under “2008 Emergency Economic Stabilization Act”), banks who sell equity securities to the Treasury under the CPP are generally prohibited from acquiring or redeeming their common, preferred or Trust-Preferred securities for three years, without the consent of the Treasury.

Tie-in Arrangements. Under the BHC Act and Federal Reserve regulations, MCBL is prohibited from engaging in tie-in arrangements in connection with an extension of credit, lease, or sale of property or furnishing of services. Accordingly, MCBL’s bank subsidiaries may not condition a client’s purchase of one of its services on the purchase of another service, except with respect to traditional banking products.

Interstate Banking and Branching Legislation. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”), bank holding companies that are adequately capitalized and managed are allowed to acquire banks across state lines subject to certain limitations. States may prohibit interstate acquisitions of banks that have not been in existence for at least five years. The Federal Reserve is prohibited from approving an application for acquisition if the applicant controls more than 10% of the total amount of deposits of insured depository institutions nationwide. In addition, interstate acquisitions may also be subject to statewide concentration limits.

Furthermore, under the Interstate Banking Act, banks are permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. Approval of interstate bank mergers is subject to certain conditions, including: adequate capitalization, adequate management, Community Reinvestment Act compliance and deposit concentration limits, compliance with federal and state antitrust laws and compliance with applicable state consumer protection laws. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

Ownership Limitations. Under the Federal Change in Bank Control Act, a person may be required to obtain the prior regulatory approval of the Federal Reserve before acquiring the power to directly or indirectly control the management, operations or policies of MCBL or before acquiring control of 10% or more of any class of MCBL’s outstanding voting stock. Under the Michigan Banking Code, any acquisition of MCBL stock that results in a change in control may require prior approval of the Michigan Office of Financial and Insurance Regulation (the “OFIR”).

Source of Strength. Under a longstanding policy of the Federal Reserve, MCBL is expected to act as a source of financial and managerial strength to MCBL’s banking subsidiaries and to commit resources to support it. The Federal Reserve takes the position that in implementing this policy, it may require MCBL to provide financial support when it otherwise would not consider itself able to do so.

Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company generally should not maintain its existing rate of cash dividends on common stock unless the organization’s net income available to common shareholders over the last year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. The policy further provides that a bank holding company should not maintain a level of cash dividends for its shareholders that places undue pressure on the capital of the bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength to the bank subsidiaries. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to prohibit or limit the payment of dividends by banks and bank holding companies.

In addition to the restrictions on dividends imposed by the Federal Reserve, Michigan law also places limitations on MCBL’s ability to pay dividends. For example, if the capital of the holding company has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock, a dividend shall not be paid until the deficiency in capital is repaired. Because a major source of MCBL’s revenue could be dividends that MCBL expects to receive from its banking subsidiaries, its ability to pay dividends will depend on the amount of dividends paid by its banking subsidiaries. MCBL cannot be sure that its banking subsidiaries will pay such dividends to it.

Bank Regulation

MCBL’s bank subsidiaries are subject to extensive supervision and regulation by various federal and state authorities.

MCB and BAH are both Michigan state-chartered banks and are subject to supervision and examination by OFIR. As Federal Reserve non-member banks, MCB and BAH are subject to supervision and examination by their primary federal regulator, the FDIC. MCB is also a member of the Federal Home Loan Bank (the “FHLB”) of Indianapolis and, as such, may also be subject to examination by the FHLB of Indianapolis.

Regulatory Approvals and Enforcement. Federal and state laws require banks to seek approval by the appropriate federal or state banking agency (or agencies) for any merger and/or consolidation by or with another depository institution, as well as for the establishment or relocation of any bank or branch office and, in some cases to engage in new activities or form subsidiaries.

Federal and state statutes and regulations provide the appropriate bank regulatory agencies with great flexibility and powers to undertake enforcement actions against financial institutions, holding companies or persons regarded as “institution affiliated parties.” Possible enforcement actions range from the imposition of a capital plan and capital directive to a cease and desist order, civil money penalties, receivership, conservatorship or the termination of deposit insurance.

Transactions with Affiliates. Federal and state statutes place certain restrictions and limitations on transactions between banks and their affiliates, which includes holding companies. Among other provisions, these laws place restrictions upon:

•	extensions of credit by an insured financial institution to the bank holding company and any non-banking affiliates;

•	the purchase by an insured financial institution of assets from affiliates;

•	the issuance by an insured financial institution of guarantees, acceptances or letters of credit on behalf of affiliates; and

•	investments by an insured financial institution in stock or other securities issued by affiliates or acceptance thereof as collateral for an extension of credit.

Permissible Activities, Investments and Other Restrictions. Federal and state laws provide extensive limitations on the types of activities in which MCBL’s subsidiary banks may engage and the types of investments they may make. For example, banks are subject to restrictions with respect to engaging in securities activities, real estate development activities and insurance activities and may invest only in certain types and amounts of securities and may invest only up to certain dollar amount thresholds in their premises.

Monetary Policy. MCBL’s bank subsidiaries are affected by the credit policies of the FRBOMC, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans and paid on deposits. The FRBOMC monetary policies have had a significant effect on the operating results of commercial banks in the past and MCBL expects this trend to continue in the future.

Dividends. Federal and state laws restrict and limit the dividends MCBL’s bank subsidiaries may pay. Under Michigan’s Banking Code of 1999, MCB or BAH may not pay dividends unless the banks will have a surplus amounting to not less than 20% of its capital after the payment of the dividend. A dividend may be paid only out of net income then on hand and only after deducting the bank’s losses and bad debts.  In addition, the ability of MCB and BAH to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 (“FDICIA”), as described below.  MCBL’s bank subsidiaries are currently prohibited from the payment of cash dividends and for the foreseeable future.

Reserve Requirements. MCB and BAH are subject to Federal Reserve regulations requiring depository institutions to maintain non-interest-earning reserves against their transaction accounts. The first $10.3 million of a bank’s transaction accounts (subject to adjustments by the Federal Reserve) are exempt from the reserve requirements. Federal Reserve regulations generally require 3% reserves on a bank’s transaction accounts totaling between $10.3 million and $44.4 million. For transaction accounts totaling over $44.4 million, Federal Reserve regulations require reserves of $1,023,000 plus 10% of the amount over $44.4 million.

Cross-Guaranty. Under the Federal Deposit Insurance Act, an insured institution that is commonly controlled with another insured institution shall generally be liable for losses incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default of such commonly controlled insured institution, or for any assistance provided by the FDIC to such commonly controlled institution, which is in danger of default.

Standards for Safety and Soundness. The Federal Deposit Insurance Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, require the FDIC, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation and compensation. Federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, federal bank regulatory agencies adopted regulations that authorize, but do not require, the agencies to order an institution that has been given notice that it is not satisfying the safety and soundness guidelines to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the “prompt corrective action” provisions of FDICIA. If an institution fails to comply with such an order, the agency may seek to enforce its order in judicial proceedings and to impose civil money penalties.  Federal bank regulatory agencies have also adopted guidelines for asset quality and earning standards. State-chartered banks may also be subject to state statutes, regulations and guidelines relating to safety and soundness, in addition the federal requirements.

Capital Requirements and Prompt Corrective Action. Capital requirements for MCB and BAH generally parallel the capital requirements previously noted for bank holding companies. There are five capital levels: “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.”

FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions, including restrictions on growth, investment activities, capital distributions and affiliate transactions, and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (for example, the company or a shareholder controlling the company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for critically undercapitalized institutions. The capital-based prompt corrective action provisions of FDICIA and its implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA. State-chartered banks may also be subject to similar supervisory actions by their respective state banking agencies.

Formal Regulatory Agreement.  In conjunction with the merger of nine wholly-owned Michigan bank subsidiaries of Capitol which resulted in the formation of MCB effective March 31, 2009, MCB entered into a formal agreement with the FDIC and OFIR which requires the bank to, among other things,:

•	Increase its Tier 1 capital ratio to a minimum of 9% and its total risk-based ratio to 12%;

•	Reduce problem assets;

•	Maintain an adequate allowance for loan losses and not reduce such allowance without prior written consent;

•	Adopt a plan for improving liquidity;

•	Adopt and implement a profit improvement plan;

•	Adopt and implement a plan to manage concentrations of credit;

•	Retain qualified management; and

•	Periodic reporting to the FDIC and OFIR regarding MCB’s compliance with the terms of the formal agreement.

Insurance of Deposit Accounts. Under FDICIA, as FDIC-insured institutions, MCBL’s bank subsidiaries are required to pay deposit insurance premiums based on the risk it may pose to the Deposit Insurance Fund (the “DIF”). The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve required ratios in the insurance fund and to impose special additional assessments. To determine an institution’s assessment rate, each insured institution is placed in one of four risk categories using a two-step process based on capital and supervisory information. First, each insured institution is assigned to one of the following three capital groups: “well capitalized,” “adequately capitalized” or “undercapitalized.” Each insured institution is then assigned one of three supervisory ratings: “A” (institutions with few minor weaknesses), “B” (institutions which demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to DIF) or “C” (institutions that pose a substantial probability of loss to DIF unless effective corrective action is taken). Insured institutions classified as strongest by the FDIC are subject to the lowest insurance rate; insured institutions classified as weakest by the FDIC are subject to the highest insurance assessment rate.

On October 16, 2008, the FDIC published a restoration plan to replenish the DIF to the statutory required minimum percentage of deposits. As part of the restoration plan, the FDIC determined to increase risk-based assessment rates uniformly by seven basis points on an annual basis for the first quarter of 2009. The FDIC has finalized additional changes to the risk-based assessment rates to take effect beginning in the second quarter of 2009.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the MCBL's bank subsidiaries is estimated to approximate $586,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

During 2008, MCB paid deposit insurance premiums in the aggregate amount of $883,000.

Pursuant to the 2008 Emergency Economic Stabilization Act (described more fully below), the maximum deposit insurance on individual accounts was increased from $100,000 to $250,000 until December 31, 2012. Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Such terminations can only occur, if contested, following judicial review through the federal courts. MCBL does not know of any practice, condition or violation that might lead to termination of deposit insurance for MCB or BAH.

Community Reinvestment. Under the CRA, a financial institution has a continuing and affirmative obligation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. However, institutions are rated on their performance in meeting the needs of their communities. Performance is tested in three areas: (a) lending, to evaluate the institution’s record of making loans in its assessment areas; (b) investment, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and business; and (c) service, to evaluate the institution’s delivery of services through its branches, automated teller machines and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings.  MCB has been assigned a “satisfactory” rating at its most recent CRA examinations.

Anti-Money Laundering and Bank Secrecy Act. Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report to the United States Treasury any cash transactions involving more than $10,000. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect involve illegal funds, are designed to evade the requirements of the BSA or have no lawful purpose. The USA PATRIOT Act of 2001 (the “PATRIOT Act”), which amended the BSA, contains anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanisms for the U.S. government. The PATRIOT Act provisions include the following: standards for verifying customer identification when opening accounts; rules to promote cooperation among financial institutions, regulators and law enforcement; and due diligence requirements for financial institutions that administer, maintain or manage certain bank accounts. MCB is subject to BSA and PATRIOT Act requirements.

Compliance with Consumer Protection Laws. MCB and BAH are subject to many state and federal statutes and regulations designed to protect consumers, such as, CRA, the Truth in Lending Act, the Truth in Savings Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act.

Real Estate Lending Concentrations. The FDIC and Federal Reserve have issued guidance on concentrations in commercial real estate lending. The guidance reinforces and enhances existing regulations and guidelines for safe and sound real estate lending. The guidance provides supervisory criteria, including numerical indicators to assist in identifying institutions with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny. The guidance focuses on institutions properly identifying whether they have a commercial real estate concentration and, if so, instituting the appropriate risk management procedures and increasing capital so that it is commensurate with the risk of having such a concentration.

Allowance for Loan and Lease Losses. In December 2006, federal bank regulatory agencies issued an Interagency Policy Statement revising their previous policy on the Allowance for Loan and Lease Losses (“ALLL”), which was issued in 1993. The policy statement was updated to ensure consistency with generally accepted accounting principles (“GAAP”) and post-1993 supervisory guidance. According to the revised policy statement, the ALLL represents one of the most significant estimates in an institution’s financial statements and regulatory reports. Because of its significance, each institution has a responsibility for developing, maintaining and documenting a comprehensive, systematic, and consistently applied process appropriate to its size and the nature, scope, and risk of its lending activities for determining the amounts of the ALLL and the provision for loan and lease losses.

The policy statement provides that to fulfill this responsibility, each institution should ensure controls are in place to consistently determine the ALLL is in accordance with GAAP, the institution’s stated policies and procedures, management’s best judgment and relevant supervisory guidance. Consistent with long-standing supervisory guidance, the policy states that institutions must maintain an ALLL at a level that is appropriate to cover estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the remainder of the loan and lease portfolio. Estimates of credit losses should reflect consideration of all significant factors that affect the collectability of loans in the portfolio as of the evaluation date. Arriving at an appropriate allowance involves a high degree of management judgment and results in a range of estimated losses.

2008 Emergency Economic Stabilization Act

On October 3, 2008, the U.S. Congress enacted the Emergency Economic Stabilization Act (“EESA”). EESA authorized the Secretary of the U.S. Department of the Treasury to purchase up to $700 billion in troubled assets from qualifying financial institutions pursuant to the TARP. On October 14, 2008, the Treasury, pursuant to its authority under EESA, announced the CPP. Pursuant to the CPP, qualifying public financial institutions may issue senior preferred stock to the Treasury in an amount not less than 1% of risk-weighted assets and not more than 3% of risk-weighted assets or $25 billion, whichever is less. The proceeds from the issuance of preferred stock will be included in the financial institution’s Tier 1 capital. The senior preferred stock will pay a 5% dividend per annum until the fifth year of the investment and 9% per annum thereafter. In addition to the senior preferred stock, participating public financial institutions must issue a warrant to the Treasury for the purchase of common stock in an amount equal to 15% of the preferred stock investment. Treasury will not exercise any voting rights with respect to the common shares acquired through the exercise of the warrants. Financial institutions participating in the CPP must agree and comply with certain restrictions, including restrictions on redemption, dividends, repurchases and executive compensation, as discussed below. Finally, Treasury may unilaterally amend any provision of the CPP to comply with changes in applicable federal statutes.

Redemption. Prior to the third anniversary of the date of the first dividend payment date made on the Treasury’s preferred stock investment, the financial institution may only redeem the senior preferred stock using the proceeds from a qualified Tier 1 capital equity offering, which is generally defined as a capital equity offering in an amount not less than 25% of the senior preferred investment. Such redemption during the first three years is also subject to bank regulatory approval. After the third anniversary of the investment, the senior preferred stock may be redeemed in whole or in part by the financial institution, subject to bank regulatory approval. These restrictions on redemptions were modified on February 17, 2009, in connection with enactment of the American Recovery and Reinvestment Act of 2009 (discussed below).

Dividends. Prior to the third anniversary of the investment or the date on which the Treasury’s senior preferred stock investment has been fully redeemed or transferred the financial institution may not increase common dividends without the Treasury’s consent. In addition, the financial institution may not pay dividends on common stock unless the financial institution has paid dividends on the preferred stock. If the financial institution does not pay dividends on the senior preferred stock for six dividend periods, the Treasury will have the right to elect two members to the Board of Directors.

Repurchases. Prior to the third anniversary of the investment or the date on which the Treasury’s senior preferred stock investment has been fully redeemed or transferred, the financial institution may not repurchase other equity securities or Trust-Preferred securities without Treasury’s consent, except repurchases in the ordinary course related to employee benefit plans in a manner consistent with past practice, certain market-making and related transactions by a broker-dealer subsidiary of the financial institution, certain custodian or trustee transactions for another beneficial owner, or certain agreements pre-dating participation in the CPP.

Executive Compensation. Participating financial institutions must modify certain senior executive compensation agreements consistent with EESA, which generally prohibits incentive compensation agreements that encourage senior executive officers to take unnecessary and excessive risks. In addition, incentive compensation paid to senior executive officers must be recovered if such payments are subsequently determined to be based upon materially inaccurate financial results (“clawback” provision). Participating financial institutions are prohibited from making golden parachute payments to senior executive officers and are required to limit the federal tax deduction for compensation paid to senior executive officers to $500,000. For this purpose, “senior executive officer” means an individual who is one of the top five highly paid executives whose compensation is required to be disclosed pursuant to the Exchange Act. As discussed below, these executive compensation restrictions were further expanded by the American Recovery and Reinvestment Act of 2009.

American Recovery and Reinvestment Act of 2009

In February 2009, the American Recovery and Reinvestment Act of 2009 (“Recovery Act”) was signed into law. Included among the many provisions in the Recovery Act are restrictions affecting financial institutions who are participants in the TARP, which are set forth in the form of amendments to the EESA. These amendments provide that during the period in which any obligation under the TARP remains outstanding (other than obligations relating to outstanding warrants), TARP recipients are subject to appropriate standards for executive compensation and corporate governance to be set forth in regulations to be issued by Treasury. Among the executive compensation and corporate governance provisions included in the Recovery Act are the following (which provisions are expected to be clarified and potentially expanded by forthcoming Treasury regulations):

•	an expansion of the incentive compensation “clawback” provision to cover senior executive officers (as defined above) and the next 20 most highly compensated employees;

•
an expansion of the prohibition on certain golden parachute payments to cover any payment related to a departure for any reason (with limited exceptions) made to any senior executive officer (as defined above) and the next five most highly compensated employees;

•
a limitation on incentive compensation paid or accrued to highly compensated employees of the financial institution. Under this provision, incentive compensation paid to such individuals, subject to certain exceptions for pre-existing arrangements set forth in written employment contracts executed on or prior to February 11, 2009, may not exceed  1/3  of annual compensation and must be paid in restricted stock which does not fully vest until Treasury’s preferred stock is redeemed in full. The number of highly compensated employees impacted by this provision is dependent on the size of the Treasury’s TARP investment;

•
a requirement that the Chief Executive Officer and Chief Financial Officer provide in annual securities filings, a written certification of compliance with certain executive compensation and corporate governance provisions;

•	a requirement that companies adopt a company-wide policy regarding excessive or luxury expenditures;

•	a requirement that companies permit a separate, non-binding shareholder vote to approve the compensation of executives; and

•
a provision that allows Treasury to review compensation paid prior to enactment of the Recovery Act to senior executive officers and the next 20 most highly-compensated employees to determine whether any payments were inconsistent with the executive compensation restrictions of the EESA, as amended, TARP or otherwise contrary to the public interest.

In addition, companies who have issued preferred stock to Treasury under TARP are now permitted to redeem such investments at any time, subject to consultation with banking regulators. Upon such redemption, the warrants issued to Treasury are to be immediately liquidated.

FDIC Temporary Liquidity Guarantee Program

On October 15, 2008, the FDIC announced the Temporary Liquidity Guarantee Program (“TLGP”) to strengthen confidence and encourage liquidity in the banking system. The program is comprised of two voluntary components: the Debt Guarantee Program (“DGP”) and the Transaction Account Guarantee Program (“TAGP”). Eligible entities not wishing to participate must have formally opted-out of each of the DGP and TAGP by December 5, 2008. MCB has not opted-out of either the DGP or the TAGP.

Debt Guarantee Program. Pursuant to the DGP, eligible entities may issue FDIC-guaranteed senior unsecured debt up to 125% of the entity’s senior unsecured debt outstanding as of September 30, 2008. If an eligible bank had no senior unsecured debt, as defined in FDIC regulations, outstanding as of September 30, 2008, then the bank may have unsecured debt guaranteed up to an amount equal to 2% of its total liabilities. For eligible entities that are not banks and had no outstanding senior unsecured debt as of September 30, 2008, the FDIC along with the entity’s primary regulator will assess on a case-by-case basis whether the entity may participate in the DGP and determine the amount of its debt guarantee limit. Guaranteed debt issued under the DGP must be issued on or before June 30, 2009, and the guarantee will end on the earlier of the maturity date of the debt or June 30, 2012, although the guaranteed debt may have a maturity date beyond June 30, 2012. The FDIC will assess participating entities a fee based on a tiered fee schedule ranging from 50 basis points to 100 basis points, based on the term of the debt and the type of institution. The fee is assessed only after the participating entity issues guaranteed debt.  MCBL’s bank subsidiaries have not issued any debt under this program.

Transaction Account Guarantee Program. Pursuant to the TAGP, the FDIC will fully insure, without limit, qualifying transaction accounts held at qualifying depository institutions through December 31, 2009. Qualifying transaction accounts include non-interest-bearing transaction accounts, Interest on Lawyers Trust Accounts and NOW accounts with interest rates less than 0.5%. The FDIC will assess a fee equal to 10 basis points on transaction account deposit balances in excess of the $250,000 insured limit.

MCBL will maintain an internet website at www.michigancommercebancorp.com that will include links to its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports (SEC Reports), when filed with the SEC.  The SEC Reports will be available without charge as soon as reasonably practicable following the time they are filed with or furnished to the SEC.  Information on MCBL’s or Capitol’s web site is not incorporated into this information statement or Capitol’s other securities filings and is not a part of those filings.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains information regarding issuers that file electronically with the SEC.  That address is http://www.sec.gov.

The following tables (Tables A to G, inclusive), present certain statistical information regarding MCBL's business.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY (TABLE A)
MICHIGAN COMMERCE BANK

Net interest income, the primary component of earnings, represents the difference between interest income on interest-earning assets and interest expense on interest-
bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the rates earned or paid on them. This table shows the daily average balances for the major asset and liability categories and the actual related interest income and expense (in $1,000s) and average yield/cost for the years ended December 31, 2008, 2007 and 2006.

	2008			2007			2006
		Interest	(1)		Interest	(1)		Interest	(1)
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
ASSETS
Money market and interest-bearing deposits	$14,864	$159	1.07%	$1,750	$76	4.34%	$1,686	$57	3.38%
Federal funds sold	28,864	534	1.85%	16,025	859	5.36%	23,337	1,273	5.45%
Investment securities -- Government agencies,
mutual funds and other	11,366	691	6.08%	7,754	322	4.15%	8,391	423	5.04%
Loans held for sale	917	82	8.94%	10,939	952	8.70%	26,608	2,009	7.55%
Portfolio loans (2)	1,181,433	73,980	6.26%	1,174,703	89,987	7.66%	1,117,943	86,721	7.76%
Total interest-earning
assets/interest income	1,237,444	75,446	6.10%	1,211,171	92,196	7.61%	1,177,965	90,483	7.68%
Allowance for loan losses (deduct)	(21,712)			(17,423)			(17,508)
Cash and due from banks	28,185			31,953			36,010
Premises and equipment, net	11,318			11,950			12,377
Other assets	33,740			24,213			23,018

Total assets	$1,288,975			$1,261,864			$1,231,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
Savings deposits	$21,736	$246	1.13%	$22,308	$347	1.56%	$21,751	$529	2.43%
Time deposits under $100,000	229,463	9,903	4.32%	195,415	9,520	4.87%	192,162	7,933	4.13%
Time deposits $100,000 and over	423,770	17,122	4.04%	417,917	21,314	5.10%	389,063	17,451	4.49%
Other interest-bearing deposits	281,661	5,180	1.84%	295,060	9,962	3.38%	294,377	9,015	3.06%
Borrowings	95,830	4,358	4.55%	94,641	4,939	5.22%	94,830	5,150	5.43%
Total interest-bearing
liabilities/interest expense	1,052,460	36,809	3.50%	1,025,341	46,082	4.49%	992,183	40,078	4.04%
Noninterest-bearing demand deposits	120,932			122,820			126,701
Accrued interest on deposits and
other liabilities	5,974			6,891			6,430
Stockholders' equity	109,609			106,812			106,548
Total liabilities and
stockholders' equity	$1,288,975			$1,261,864			$1,231,862

Net interest income		$38,637			$46,114			$50,405

Interest Rate Spread (3)			2.61%			3.12%			3.64%

Net Yield on Interest-Earning Assets (4)			3.12%			3.81%			4.28%

Ratio of Average Interest-Earning
Assets to Interest-Bearing Liabilities	1.18			1.18			1.19

(1) Average yield/cost is determined by dividing the actual interest income/expense by the daily average balance of the asset or liability category.
(2) Average balance of loans includes nonaccrual loans.
(3) Interest rate spread represents the average yield on interest-earning assets less the average cost of interest-bearing liabilities.
(4) Net yield is based on net interest income as a percentage of average total interest-earning assets.

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CHANGES IN NET INTEREST INCOME (TABLE B)
MICHIGAN COMMERCE BANK

The table below summarizes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected MCB's net interest income (in $1,000s). The change in interest attributable to volume is calculated by multiplying the annual change in volume by the prior year's rate. The change in interest attributable to rate is calculated by multiplying the annual change in rate by the prior year's average balance. Any variance attributable jointly to volume and rate changes has been allocated to each category based on the percentage of each to the total change in both categories.

	2008 compared to 2007			2007 compared to 2006
	Volume	Rate	Net Total	Volume	Rate	Net Total
Increase (decrease) in interest income:
Money market and interest-bearing deposits	$180	$(97)	$83	$2	$17	$19
Federal funds sold	440	(765)	(325)	(392)	(22)	(414)
Investment securities -- Government agencies,
mutual funds and other	185	184	369	(30)	(71)	(101)
Loans held for sale	(895)	25	(870)	(1,326)	269	(1,057)
Portfolio loans	513	(16,520)	(16,007)	4,359	(1,093)	3,266
Total	423	(17,173)	(16,750)	2,613	(900)	1,713

Increase (decrease) in interest expense:
Interest-bearing deposits:
Savings deposits	(9)	(92)	(101)	13	(195)	(182)
Time deposits under $100,000	1,544	(1,161)	383	136	1,451	1,587
Time deposits $100,000 and over	295	(4,487)	(4,192)	1,356	2,507	3,863
Other interest-bearing deposits	(434)	(4,348)	(4,782)	21	926	947
Borrowings	61	(642)	(581)	(10)	(201)	(211)
Total	1,457	(10,730)	(9,273)	1,516	4,488	6,004
Increase (decrease) in net
interest income	$(1,034)	$(6,443)	$(7,477)	$1,097	$(5,388)	$(4,291)

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INVESTMENT PORTFOLIO (TABLE C)
MICHIGAN COMMERCE BANK

The table below shows amortized cost and estimated fair value of investment securities as of December 31, 2008, 2007 and 2006 (in $1,000s):

	2008		2007		2006
		Estimated		Estimated		Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value

Available for sale:
United States government agency securities	$-	$-	$-	$-	$1,248	$1,240
Mortgage-backed securities	543	549	553	544	563	547
Trust-preferred securities	7,350	5,718	-	-	-	-
	7,893	6,267	553	544	1,811	1,787
Held for long-term investment:
Federal Home Loan Bank stock	5,511	5,511	5,401	5,401	4,672	4,672
Corporate	2,245	2,245	1,948	1,948	1,895	1,895
	7,756	7,756	7,349	7,349	6,567	6,567

Total investment securities	$15,649	$14,023	$7,902	$7,893	$8,378	$8,354

The table below shows the amortized cost, estimated fair value, relative maturities and weighted average yields of investment securities at December 31, 2008 (in $1,000s):

		Estimated	Weighted
	Amortized	Fair	Average
	Cost	Value	Yield
Maturity:
After five years, through ten years	$1	$1	0.01%
After ten years	7,892	6,266	10.16%
Securities held for long-term investment,
without stated maturities	7,756	7,756

Total	$15,649	$14,023

Investment securities which do not have stated maturities (corporate and Federal Home Loan Bank stock)
do not have stated yields or rates of return and such rates of return vary from time to time.

Following is a summary of the weighted average maturities of investment securities (exclusive of securities without stated maturities) at
December 31, 2008:

Mortgage-backed securities	24 years and 11 months
Trust preferred securities	29 years and 9 months

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LOAN PORTFOLIO AND SUMMARY OF OTHER REAL ESTATE OWNED (TABLE D)
MICHIGAN COMMERCE BANK

Portfolio loans outstanding as of December 31 are shown below (in $1,000s):

	2008		2007		2006		2005		2004
Loans secured by real estate:
Commercial	$521,580	46.27%	$561,027	46.42%	$547,851	47.90%	$507,434	45.89%	$469,172	42.17%
Residential (including multi-family)	262,379	23.27%	264,802	21.91%	228,536	19.98%	245,754	22.22%	249,483	22.42%
Construction, land development and
other land	126,013	11.18%	156,864	12.98%	164,737	14.40%	163,091	14.75%	192,384	17.29%
Total loans secured by real estate	909,972	80.72%	982,693	81.31%	941,124	82.28%	916,279	82.86%	911,039	81.88%
Commercial and other business-purpose
loans	202,925	18.00%	210,769	17.44%	186,986	16.35%	174,899	15.82%	182,025	16.36%
Consumer	8,393	0.73%	8,046	0.67%	8,883	0.77%	10,069	0.91%	12,176	1.09%
Other	6,058	0.55%	7,037	0.58%	6,860	0.60%	4,548	0.41%	7,466	0.67%
Total portfolio loans	$1,127,348	100.00%	$1,208,545	100.00%	$1,143,853	100.00%	$1,105,795	100.00%	$1,112,706	100.00%

The table below summarizes (in $1,000s) the remaining maturity of portfolio loans outstanding at December 31, 2008 according to scheduled repayments of principal:

	Fixed	Variable
	Rate	Rate	Total
Aggregate maturities of portfolio loan balances which are due
in one year or less:	$256,009	$256,973	$512,982
After one year but within five years	515,899	3,110	519,009
After five years	34,454	-	34,454
Nonaccrual loans	60,903	-	60,903
Total	$867,265	$260,083	$1,127,348

The following summarizes, in general, MCB's various loan classifications:

Loans secured by real estate:
Commercial:
Comprised of a broad mix of business use and nonfarm nonresidential properties, including office, retail, warehouse and light industrial uses.
A typical loan size is generally less than $1,000,000 and, at December 31, 2008, approximately 31% of such properties were owner-occupied.

Residential (including multi-family):
Includes single and multi family residential loans held for permanent portfolio and home equity lines of credit.

Construction, land development and other land:
Includes loans made to finance land development for new or existing structures, vacant land and agricultural land.

Commercial and other business-purpose loans:
Includes a range of loans to sole proprietorships, partnerships, corporations and other business enterprises and also to individuals for commercial, industrial and professional purposes but not for investment or personal expenditure purposes.

Consumer:
Includes a broad range of installment credit products, secured by automobiles, watercraft, etc., with typical consumer credit risks.

Other:
Includes loans to finance agricultural production, obligations of states and political subdivisions in the US and nonprofit organizations.

All loans are subject to underwriting procedures commensurate with the loan size, nature of collateral, industry trends, risks and experience factors.
Appropriate collateral is required for most loans, as is documented evidence of debt repayment sources.

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LOAN PORTFOLIO AND SUMMARY OF OTHER REAL ESTATE OWNED (TABLE D - CONTINUED)
MICHIGAN COMMERCE BANK

The aggregate amount of nonperforming portfolio loans is summarized below as of December 31 (in $1,000s). Nonperforming loans are comprised of (a) loans accounted for on a nonaccrual basis and (b) loans contractually past due 90 days or more as to principal and interest payments (but not included in nonaccrual loans in (a) above) and consist primarily of commercial real estate loans. See Note C of the Notes to Financial Statements for additional information regarding nonperforming loans.

	2008	2007	2006	2005	2004
Nonperforming loans:
Nonaccrual loans:
Loans secured by real estate:
Commercial	$19,845	$11,569	$5,934	$4,352	$4,187
Residential (including multi-family)	11,736	7,167	5,207	4,566	6,541
Construction, land development and
other land	23,741	14,517	4,421	2,207	1,553
Total loans secured by real estate	55,322	33,253	15,562	11,125	12,281
Commercial and other business-purpose loans	5,508	2,632	4,215	2,307	5,506
Consumer	73	45	157	161	101
Other	--	33	--	--	--
Total nonaccrual loans	60,903	35,963	19,934	13,593	17,888

Past due (> 90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	938	34	1,380	318	906
Residential (including multi-family)	345	563	384	1,405	2,726
Construction, land development and
other land	589	419	1,052	10	80
Total loans secured by real estate	1,872	1,016	2,816	1,733	3,712
Commercial and other business-purpose loans	308	712	891	268	191
Consumer	9	--	5	35	96
Other	--	--	--	137	170
Total past due loans	2,189	1,728	3,712	2,173	4,169

Total nonperforming loans	$63,092	$37,691	$23,646	$15,766	$22,057

Nonperforming loans as a percentage
of total portfolio loans	5.60%	3.12%	2.07%	1.43%	1.98%

Nonperforming loans as a percentage
of total assets	4.95%	2.92%	1.91%	1.32%	1.81%

Allowance for loan losses as a
percentage of nonperforming loans	47.96%	49.67%	71.34%	105.10%	70.41%

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan classifications. At inception, all loans are individually assigned a classification which grades the credits on a risk basis, based on the type and discounted value of collateral, financial strength of the borrower and guarantors and other factors such as nature of the borrower's business climate, local economic conditions and other subjective factors.
The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate. In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management and development of specific remedial action plans.

At December 31, 2008, potential problem loans (which includes nonperforming loans) approximated $168 million or about 14.9% of total consolidated portfolio loans. Monitoring such totals and the loans identified therein are an important part of management's ongoing and proactive loan review activities which are designed to early-identify loans which warrant close monitoring at the bank. During 2008, the amount of potential problem loans increased significantly as management downgraded many credit relationships in response to the impact of the recessionary environment and also as a result of growth in nonpeforming loans. It is important to note that these potential problem loans do not necessarily have significant loss exposure
(nor are they necessarily deemed 'impaired'), but rather are identified by management in this manner to aid in loan administration and risk management.
These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

The table below summarizes activity in other real estate owned (in $1,000s) for the year ended December 31:

	2008	2007	2006	2005	2004

Other real estate owned at January 1	$6,902	$5,532	$3,311	$2,757	$1,988

Properties acquired in restructure of loans
or in lieu of foreclosure	18,617	6,545	4,316	4,267	2,679

Properties sold	(3,333)	(5,090)	(1,883)	(3,146)	(1,301)

Payments received from tenants, credited
to carrying amount	(1,554)	(80)	-	-	(543)

Other changes, net (principally fair value
adjustments)	(1,963)	(5)	(212)	(567)	(66)

Other real estate owned at December 31	$18,669	$6,902	$5,532	$3,311	$2,757

Other real estate owned is valued at estimated fair value (net of estimated selling cost) at the date of transfer/acquisition. Management performs a periodic analysis of estimated fair values to determine potential impairment of other real estate owned.

SUMMARY OF LOAN LOSS EXPERIENCE (TABLE E)
MICHIGAN COMMERCE BANK

The table below summarizes changes in the allowance for loan losses and related portfolio data and ratios for the year ended December 31
(in $1,000s):

	2008	2007	2006	2005	2004

Allowance for loan losses at January 1	$18,721	$16,869	$16,570	$15,531	$13,520

Loans charged off:
Loans secured by real estate:
Commercial	(5,405)	(1,861)	(871)	(1,114)	(638)
Residential (including multi-family)	(4,671)	(1,833)	(1,346)	(1,685)	(834)
Construction, land development and
other land	(5,839)	(680)	(772)	(267)	(646)
Total loans secured by real estate	(15,915)	(4,374)	(2,989)	(3,066)	(2,118)
Commercial and other business-purpose loans	(4,118)	(3,658)	(1,707)	(2,794)	(3,515)
Consumer	(132)	(283)	(180)	(261)	(179)
Other	(43)	--	(121)	--	--
Total charge-offs	(20,208)	(8,315)	(4,997)	(6,121)	(5,812)

Recoveries:
Loans secured by real estate:
Commercial	907	65	53	96	66
Residential (including multi-family)	253	145	114	207	53
Construction, land development and
other land	311	13	--	--	--
Total loans secured by real estate	1,471	223	167	303	119
Commercial and other business-purpose loans	183	780	317	285	311
Consumer	51	73	64	66	39
Other	--	7	--	--	--
Total recoveries	1,705	1,083	548	654	469
Net charge-offs	(18,503)	(7,232)	(4,449)	(5,467)	(5,343)
Additions to allowance charged to expense	30,040	9,084	4,748	6,506	7,354

Allowance for loan losses at December 31	$30,258	$18,721	$16,869	$16,570	$15,531

Total portfolio loans outstanding at December 31	$1,127,348	$1,208,545	$1,143,853	$1,105,795	$1,112,706
Ratio of allowance for loan losses to
portfolio loans outstanding	2.68%	1.55%	1.47%	1.50%	1.40%

Average total portfolio loans for the year	$1,181,433	$1,174,703	$1,117,943	$1,117,219	$1,049,267
Ratio of net charge-offs to average
portfolio loans outstanding	1.57%	0.62%	0.40%	0.49%	0.51%

See Management's Discussion and Analysis of Financial Condition and Results of Operations in Annex A to this information section, for additional information regarding the allowance for loan losses and description of factors which influence management's judgment in determining the amount of the allowance for loan losses at the balance-sheet date.

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SUMMARY OF LOAN LOSS EXPERIENCE (TABLE E - CONTINUED)
MICHIGAN COMMERCE BANK

The amounts of the allowance for loan losses allocated in the following table (in $1,000s), as of December 31, are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	2008		2007		2006		2005		2004
		Percentage		Percentage		Percentage		Percentage		Percentage
	Amount	of Loans	Amount	of Loans	Amount	of Loans	Amount	of Loans	Amount	of Loans

Loans secured by real estate:
Commercial	$11,752	1.04%	$6,564	0.54%	$5,947	0.52%	$9,567	0.87%	$8,896	0.80%
Residential (including multi-family)	6,631	0.59%	4,167	0.34%	3,341	0.29%	897	0.08%	749	0.07%
Construction, land development and
other land	5,898	0.52%	3,142	0.26%	2,518	0.22%	406	0.04%	415	0.04%
Total loans secured by real estate	24,281	2.15%	13,873	1.14%	11,806	1.03%	10,870	0.99%	10,060	0.91%

Commercial and other business-purpose
loans	5,694	0.51%	4,575	0.38%	4,784	0.42%	5,431	0.49%	5,244	0.47%
Consumer	212	0.02%	178	0.02%	205	0.02%	259	0.02%	219	0.02%
Other	71		95		74		10		8

Total allowance for loan losses	$30,258	2.68%	$18,721	1.55%	$16,869	1.47%	$16,570	1.50%	$15,531	1.40%

Total portfolio loans outstanding	$1,127,348		$1,208,545		$1,143,853		$1,105,795		$1,112,706

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AVERAGE DEPOSITS (TABLE F)
MICHIGAN COMMERCE BANK

The table below summarizes the average balances of deposits (in $1,000s) and the average rates of interest for the years ended December 31:

	2008		2007		2006
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate

Noninterest-bearing demand deposits	$120,932		$122,820		$126,701
Savings deposits	21,736	1.13%	22,308	1.56%	21,751	2.43%
Time deposits under $100,000	229,463	4.32%	195,415	4.87%	192,162	4.13%
Time deposits $100,000 and over	423,770	4.04%	417,917	5.10%	389,063	4.49%
Other interest-bearing deposits	281,661	1.84%	295,060	3.38%	294,377	3.06%

Total deposits	$1,077,562		$1,053,520		$1,024,054

The table below shows the amount of time certificates of deposit issued in amounts of $100,000 or more, by time remaining until maturity, which were outstanding at December 31, 2008 (in $1,000s):

Three months or less	$160,226
Over three months to six months	87,902
Over six months to twelve months	109,681
Over 12 months	82,202

Total	$440,011

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FINANCIAL RATIOS (TABLE G)
MICHIGAN COMMERCE BANK

	Year Ended December 31
	2008	2007	2006

Net income as a percentage of:
Average stockholders' equity	N/A	5.66%	11.71%
Average total assets	N/A	0.48%	1.01%

Capital ratio -- Average stockholders' equity as a
percentage of average total assets	8.50%	8.46%	8.65%

N/A - Not applicable

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding individuals who are expected to serve as MCBL’s directors and executive officers following the spin-off, including their anticipated positions with MCBL following the spin-off.

MCBL and Capitol are in the process of appointing or hiring the individuals they expect to be the remaining members of MCBL’s executive management team. After the spin-off, none of these individuals will continue to be employees of Capitol.

MCBL and Capitol are also in the process of identifying those individuals who, in addition to Mr. Reid and Mr. Smythe, MCBL expects to be members of its Board. MCBL plans to select its director nominees with the assistance of and in consultation with Capitol while MCBL is a wholly-owned subsidiary of Capitol. The nominees will be presented to MCBL’s sole shareholder, Capitol, for election effective as of the distribution date.  MCBL’s new directors will be elected for terms of up to 3 years, as described in more detail under “—Board of Directors” below.

Name	Age	Positions
Joseph D. Reid	66	Director and Non-Executive Chairman
John C. Smythe	63	Director, President and CEO
Joseph D. Reid, III	34	Executive Vice President
Jeffrey D. Saunders	42	Chief Financial Officer

Executive Officers

Information about each person who will serve as an executive officer of MCBL immediately following the spin-off is set forth below.

Mr. Reid is the Chairman of the Board and CEO and founder of Capitol. He served as Chairman and CEO of Sun Community Bancorp Limited, which was merged with and into Capitol.   Mr. Reid also serves as the Chairman of several of Capitol’s bank affiliates.  He has served as a Director of Capitol and/or its first bank affiliate since inception in 1982.

Mr. Smythe has been President and CEO of Michigan Commerce Bank since March 2009.  He previously served as president of Capitol’s Great Lakes Region and has served in varying capacities with Capitol and its flagship bank, Capitol National Bank, since shortly after the bank’s formation in 1982.

Mr. Saunders joined Capitol in 2007 as Chief Accounting Officer.  Prior to joining Capitol, he served as Senior Vice President and Chief Financial Officer of Republic Bank, which was later acquired by Citizens Bank.

Mr. Reid III currently serves as Chief of Bank Development of Capitol.  He joined Capitol in 1998 as Corporate Counsel, and was appointed Director of Bank Development in 2005.  He currently serves on the board of directors of Adams Dairy Bank, Community Bank of Lincoln and Summit Bank of Kansas City, all affiliates of Capitol.

Board of Directors

MCBL’s Bylaws provide that MCBL’s Board will have a minimum of three members and that the number of members of MCBL’s Board will be fixed by a majority vote of MCBL’s Board.  MCBL’s Amended and Restated Articles of Incorporation and MCBL’s Bylaws provide that MCBL’s Board will be divided into three classes. The term of the first class of directors expires at MCBL’s 2010 annual meeting of shareholders, the term of the second class of directors expires at MCBL’s 2011 annual meeting of shareholders and the term of the third class of directors expires at MCBL’s 2012 annual meeting of shareholders.  At each of MCBL’s annual meetings of shareholders, the successors of the class of directors whose term expires at that meeting of shareholders will be elected for a three year term, one class being elected each year by MCBL’s shareholders.  MCBL’s directors may be removed only for cause by a majority vote of shareholders.  MCBL’s directors may be removed without cause only by the affirmative vote of at least eighty percent (80%) of MCBL’s shareholders.  Any vacancies in MCBL’s Board caused by removal of a director may be filled at a meeting of shareholders.  Any vacancies in MCBL’s Board caused by death, resignation, removal of a director (that is not filled at a shareholder meeting) or otherwise, or by an increase in the number of directors by a majority vote of MCBL’s Board, will be filled by a majority vote of the directors then in office.  A significant majority of MCBL’s Board will consist of independent, non-management directors who meet the criteria for independence required by the NASDAQ Marketplace Rules.  Except for Mr. Smythe, MCBL does not expect that any of MCBL’s Board members will have been or will be an employee of MCBL.

Director Independence

A majority of the directors of MCBL’s Board must meet the criteria for independence established by MCBL’s Board in accordance with the NASDAQ Marketplace Rules.  Under these rules, a director will not qualify as independent unless MCBL’s Board affirmatively determines that the director has no material relationship with MCBL. MCBL’s Governance Committee (described in more detail under “—Governance Committee” below) will recommend, and MCBL’s Board will adopt, a set of categorical standards (the “Categorical Independence Standards”) to assist MCBL’s Board in making independence determinations. These Categorical Independence Standards will be available in the future on MCBL’s web site at www.michigancommercebancorp.com, in the Investor Relations section, under the heading “Governance.”

Committees of MCBL Board

MCBL’s Board will establish the following three standing committees to assist it with its responsibilities: Audit, Compensation and Governance. All members of the Audit, Compensation and Governance Committees will meet the criteria for independence as established by the NASDAQ Marketplace Rules, the Sarbanes-Oxley Act of 2002 and related SEC rules and regulations.  Each of the Committees is described in greater detail below. The Board will establish written charters for each of the Committees, which will be available on MCBL’s web site at www.michigancommercebancorp.com, in the Investor Relations section, under the heading “Corporate Governance.” Following the spin-off, any changes to the charters will be reflected on MCBL’s web site.

Executive Committee

MCBL expects to designate members of the Executive Committee of MCBL’s Board (the “Executive Committee”).  MCBL’s Executive Committee will report to MCBL’s Board.  MCBL’s Executive Committee will meet as needed in between dates of meetings of MCBL’s Board, to review and monitor current matters and operation performance of MCBL and with authority to act on matters which would otherwise be acted upon by MCBL’s board in its absence.

Audit Committee

MCBL expects to designate members of the Audit Committee of MCBL’s Board (the “Audit Committee”) on or prior to the spin-off.  MCBL’s Audit Committee will report to MCBL’s Board and will be responsible for overseeing and monitoring MCBL’s financial accounting and reporting process, the system of internal control over financial reporting established by management and MCBL’s audit process.  The Board will adopt a written charter for the Audit Committee which will conform to requirements under applicable law, SEC regulations and NASDAQ listing standards. The charter will set out the responsibilities, authority and specific duties of the Audit Committee. It will also specify the structure and membership requirements of the committee, as well as the relationship of the Audit Committee to MCBL’s independent registered public accounting firm, internal auditor and management. Specifically, the charter will require that the Audit Committee be comprised of at least three directors, all of whom must be independent under the NASDAQ Marketplace Rules, the Sarbanes-Oxley Act of 2002 and related SEC rules and regulations. In addition, each member of the Audit Committee will be financially literate within the meaning of NASDAQ listing standards, and at least one member will be an “audit committee financial expert,” as determined by MCBL’s Board in accordance with SEC rules.

The Audit Committee will oversee MCBL’s financial reporting process on behalf of MCBL’s Board. MCBL’s management has the primary responsibility for the preparation, presentation and integrity of MCBL’s financial statements and for MCBL’s reporting process, including its systems of internal control over financial reporting. BDO Seidman LLP (“BDO”) is MCBL’s independent registered public accounting firm, responsible for auditing MCBL’s annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by MCBL’s management and by BDO.

In fulfilling its oversight responsibilities, the Audit Committee will review, and meet and discuss with MCBL’s management and with BDO, MCBL’s audited financial statements (the “audited statements”).  The Audit Committee will also discuss with BDO the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Additionally, the Audit Committee will meet throughout the year with BDO, MCBL’s chief financial officer and MCBL’s internal auditor to discuss the results of their examinations and evaluations of MCBL’s internal control over financial reporting and of the overall quality, not just the acceptability, of MCBL’s financial reporting process. The meetings with BDO may occur both with and without members of management present. The meetings with the chief financial officer and the internal auditor may occur both with and without other members of management present.

The Audit Committee will receive from BDO the written disclosure and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and discuss with BDO its independence from MCBL.  BDO will confirm in such letter that, in its professional judgment, it is independent of MCBL within the meaning of the federal securities laws. The Audit Committee will consider whether provision of the non-audit services rendered by BDO during MCBL’s most recent fiscal year is compatible with maintaining the independence of such auditors.

Compensation Committee

MCBL expects to designate members of the Compensation Committee of its Board (the “Compensation Committee”) on or prior to the spin-off. MCBL’s Compensation Committee will consist of independent members of MCBL’s Board, and will meet at scheduled times during the year. Its purpose will be to assist MCBL’s Board in fulfilling its responsibility to maximize long-term return to shareholders by ensuring that directors and employees are compensated according to MCBL’s compensation philosophies, objectives and policies. The Compensation Committee’s responsibilities will be explicitly set forth within the terms of its charter, and will be reviewed by MCBL’s Board at least once a year. The charter will set out the responsibilities, authority and specific duties of the Compensation Committee. It will also specify the structure and membership requirements for the Compensation Committee.

Governance Committee

MCBL expects to designate members of the Governance Committee of MCBL’s Board (the “Governance Committee”) on or prior to the spin-off.  MCBL’s Governance Committee will be responsible for proposing qualified candidates to MCBL’s Board.  In considering candidates for nomination to MCBL’s Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds and the highest integrity. Prospective directors should also be able and willing to devote significant attention to MCBL’s needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings.

The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement of a director or those arising out of changes in MCBL’s business focus, MCBL’s industry or the regulatory environment.

The Governance Committee will look to its members and to other directors for recommendations for new directors. It may also retain a search firm and will consider individuals recommended by shareholders. Shareholders should submit their recommendation as outlined under “—Shareholder and Interested Party Communications.” If a vacancy on MCBL’s Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as other standards deemed relevant. Following its evaluation of all proposed nominees and consultation with MCBL’s chief executive officer, the Governance Committee will recommend to MCBL’s Board the individual(s) it considers most qualified to be nominated to run for election to MCBL’s Board. The Board will make the final determination as to the individual(s) who will be nominated to run for election.

Board Committee Independence

MCBL’s Board will limit membership of the Audit Committee, Compensation Committee and Governance Committee to independent, nonmanagement directors. Members of these three committees must also meet certain other independence standards, including those of the NASDAQ Marketplace Rules. The Audit, Compensation and Governance Committees have authority to retain advisors to help fulfill their responsibilities.

CORPORATE GOVERNANCE

Following the spin-off, MCBL will initially observe corporate governance practices and principal governance documents substantially the same as those currently adopted by Capitol. MCBL’s principal governance documents will be as follows:

•	Corporate Governance Principles.

Board committee charters:

Audit Committee charter,

Compensation Committee charter, and

Governance Committee charter.

•	Code of Conduct.

MCBL’s Board will be responsible for providing effective governance over MCBL’s affairs. MCBL’s corporate governance practices will be designed to align the interests of MCBL’s Board and management with those of MCBL’s shareholders and to promote honesty and integrity. More information about MCBL’s corporate governance will be available in the future on MCBL’s web site at www.michigancommercebancorp.com, in the Investor Relations section, under the heading “Corporate Governance.”

MCBL’s Board plans to adopt Corporate Governance Principles (the “Corporate Governance Principles”), which will outline MCBL’s corporate governance policies and procedures. These principles, which will embody many of MCBL’s long-standing practices and incorporate MCBL’s current corporate governance best practices, will be available on the MCBL web site identified above. Copies may also be obtained by contacting MCBL’s Corporate Secretary at the address listed under “—Corporate Information and Structure.”

Executive Sessions of MCBL’s Board

As will be provided in the Corporate Governance Principles, MCBL’s nonmanagement directors will meet in executive session at each regular Board meeting.

Board Attendance and Annual Meeting Policy

As will be provided in its Corporate Governance Principles, MCBL’s directors will be expected to attend MCBL’s annual meetings of shareholders, Board meetings and meetings of the committees on which they serve. Each of MCBL’s directors will be expected to attend at least 75% of the meetings of MCBL’s Board and committees on which he or she serves.

Code of Conduct

MCBL’s Board will adopt a written Code of Conduct which applies to all of MCBL’s directors, officers and employees, including MCBL’s principal executive officer, principal financial officer and principal accounting officer. MCBL is committed to the highest standards of ethical and professional conduct and the Code of Conduct will provide guidance on how to uphold these standards. The Code of Conduct will be available in the future on MCBL’s web site at www.michigancommercebancorp.com, in the Investor Relations section, under the heading “Governance.” MCBL intends to post any amendments to, or waivers of, the Code of Conduct applicable to

MCBL’s principal executive officer, principal financial officer or principal accounting officer on MCBL’s web site. You may request a printed copy of the Code of Conduct by writing to the Corporate Secretary at the address listed under “—Corporate Information and Structure.”

Policy Regarding Transactions with Related Persons

MCBL’s Board of Directors is expected to adopt a written related person transaction policy (the “Related Person Policy”).

The Related Person policy will require the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which MCBL is a participant and any related person has a direct or indirect material interest. Related persons include MCBL’s directors, nominees for election as a director, persons controlling over 5% of MCBL’s common stock and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the company.

If advance Audit Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations.

Transactions with Related Persons

After the distribution, MCBL will be an independent publicly-traded company. For a discussion of transactions and arrangements between Capitol and MCBL, see “MCBL’s Relationship With Capitol After the Spin-Off.”  MCBL does not believe that there will be any related person transactions between Capitol and MCBL following the distribution date to which Capitol would be deemed a “related person” (as defined in Item 404 of Regulation S-K) of MCBL, except as described below.

Following the spin-off, it is expected that Capitol will retain 279,331 shares of MCBL’s common stock, which will represent 4.9% of MCBL’s issued and outstanding shares of common stock.

In the ordinary course of business, MCBL’s bank subsidiaries make loans to officers and directors of the banks including their immediate families and companies in which they are principal owners.  At December 31, 2008, total loans to these persons approximated $23 million at MCB.  Such loans, when made are at the banks’ normal credit terms including interest rates and collateral as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectability or present other unfavorable terms.

Such officers and directors (and their associates, family and/or affiliates) are also depositors of MCB and those deposits, as of December 31, 2008, approximated $10 million.  Such deposits are similarly made at MCB’s normal terms as to interest rate, term and deposit insurance.

MCB has purchased certain data processing and management services from Capitol.  Amounts paid for such services approximated $6.8 million in 2008.

Shareholder and Interested Party Communications

A copy of MCBL’s Bylaws may be obtained from MCBL’s Corporate Secretary by e-mail to ______________or by mail to:

Michigan Commerce Bancorp Limited
Corporate Secretary
222 North Washington Square, Suite One
Lansing, Michigan 48933
Telephone: 517-374-5333

Shareholders and other interested parties who wish to communicate with director(s), committee(s), the presiding director at meetings of MCBL’s nonmanagement directors, MCBL’s non-management directors as a group or MCBL’s entire Board, should send such communication to the relevant director, committee, or group of directors in care of the Corporate Secretary at the mailing address above, indicating the director, committee, or group of directors with which they wish to communicate. If shareholders or other interested parties making such communications want their identity to be kept confidential, they should so indicate in their letter or e-mail.  MCBL’s Corporate Secretary will promptly forward all communications to the designated director(s).

COMPENSATION OF EXECUTIVE OFFICERS

The following compensation discussion contains statements regarding future individual and MCBL’s performance targets and goals. These targets and goals are disclosed in the limited context of the discussion below regarding the compensation of MCBL’s executive officers in this Information Statement and should not be interpreted, or relied upon as statements of MCBL’s expectations or estimates of results or other guidance. MCBL specifically cautions its shareholders not to apply these statements to other contexts.

Compensation Discussion and Analysis

Overview

The prior compensation actions and decisions made in respect to executives of MCBL have been made within the context of the framework of the Capitol compensation program. Accordingly, the practices and objectives that applied to MCBL’s executives in 2008 while at Capitol are likely to be modified to reflect both differences in competitive practices for asset management companies, MCBL’s existence as an independent publicly traded company and the differences in the nature of MCBL’s business from that of Capitol.

To date, MCBL has identified Messrs. John C. Smythe, Jeffrey D. Saunders and Joseph D. Reid III as MCBL’s named executive officers. Joseph D. Reid is a non-executive Chairman and not a named executive officer of MCBL.  Mr. Reid’s compensation is disclosed below under Compensation of Directors.  None of MCBL’s named executive officers were named executive officers of Capitol prior to the spin-off.  The above mentioned executive officers of MCBL were employees of Capitol prior to the spin-off, but provided services to Capitol and its other affiliates that were not the same type of services that such executive officers will render to MCBL.  MCBL is in the process of appointing or hiring the individuals its expects to be the remaining members of MCBL’s executive management team some of whom may also constitute named executive officers.

The following discussion describes the expected objectives of the compensation programs MCBL intends to implement following the distribution. It is expected that the combination of base salary, annual incentives and long-term incentives that MCBL intends to provide to its executives will be designed to be competitive with those of comparable companies and to align executive performance with the interests of its shareholders.

The primary objectives of MCBL’s Compensation Committee in establishing and maintaining MCBL’s executive compensation programs will be to:

•	attract and retain the best possible executive talent;

•	motivate MCBL’s executive officers to enhance its growth and profitability;

•
reward the executive officers for their contribution to MCBL’s growth, profitability and increased shareholder value through the recognition of individual leadership, initiatives, achievements and other contributions; and

•	increase long-term shareholder value.

The Compensation Committee will determine appropriate short-term and long-term compensation and incentives, in the form of cash and equity, that will motivate and reward the accomplishment of individual and corporate objectives and which will align executive officer compensation with creation of shareholder value. To achieve these objectives, MCBL expects that the Compensation Committee will adopt and implement a compensation plan that bases a substantial portion of its executive officers’ compensation on MCBL’s operational performance, including asset growth, asset quality, operating results, return on assets, return on equity, total shareholder return and the effective execution of MCBL’s growth and expansion strategy.

Formulating and Setting Executive Compensation

The Compensation Committee will be responsible for formulating, evaluating and determining the compensation, including the award of equity compensation, for MCBL’s directors and executive officers, including MCBL’s President and Chief Executive Officer. The Compensation Committee will also assist MCBL’s full Board in establishing and administering appropriate incentive compensation and equity-based plans.

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation provided by comparable companies. The Compensation Committee will periodically review the compensation practices at companies with which it competes for talent. Industry compensation information will be obtained from several sources including the annual Michigan Bankers Association Compensation & Benefits Survey, Crowe Midwest Region Financial Industry Compensation Survey, and Watson & Wyatt Survey Report on Financial Institution Corporate Benchmark Positions.

The Compensation Committee will not likely attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Instead, the Compensation Committee will use market comparisons as one factor in making compensation decisions. Other factors to be considered when making individual executive compensation decisions will include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Establishment of Management Business Objectives and Annual Performance Evaluations

MCBL expects that the Compensation Committee will implement an annual management performance program for the purpose of establishing annual performance objectives for MCBL’s executives to align their performance with the overall goals and objectives for MCBL. This process is expected to commence in the fourth quarter of each fiscal year with each executive officer meeting with MCBL’s President and Chief Executive Officer to establish annual management business objectives (“MBOs”), for the ensuing fiscal year. After review and discussion, MCBL’s President and Chief Executive Officer will finalize the executive officer’s MBOs for the ensuing fiscal year. Similarly, MCBL’s President and Chief Executive Officer will meet with the Compensation Committee at the end of each fiscal year to establish his MBOs for the ensuing fiscal year which, after review and discussion, will be finalized by the Compensation Committee.

At the end of the ensuing fiscal year, each executive’s performance for the fiscal year will be reviewed, including an assessment by management and the Compensation Committee of the achievement of the previously established MBOs. At this time, MCBL’s President and Chief Executive Officer will recommend an incentive bonus amount and salary adjustment for the executive officers. The Compensation Committee, after further review and discussion with MCBL’s President and Chief Executive Officer, will then determine the annual bonus for the concluding fiscal year and base salary amount for the ensuing fiscal year for the executive officers. In September and February of each year, MCBL’s President and Chief Executive Officer will make recommendations to the Compensation Committee for equity-based awards based on the performance of the executive officers to date, including progress on accomplishing MBOs, which will be granted within the discretion of the Compensation

Committee. In the case of MCBL’s President and Chief Executive Officer, the Compensation Committee will make its review and determination without any recommendations from MCBL’s President and Chief Executive Officer, who will not be present in any meetings of the Compensation Committee at which his compensation is being reviewed and discussed.

Expected Role of Management in MCBL’s Compensation Program

MCBL anticipates that management, including MCBL’s President and Chief Executive Officer, will support the Compensation Committee, attend portions of its meetings upon request, and perform various administrative functions at its request. MCBL’s President and Chief Executive Officer will provide input to the Compensation Committee on the effectiveness of MCBL’s compensation program and make specific recommendations as to the base salary amounts, annual bonus amounts and equity grants for the executive officers, other than for himself. Except for MCBL’s President and Chief Executive Officer, no executive officer will be present when the Compensation Committee discusses and determines the salary and bonus amounts and equity compensation to be awarded to the executive officers. MCBL’s President and Chief Executive Officer will excuse himself from all meetings, and will not be present, where matters pertaining to his compensation are discussed and determined by the Compensation Committee.

Elements of MCBL’s Compensation Program

MCBL intends for the compensation program for MCBL’s executive officers to consist principally of base salary, an annual performance-based incentive program, long-term compensation in the form of stock incentive programs, and certain severance and termination benefits. MCBL believes that these elements strike an appropriate balance that will incentivize and reward MCBL’s executive officers for ongoing, short-term and long-term performance. An annual base salary will provide the foundation of MCBL’s compensation program and ensure that the executive officer is being paid ongoing compensation which allows MCBL to attract and retain high-quality talent. The annual incentive bonus will form an important part of MCBL’s compensation strategy by providing an incentive to reward short-term performance as measured by management objectives given to the executive officers. Stock option awards and other stock-based awards will also form an important part of MCBL’s compensation strategy. These equity grants will reward MCBL’s executive officers for MCBL’s long-term performance, and help to ensure that MCBL’s executive officers have a stake in MCBL’s long-term success by providing an incentive to improve MCBL’s overall growth and value as measured by MCBL’s stock price. This will align the executive officer’s interests with shareholders’ long-term interests. Finally, MCBL intends to enter into employment agreements with each of MCBL’s executive officers to provide certain severance and termination benefits following a change in control to ensure MCBL’s executive officers are motivated to stay with MCBL during periods of uncertainty.

Base Salary

The Compensation Committee will aim to set base salaries at levels that are competitive with those paid to senior executives at companies included in the sources the Compensation Committee reviews (as discussed above). The establishment of base salaries at a competitive level will allow MCBL to attract and retain the executive talent required to lead MCBL, since it competes with a large number of financial institutions for executive talent. MCBL believes that the base salaries for MCBL’s executive officers should generally be at about the 50th percentile range of salaries for executives in similar positions and with similar responsibilities in comparable companies in MCBL’s industry as represented in the compensation data MCBL will utilize; however, when deemed appropriate MCBL may elect to set base salaries above the 50th percentile based on various factors, including: the executive’s particular background, training and relevant work experience; the executive’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data that the Compensation Committee utilizes; the demand for individuals with the executive’s specific talents and expertise and MCBL’s ability to attract and retain comparable talents; the performance goals and other expectations of the executive for the position; and the comparison to other executives within MCBL’s company having similar skills and experience levels and responsibilities. An executive’s base salary will also be evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with MCBL’s overall compensation philosophy. The base salaries of MCBL’s executive officers following the separation have not yet been determined, however, MCBL does not intend to downward-adjust current salaries of any of Capitol’s employees that join MCBL in connection with the separation.

MCBL intends to evaluate base salaries each year as part of MCBL’s management performance program, and establish each executive’s base salary for the ensuing year. In establishing base salaries, MCBL intends to assess the executive officer’s performance in each of the areas in which individual objectives are established, MCBL’s financial performance in the areas of responsibility of the executive officer, MCBL’s overall financial performance and other significant accomplishments and contributions of the executive officer. MCBL also will review and determine if there are any significant differences in the compensation of an executive officer compared to similar positions with comparable companies in MCBL’s industry as represented in the compensation data that MCBL utilizes. MCBL will adjust annual base salaries if it deems such an adjustment is warranted based on the performance and contribution of the executive officer, differences in comparable market salaries, changes in the scope of responsibilities of the executive officer or internal pay inequities.

Annual Performance-Based Incentive Compensation

MCBL intends to have an important part of MCBL’s compensation program for MCBL’s executive officers be an annual performance-based incentive award. The annual performance-based incentive award will be designed to enable MCBL to attract and retain executive level talent, as well as provide variable compensation to incentivize and reward executives for ongoing performance which provides a contemporaneous benefit to MCBL’s overall operations and success. It is anticipated that target award opportunities will be set generally at the market 50th percentile. The actual award amount may be above or below target and will be determined annually as part of MCBL’s management performance program. As a part of this review, MCBL will assess the executive officer’s performance, MCBL’s financial performance in the areas of responsibility of the executive officer, MCBL’s overall financial performance and other significant accomplishments and contributions of the executive officer. MCBL will also review and determine if there are any significant differences in the annual bonus of an executive officer compared to similar positions with comparable companies in MCBL’s industry as represented in the compensation data MCBL will utilize. MCBL may adjust annual bonuses if it deems such an adjustment is warranted based on the performance and contribution of the executive officer, differences in comparable market data, significant accomplishments for the year, changes in the scope of responsibilities of the executive officer or internal pay inequities. The actual bonus amount awarded each year will be at the discretion of the Compensation Committee.

Stock Incentive Programs

MCBL believes that stock incentive programs directly link the amounts earned by executive officers with the amount of appreciation realized by MCBL’s shareholders. Stock-based awards also serve as a critical retention incentive. MCBL’s stock incentive programs will be structured to encourage MCBL’s executive officers and key employees to continue in MCBL’s employ and motivate performance that will meet the long-term expectations of MCBL’s shareholders. In determining the size of any option or other equity-based award, the Compensation Committee will consider the individual’s position, past performance and potential, the desired retention incentive and market practices and levels.

MCBL anticipates that in connection with the completion of the separation, the Compensation Committee will grant restricted stock to MCBL’s executive officers that will vest in four equal annual installments. In addition, MCBL expects that the Compensation Committee will consider and make annual grants of equity-based awards to executive officers and other employees coinciding with annual performance reviews, as well as initial awards to new employees upon the commencement of employment. The amount and combination of equity grants, as well as the vesting period, will be determined by the Compensation Committee with the intention of providing performance incentive and retention.

MCBL intends that the annual aggregate value of these awards will generally be set at about the 75th percentile range of aggregate value of awards for executives in similar positions and with similar responsibilities in comparable companies in MCBL’s industry as represented in the compensation data MCBL utilizes; however, when deemed appropriate due to inadequate market data and/or in the case of outstanding performance, MCBL may award equity compensation above the 75th percentile. In determining the number of stock options or shares awarded, MCBL plans to take into consideration the total number of MCBL’s outstanding shares of common stock, the relative dilution to shareholders, issued equity overhang and total equity overhang. Individual equity awards will be based on individual accomplishments of each executive as measured by performance and achievement of individual objectives. MCBL expects the Compensation Committee to grant equity awards primarily to reward performance but also to retain officers and provide incentives for future performance. The size of grants is expected to increase as the rank of the executive officer increases. In determining the amount of equity to be awarded, the Compensation

Committee will consider various factors, including, MCBL’s financial and operating performance for the applicable period; the executive officer’s contribution to MCBL’s performance; the anticipated contribution of the executive officer to MCBL’s future performance; a review of compensation for comparable positions in MCBL’s peer group from MCBL’s benchmarking studies; and the total compensation of the executive officer and the anticipated retentive effect of the grant of additional awards.

MCBL Stock Plan

To implement MCBL’s stock incentive program, MCBL intends to adopt a stock plan that will be effective upon completion of the distribution as described in more detail under “—New Plan” below.

MCBL ESPP

MCBL also intends to adopt an employee stock purchase plan, or ESPP, meeting the requirements of Section 423 of the Code. All of MCBL’s eligible employees, including MCBL’s executive officers, who choose to participate in MCBL’s ESPP will have deductions made by MCBL from their compensation to purchase MCBL’s common stock semi-annually at a purchase price equal to 95% of the reported last sale price of MCBL’s common stock on either the first or last day of each offering period, whichever is less.

Other Compensation

MCBL intends to provide various benefit programs to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Additionally, MCBL may provide other perquisites to new executive officers such as a signing bonus, relocation package or other related compensation as MCBL determines on a case by case basis.

Termination Based Compensation

MCBL recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of MCBL and its shareholders. Therefore, MCBL anticipates entering into employment agreements with each of MCBL’s executive officers to reinforce and encourage the continued employment and dedication of MCBL’s executive officers without distraction from the possibility of a change in control of the company and related events and circumstances. MCBL intends to have the terms of MCBL’s retention agreement consistent with those maintained by others in MCBL’s industry and therefore be important for attracting and retaining key employees who are critical to MCBL’s long-term success. The potential benefits provided under the retention agreements will be in addition to the current compensation arrangements MCBL plans to have with MCBL’s executive officers.

Treatment of Capitol Equity Awards Held by MCBL’s Employees

In recent years, employees of Capitol (including certain of its executive officers) have been eligible to participate in Capitol’s 2003 Stock Plan and Capitol’s 2007 Equity Incentive Plan. Under these plans, Capitol’s Compensation Committee granted certain stock-based awards, including shares of restricted stock and stock options to employees who are remaining with Capitol (“Remaining Employees”) and employees who are transferring to MCBL (“Transferring Employees”).  The outstanding stock-based awards held by Remaining Employees and Transferring Employees at the time of the spin-off will be treated as set forth below. The expected equity ownership of MCBL’s named executive officers after the spin-off is described in “Management — Security Ownership of Executive Officers and Directors.” The equity ownership of MCBL’s other employees is expected to be less than 1% in the aggregate of MCBL’s outstanding shares of MCBL’s common stock after the spin-off.

Restricted Stock

Capitol’s restricted stock held by Remaining Employees will remain unchanged by the spin-off and will continue to be subject to the vesting schedule and other terms of such awards. Remaining Employees will receive a distribution in the spin-off of [          ] fully vested shares of MCBL’s common stock for each share of Capitol restricted stock they own on the record date (unless the terms of such restricted stock award provide otherwise).

Transferring Employees likewise will receive a distribution in the spin-off of [          ] fully vested shares of MCBL’s common stock for each share of Capitol’s restricted stock they own on the record date (unless the terms of such restricted stock award provide otherwise). The unvested portion of the restricted stock of Capitol they hold will thereafter be forfeited as a result of the termination of their employment with Capitol. However, such Transferring Employees will be granted replacement awards of MCBL’s restricted stock, with the number of such MCBL restricted stock equal to (x) the closing price of Capitol’s common stock on the date of the spin-off multiplied by the number of forfeited shares of Capitol’s restricted stock, divided by (y) the closing price of MCBL’s common stock on the date of the spin-off. Such replacement awards will be subject to a vesting schedule that corresponds to the remaining vesting schedule of the forfeited award on the date of the spin-off.

Stock Options

All stock options of Capitol outstanding at the time of the spin-off will remain stock options to purchase Capitol’s common stock, subject to the terms of the grant of such options, but Capitol’s Compensation Committee will adjust the number of shares subject to, and the exercise price of, each stock option using a formula designed to preserve the intrinsic value of each option to the holder (if any), taking into account any change in the value of shares of Capitol’s common stock resulting from the spin-off.

This formula requires adjustments to the exercise price and number of underlying option shares such that for each option:

•
on a share-by-share comparison, the pre-spin-off ratio of the exercise price to the fair market value of  Capitol’s shares subject to the option immediately before the spin-off will be equal to the post-spin-off ratio of the exercise price to the fair market value of Capitol’s shares subject to the option immediately after the spin-off, and

•
the pre-spin-off positive spread (if any), defined as the difference between the aggregate fair market value of the Capitol shares subject to the option immediately before the spin-off and the aggregate exercise price, will be equal to the post-spin-off spread, defined as the difference between the aggregate fair market value of the Capitol shares subject to the option immediately after the spin-off over the aggregate exercise price.

With respect to Transferring Employees, all such options are already vested. Options awards held by Transferring Employees will expire according to the terms of the grant of such options because the Transferring Employees are terminating their employment with Capitol. The option grants generally provide that expiration will occur 60 days after termination of employment with Capitol. The MCBL Board of Directors may, in its discretion, make new or replacement awards with respect to such forfeited options.

Historical Compensation of MCBL’s Executive Officers Prior to the Distribution under Capitol

The following tables contain information about the compensation earned by John C. Smythe, Jeffrey D. Saunders and Joseph D. Reid III for services in all capacities to Capitol and its subsidiaries during the fiscal year ended December 31, 2008. All references in the following tables to stock options relate to awards granted by Capitol to purchase shares of Capitol common stock. The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by Capitol and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by MCBL’s Compensation Committee.

Summary Compensation Table

Name and Principal Position under Capitol	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
John C. Smythe	2008	$216,548	- -	- -	$17,400[1]	$233,948
CEO and President, Michigan Commerce Bank

Jeffrey D. Saunders	2008	$168,077	- -	- -	$13,394[2]	$181,471
Chief Accounting Officer, Capitol Bancorp Limited

Joseph D. Reid, III*	2008	$215,115	- -	- -	$14,797[3]	$229,912
Chief of Bank Development, Capitol Bancorp Limited

(1)	Includes $6,600 contributed to Capitol’s 401(k) Plan and a $10,800 car allowance.
(2)	Includes $4,994 contributed to Capitol’s 401(k) Plan and a $8,400 car allowance.
(3)	Includes $6,397 contributed to Capitol’s 401(k) Plan and a $8,400 car allowance.
*	Mr. Reid III’s salary was reduced to $185,400 effective January 1, 2009 as part of a voluntary salary reduction plan implemented by Capitol.

2008 Fiscal Year Grants of Plan-Based Awards

No incentive grants of equity awards were made by Capitol during the fiscal year ended December 31, 2008 to the executive officers named in the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Capitol has entered into a standard form of employment agreement with no defined term with each of the executive officers named in the Summary Compensation Table. Pursuant to each of these agreements, [described terms of the employment agreements]. Each employment agreement also provides that the employee will not disclose confidential information of Capitol during and after employment and will not compete with Capitol during the term of employment.

In connection with the separation, Capitol’s employment agreements with these executive officers will be terminated.  MCBL intends to enter into a standard form of employment agreement with each of its executive officers. Pursuant to each of these agreements, either party will be able to terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement will also provide that the employee will not disclose confidential information of MCBL during and after employment and will not compete with MCBL during the term of employment.  Capitol has also entered into Employment Agreements with Messers. Smythe, Saunders and Reid under which they are entitled to certain benefits upon a change in control.

2008 Fiscal Year Bonuses and Stock Option Awards

No bonuses or stock options were awarded for fiscal year 2008 for the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows grants of stock options and restricted stock outstanding on the last day of Capitol’s fiscal year ended December 31, 2008, to each of the executive officers named in the Summary Compensation Table. Capitol has not granted any stock options that are subject to performance conditions, nor has it granted any stock awards. See “Executive Compensation—Treatment of Outstanding Equity Awards in Connection with the Distribution” for details concerning the treatment of outstanding stock options to purchase Capitol common stock.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable*	Option Exercise Price	Option Expiration Date	Numbers of Shares Or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units Of Stock That Have Not Vested ($)
John C. Smythe	701	$20.89	12/31/09	7,000
	1,728	$27.05	3/22/10
	1,984	$30.21	5/16/11
Jeffrey D. Saunders	- -	- -	- -	1,000

Joseph D. Reid, III	192	$20.89	12/31/09
	5,000	$27.05	3/22/10
	5,000	$30.21	5/16/11

* Unvested options to purchase shares of Capitol’s common stock held by Messrs. Smythe and Reid III will accelerate upon a change of control in accordance with the Employment Agreements described below under “Potential Payments Upon Termination or Change-in-Control.”

2008 Fiscal Year Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase Capitol common stock and the vesting of restricted stock by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested 2008
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John Smythe	—	—	—	—
Jeff Saunders	—	—	—	—
Joseph D. Reid III	40	$269	—	—

Potential Payments Upon Termination or Change-in-Control

On ____________, 200__, Capitol entered into Employment Agreements with its executive officers, including Messrs. Smythe, Saunders and Reid III.

Under the terms of the Employment Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from Capitol for “Good Reason” within 24 months of a “Change in Control” (each as defined in the Employment Agreements), the executive officer will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation previously deferred; (ii) an amount equal to three times the executive’s highest annual base salary and three times the executive’s highest annual bonus at Capitol during the three-year period prior to the Change in Control; (iii) continued benefits for 36 months after the date of termination; (iv) outplacement services in an aggregate amount of up to $25,000; and (v) a gross-up payment with respect to any excise taxes or penalties due on account of any payments made to the executive under the Employment Agreement. If the employment of an executive officer is terminated by the executive officer for no reason, during the 90-day period beginning on the first anniversary of the “Change in Control Date” (as defined in the Employment Agreements), then the termination shall be deemed to be termination for Good Reason for all purposes of the Employment Agreement except that the payment of an amount equal to three times the executive’s highest annual base salary and bonus shall be reduced by one-half. In addition, upon the occurrence of a Change in Control, all of the executive’s stock options shall become fully vested, whether or not the executive is terminated. All payments under the agreement are to be made in a lump sum, in cash, six months following the date of termination of employment, unless earlier payment, in whole or in part, following the date of termination of employment is permitted under Section 409A of the Code.

Unless the terms of the Employment Agreements are either satisfied or expire on the date which is 24 months after a Change in Control, the Employment Agreements will continue in effect through December 31, 2015 and thereafter for one year terms unless Capitol provides notice of non-renewal at least 90 days prior to the end of each term. In connection with the separation, Capitol’s Employment Agreements with Messrs. Smythe, Saunders and Reid III will be terminated and, as discussed above, it is expected that MCBL will enter into employment agreements with each of MCBL’s executive officers following completion of the separation.

The following table summarizes the potential payments to Messrs. Smythe, Saunders and Reid III assuming the occurrence of the different triggers of Capitol’s Employment Agreements, as of the close of business on December 31, 2008, the last business day of Capitol’s most recently concluded fiscal year.

	Executive Benefits and Payments Upon Termination	Change in Control ($)	Change in Control and Involuntary Termination Without Cause or for Good Reason ($)	Change in Control and Voluntary Termination ($)
John C. Smythe	Base salary
Bonus
Stock option acceleration
Cobra benefits
Outplacement
Tax gross-up
Total

Jeffrey D. Saunders	Base salary
Bonus
Stock option acceleration
Cobra benefits
Outplacement
Tax gross-up
Total

Joseph D. Reid III	Base salary
Bonus
Stock option acceleration
Cobra benefits
Outplacement
Tax gross-up
Total

The following assumptions were used in creating the above table:

New Plan

In connection with the spin-off, and effective on the distribution date, MCBL will adopt the Michigan Commerce Bancorp Limited Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

Omnibus Incentive and Equity Plan

The purpose of the Omnibus Plan is to allow MCBL to incent and reward employees, non-employee directors and consultants by means of cash or shares of MCBL’s common stock. The following is a summary of the expected terms of the Omnibus Plan.

Common Stock Available for Awards. The maximum number of shares of MCBL’s common stock available for issuance under the Omnibus Plan will be ____ million shares. In the discretion of MCBL Compensation Committee, ____ million of these shares may be granted in the form of incentive stock options. If any shares covered by an award are cancelled, forfeited, terminated, expire unexercised or are settled through issuance of consideration other than shares of MCBL’s common stock (including, without limitation, cash), these shares will again become available for award under the Omnibus Plan.

Eligibility. Awards may be made under the Omnibus Plan to any employee of MCBL or its subsidiaries, any of MCBL’s non-employee directors or consultants. Because participation and the types of awards under the Omnibus Plan are subject to the discretion of MCBL’s Compensation Committee, the number of participants in the plan and the benefits or amounts that will be received by any participant or groups of participants are not currently determinable.

Administration. Effective as of the distribution date, MCBL’s Compensation Committee will administer the Omnibus Plan. Subject to the terms of the Omnibus Plan, the administrator of the plan may select participants to receive awards, determine the types of awards and the terms and conditions of awards, interpret provisions of the plan and make all factual and legal determinations regarding the plan and any award agreements.

Types of Awards. The Omnibus Plan will provide for grants of stock options (which may consist of incentive stock options or nonqualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by MCBL’s Compensation Committee, including, but not limited to, continuous service with MCBL and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

•
Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of MCBL’s common stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of MCBL’s common stock on the date of grant. The term of each stock option or stock appreciation right will be set by MCBL’s Compensation Committee and may not exceed ten years from the date of grant. MCBL’s Compensation Committee will determine the date each stock option or stock appreciation right may be exercised and the period of time, if any, after retirement, death, disability or other termination of employment during which stock options or stock appreciation rights may be exercised. In general, a grantee may pay the exercise price of an option in cash or shares of common stock.

•
Stock Awards. The Omnibus Plan permits the granting of stock awards. Stock awards that are not performance awards will generally be restricted for a minimum period of three years from the date of grant based on a graded vesting schedule; provided, however, that MCBL’s Compensation Committee may provide for cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events.

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Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards will be subject to the satisfaction of specified performance criteria; provided, however, that MCBL’s Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change in control or other specified events. MCBL’s Compensation Committee will determine the terms, conditions and limitations applicable to the performance awards and set the performance goals in its discretion. The performance goals will determine the value and amount of performance awards that will be paid to participants and the portion of an award that may be exercised to the extent such performance goals are met. Performance awards may be designed by MCBL’s Compensation Committee to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), such as for awards for MCBL’s executive officers. For purposes of Section 162(m), performance goals will be designated by MCBL’s Compensation Committee and will be based upon one or more of the following performance goal measures:

▪	gross or net cash flow, free cash flow, cash flow return on investment (discounted or otherwise), cash operating income, net cash provided by operations or cash flow in excess of cost of capital;

▪	sales;

▪	revenues;

▪	earnings per share, stock price or shareholder return (on a gross or net basis), or any rating by a nationally recognized statistical rating organization;

▪	net income;

▪	return on assets (gross or net), return on investment, return on capital or return on equity (or any combination);

▪	economic value created;

▪
operating income, earnings before or after taxes, interest, depreciation, amortization or extraordinary or special items (or any combination), which may be determined on a per share basis (basic or diluted);

▪	debt to capital ratio or risk based capital ratio;

▪	operating margin, gross margin or other financial margin;

▪	assets under management, gross or net flows of assets under management, market capitalization or net assets;

▪	segment income; and

▪	dividend payout.

Any performance criteria selected by MCBL’s Compensation Committee may be used to measure MCBL performance as a whole or the performance of any of MCBL’s segments, and may be measured for MCBL alone or relative to a peer group or index.

Awards to Non-Employee Directors. MCBL’s Compensation Committee may grant non-employee directors one or more awards, including unrestricted common stock, and establish the terms of the award in the applicable award agreement. No award will confer upon any director any right to serve as a director for any period of time or to continue at any rate of compensation.

Award Payments. Awards may be paid in cash, common stock or a combination of cash and common stock. In addition, in the discretion of MCBL’s Compensation Committee, rights to dividends or dividend equivalents may be extended to any shares of common stock or denominated in restricted shares of MCBL’s common stock. Under the plan, during any one-year period, participants may not be granted options or stock appreciation rights exercisable for more than _____________ shares of common stock or stock awards exercisable for more than ________ shares of common stock.

Adjustments. If there are any changes in the number of shares of MCBL’s common stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, the number of any merger or consolidation of MCBL, or any other event that affects MCBL’s capitalization occurs, the terms of any outstanding awards and the number of shares of MCBL’s common stock issuable under the Omnibus Plan will be adjusted to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the Omnibus Plan.

Section 162(m) of the Internal Revenue Code. Section 162(m) limits MCBL to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to covered employees. Performance-based compensation is excluded from this limitation. The Omnibus Plan is designed to permit MCBL’s Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Assignability. Generally, no award under the Omnibus Plan is assignable or otherwise transferable, unless otherwise determined by MCBL’s Compensation Committee.

Amendment, Modification and Termination. MCBL’s Board or MCBL’s Compensation Committee may amend, modify, suspend or terminate the Omnibus Plan, to the extent that no such action will materially adversely affect the rights of a participant holding an outstanding award under the Omnibus Plan without such participant’s consent, and no such action will be taken without shareholder approval, to the extent shareholder approval is legally required.

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COMPENSATION OF DIRECTORS

Director Compensation

MCBL intends to develop a competitive compensation package for its Board. MCBL expects the package will include a combination of cash and equity components. MCBL also expects to adopt expense reimbursement and related policies for all directors consistent with customary policies of similar public companies, which will include expenses for attending board, committee and shareholder meetings and other corporate functions, such as travel and accommodation expenses. MCBL does not intend to pay directors who are also its employees any additional compensation for serving as a director.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

All of the outstanding shares of MCBL’s common stock are, and will be, prior to the distribution, held beneficially and of record by Capitol. The following table sets forth information concerning shares of MCBL’s common stock projected to be beneficially owned immediately after the distribution date by each person or entity known by MCBL to be the beneficial owner of 5% or more of the outstanding shares of Capitol’s common stock.

The projected share amounts in the table below are based on the number of shares of Capitol’s common stock owned by each person or entity as of the date indicated, as adjusted to reflect the distribution ratio of one share of MCBL’s common stock for every ____ shares of Capitol’s common stock. Cash will be distributed in lieu of fractional shares. To MCBL’s knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of common stock and stock options that are vested or are scheduled to vest within 60 days are deemed to be outstanding and to be beneficially owned by the persons holding the options for the purpose of computing the percentage ownership of the person.

Name	Amount and Nature of Beneficial Ownership of Capitol’s common Stock	Percent of Class of Capitol’s common Stock	Amount and Nature of Beneficial Ownership of MCBL Common Stock(2)
Dimensional Fund Advisors, LP* Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,182,394	6.82%	TBD
Joseph D. Reid Capitol Bancorp Center 200 Washington Square North Lansing, MI, 48933	2,522,863(1)	13.47%	TBD

*  Dimensional Fund Advisors, LP is a nonaffiliated entity of Capitol.  The number of shares and percent of common stock reported above is based on Schedule 13G filed by Dimensional Fund Advisors, LP as of December 31, 2008.

(1)	Includes 1,435,053 shares of common stock that can be acquired through stock options currently exerciseable.
(2)
Based on the ratio of one share of MCBL common stock for every ____ shares of Capitol common stock and one share of MCBL common stock for every ____ shares of Capitol’s Series A Preferred; cash will be distributed in lieu of fractional shares.

Management Ownership

The following table sets forth the expected beneficial ownership of MCBL’s common stock calculated as of __________, 2009, based upon the distribution of one share of MCBL’s common stock for every ___ shares of Capitol’s common stock and one share of MCBL’s common stock for every ___ shares of Capitol’s Series A Preferred (cash will be distributed in lieu of fractional shares) by:

•	each executive officer;

•	each of MCBL’s directors; and

•	all of MCBL’s executive officers and directors as a group.

To the extent MCBL’s directors and executive officers own shares of Capitol’s common stock or the Series A Preferred at the time of the distribution, they will participate in the distribution on the same terms as other holders of shares of Capitol’s common stock and the holders of Capitol’s Series A Preferred.

Following the distribution, MCBL will have an aggregate of approximately ________ million shares of common stock outstanding, based on approximately _______ million shares of Capitol’s common stock and ___________ shares of Capitol’s Series A Preferred outstanding on _________, 2009.  Following the distribution, MCBL will have approximately _______ holders of MCBL’s common stock, based upon such number of Capitol shareholders as of _________, 2009.

The number of shares beneficially owned by each director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers listed below is c/o Corporate Secretary, Michigan Commerce Bancorp Limited, 222 N. Washington Square, Suite One, Lansing, MI, 48933.

Name of Beneficial Owner	Shares Beneficially Owned(1)(2)	Options Exercisable Within 60 Days(1)(3)	Restricted Stock(1)(4)	Total(1)(5)	Percent of Common Stock(6)
Joseph D. Reid					*
John C. Smythe					*
Jeffrey D. Saunders					*
Joseph D. Reid III					*
All directors, director nominees and executive officers as a group (1____persons)					*

*	Less than 1%

(1)	All holdings are stated as of March 31, 2009, and are rounded to the nearest whole number
(2)
(3)
(4)
(5)
(6)

MCBL’S RELATIONSHIP WITH CAPITOL AFTER THE SPIN-OFF

Following the separation, MCBL and Capitol will operate separately, each as an independent public company. Prior to the separation, MCBL and Capitol will enter into certain agreements that will effect the separation, provide a framework for MCBL’s relationship with Capitol after the separation and provide for the allocation between MCBL and Capitol of Capitol’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after MCBL’s separation from Capitol. The following is a summary of the terms of the material agreements that MCBL intends to enter into with Capitol prior to the separation. When used in this section, “distribution date” refers to the date on which Capitol distributes MCBL’s common stock to the holders of Capitol’s shares of common stock and shares of the Series A Preferred.

The material agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part and the summaries of each of these agreements set forth the terms of the agreements that MCBL believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the separation have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to MCBL’s separation from Capitol.

 The agreements have been prepared before the distribution and reflect agreement between affiliated parties established without arms-length negotiation. MCBL believes, however, that the terms of these agreements will equitably reflect the benefits and costs of MCBL’s ongoing relationships with Capitol. Along with the Separation Agreement, the other ancillary agreements include a:

•	Transition Services Agreement;

•	Tax Separation Agreement;

•	Administrative Services Agreement;

•	Transitional Trademark License Agreement; and

•	Employee Matters Agreement.

These agreements governing MCBL’s future relationships with Capitol are summarized below. MCBL may enter into other agreements with Capitol prior to or concurrently with the distribution that would relate to other aspects of MCBL’s relationship with Capitol following the spin-off. Following the distribution, MCBL may enter into other commercial agreements with Capitol from time to time, the terms of which will be determined at those relevant times.

Separation Agreement

The Separation Agreement sets forth the agreement between MCBL and Capitol with respect to the principal corporate transactions required to effect MCBL’s separation from Capitol; the transfer of certain assets and liabilities required to effect such separation; the distribution of shares of MCBL’s common stock to Capitol’s shareholders; and other agreements governing the relationship between MCBL and Capitol following the separation. Capitol will consummate the spin-off only if specified conditions are met. For additional information regarding conditions to the distribution, see “Summary—Corporate Information and Structure.”

Even if these conditions are satisfied, other events or circumstances could occur that could impact the timing or terms of the spin-off or Capitol’s ability or plans to consummate the spin-off. As a result of these factors, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the timeframe contemplated.

The Contribution; Allocation of Assets and Liabilities; No Representations and Warranties

In connection with the distribution, Capitol has contributed or will contribute to MCBL certain assets to be included in MCBL’s business, as described in this information statement. It will effect this contribution by transferring, or causing its subsidiaries to transfer, certain assets related to the conduct of MCBL business. After the spin-off, Capitol will have no interest in MCBL’s assets and business (other than the 4.9% of MCBL’s common stock retained by Capitol) and, subject to certain exceptions described below, generally will have no obligation with respect to MCBL’s liabilities after the distribution. Similarly, after the spin-off MCBL will have no interest in the assets of Capitol’s other businesses and generally will have no obligation with respect to the liabilities of Capitol’s retained businesses after the distribution, other than MCBL’s partial guarantee of Capitol’s trust-preferred securities.

Except as expressly set forth in the Separation Agreement or in any ancillary agreement, neither MCBL nor Capitol will make any representation or warranty as to the assets, businesses or liabilities transferred or assumed as part of the contribution. Furthermore, unless expressly provided to the contrary in any ancillary agreement, all assets will be transferred on an “as is, where is” basis, and the respective transferees will agree to bear the economic and legal risks that any conveyance is insufficient to vest in the transferee good and marketable title free and clear of any security interest and that any necessary consents or approvals are not obtained or that requirements of laws or judgments are not complied with.

The Distribution

Following the satisfaction or waiver of all conditions to the distribution as set forth in the Separation Agreement, the distribution agent will distribute shares of MCBL’s common stock on the distribution date or as soon thereafter as practicable, so that each Capitol shareholder will receive [___] share of MCBL’s common stock for every [___] shares of Capitol’s common stock and [___] share of MCBL’s common stock for every [___] shares of Capitol’s Series A Preferred. Cash will be distributed in lieu of fractional shares. The distribution of the shares of MCBL’s common stock will be made in book-entry form.

Conditions to The Distribution

 The Separation Agreement will provide that the separation and distribution are subject to several conditions that must be satisfied or waived by Capitol, in its sole discretion, including:

•
Capitol will have received an opinion of counsel from Honigman Miller Schwartz and Cohn LLP satisfactory to Capitol substantially to the effect that for U.S. federal income tax purposes, the spin-off and certain related transactions will qualify under Sections 355 and/or 368 of the Code;

•
Capitol will have received a private letter ruling issued to Capitol by the IRS regarding the tax-free status of the distribution and certain related transactions, and such ruling will remain effective;

•	the registration statement of which this information statement is a part will have become effective under the Exchange Act;

•	the actions and filings necessary or appropriate to comply with federal and state securities laws will have been taken;

•	the NASDAQ Stock Market LLC will have approved for listing the shares of MCBL’s common stock to be issued in the spin-off, subject to official notice of issuance;

•	the separation of MCBL’s business from Capitol’s and the distribution of MCBL’s shares in the spin-off will not violate or result in a breach of any law or any material agreements of Capitol;

•	no court or other order or other legal or regulatory restraint will exist that prevents, or materially limits the benefits of, completion of the separation or distribution;

•
all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the master separation agreement shall have been received and shall remain in full force and effect;

•
MCBL shall have established insurance arrangements with insurers of recognized financial responsibilities for insurance policies in such amounts and covering such risks as is adequate for the conduct of MCBL’s business and the value of MCBL’s properties and is customary for companies engaged in similar business in similar industries;

•	each of the ancillary agreements shall have been entered into before the spin-off and shall not have been materially breached by the parties; and

•
no event or development shall have occurred or exist that, in the judgment of Capitol’s board of directors, in its sole discretion, makes it inadvisable to effect the reorganization, the distribution and other related transactions.

There can be no assurance that any or all of these conditions will be met, additionally, there can be no assurance that even if all conditions are met that Capitol’s board will elect to move forward with the spin-off.

Releases and Indemnification

The Separation Agreement generally provides for a full and complete mutual release and discharge as of the date of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or have failed to occur and all conditions existing or alleged to have existed on or before the distribution, between or among Capitol or its affiliates, on the one hand, and MCBL or MCBL’s affiliates, on the other hand, except as expressly set forth in the Separation Agreement. The liabilities released or discharged will include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the distribution, other than the Separation Agreement, the ancillary agreements described below and the other agreements referred to in the Separation Agreement.

Subject to certain exceptions, MCBL agreed to indemnify Capitol and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the business, operations, contracts, assets and liabilities of MCBL and MCBL’s affiliates, whether arising before or after the spin-off;

•
liabilities or obligations associated with MCBL’s business, as defined in the Separation Agreement, or otherwise assumed by MCBL pursuant to the Separation Agreement, including liabilities associated with litigation related to MCBL business;

•	any breach by MCBL of the Separation Agreement or any of the ancillary agreements entered into in connection with the Separation Agreement; or

•
any untrue statement or alleged untrue statement of any material fact contained in this information statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated, except for information for which Capitol may agree to indemnify MCBL as described below.

Subject to certain exceptions, Capitol agreed to indemnify MCBL and MCBL’s affiliates, and each of MCBL’s directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the business, operations, contracts, assets and liabilities of Capitol and its affiliates, other than MCBL’s business, whether arising before or after the spin-off;

•
liabilities or obligations of Capitol or its affiliates, other than those of an entity forming part of MCBL’s business or otherwise assumed by MCBL pursuant to the Separation Agreement, including liabilities associated with litigation that is not related to MCBL’s business;

•	any breach by Capitol of the Separation Agreement or any of the ancillary agreements entered into in connection with the Separation Agreement; or

•
any untrue statement or alleged untrue statement of any material fact regarding Capitol included in “Summary—MCBL,” “Summary—Summary of The Spin-Off” or “The Spin-Off—Reasons for the Spin-Off” above and any information regarding whether the distribution is taxable contained in this information statement.

Non-Solicitation of Employees

Except with the written approval of the other party and subject to certain exceptions provided in the Separation Agreement, MCBL and Capitol will agree not to, for a period of 18 months following the separation, directly or indirectly solicit or hire employees of the other party or its subsidiaries.

Expenses

The Separation Agreement provides that Capitol will pay all costs and expenses incurred in connection with the spin-off and the transactions contemplated by the Separation Agreement, and all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Separation Agreement and the ancillary agreements. Capitol will also pay other expenses of the transaction, including the legal, filing, accounting, printing and other expenses incurred in connection with the preparation, printing, and filing of MCBL’s Form 10, of which this information statement is a part, and this information statement.

Litigation Matters

The Separation Agreement provides that MCBL will diligently conduct, at MCBL’s sole cost and expense, the defense of any actions related to MCBL’s business, that MCBL will notify Capitol of any material developments related to such litigation, and that MCBL will agree not to file cross claims against Capitol in relation to such actions. Capitol will make corresponding agreements with respect to actions that are not related to MCBL’s business. MCBL and Capitol have agreed to share the cost and expense of certain actions that MCBL cannot currently identify as being related to MCBL’s or Capitol’s businesses, until they can be so classified. Furthermore, the Separation Agreement will require MCBL and Capitol to cooperate to, among other matters, maintain attorney-client privilege and work product immunity in connection with litigation against MCBL or Capitol, as further set forth in the common interest agreement described below.

Amendments and Waivers; Further Assurances

The Separation Agreement provides that no provisions of it or any ancillary agreement will be deemed waived, amended, supplemented or modified by any party unless the waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom that waiver, amendment, supplement or modification is sought to be enforced.

MCBL and Capitol will agree to use their respective reasonable efforts to:

•
execute and deliver any additional instruments and documents and take any other actions the other party may reasonably request to effectuate the purposes of the Separation Agreement and the ancillary agreements and their terms; and

•
take all actions and do all things reasonably necessary under applicable laws and agreements or otherwise to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between MCBL and Capitol. These provisions contemplate that efforts will be made to resolve disputes, controversies or claims by escalation of the matter to senior management, independent Board committees or other MCBL or Capitol representatives. If those efforts are not successful, the parties may by mutual agreement submit the dispute, controversy or claim to arbitration, subject to the provisions of the Separation Agreement.

Transition Services Agreement

In connection with the spin-off, MCBL and Capitol have entered into a transition services agreement (the “Transition Services Agreement”) pursuant to which Capitol will provide MCBL, among other things, certain administrative and other services on an interim basis following the distribution date, such as information technology support, human resources, facilities, legal and other limited services consistent with past practices. For each of these areas, a transition service schedule summarizes the services to be provided and the responsibilities of MCBL and Capitol. The cost to both parties for these services will be at estimated fair market value rates.

Tax Separation Agreement

In connection with the spin-off, MCBL and Capitol have entered into a tax separation agreement (the “Tax Separation Agreement”), which sets forth the responsibilities of MCBL and Capitol with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. Capitol will be generally responsible for federal, state, local and foreign income taxes of MCBL for periods before and including the spin-off. MCBL will be generally responsible for all other taxes relating to MCBL’s business. MCBL and Capitol will each generally be responsible for managing those disputes that relate to the taxes for which each of MCBL and Capitol are responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of MCBL and Capitol are responsible.

Guarantee by MCBL related to Capitol’s Trust-Preferred Securities

Capitol has issued junior subordinated debentures (the “Debentures”) to Capitol Trust I, Capitol Trust II, Capitol Statutory Trust III, Capitol Trust IV, Capitol Trust VI, Capitol Trust VII, Capitol Statutory Trust VIII, Capitol Trust IX, Capitol Trust X, Capitol Trust XI and Capitol Trust XII (the “Trusts”) which were funded by the Trusts’ issuance of certain Trust-Preferred Securities (the “Trust-Preferred Securities”).  Capitol has also issued guarantees (the “TRUPS Guarantees”) to the holders of the Trust-Preferred Securities guaranteeing payments required under the terms of the Trust-Preferred Securities.

Incident to the Separation Agreement, MCBL intends to execute a guarantee (the “MCBL Guarantee”), pursuant to which upon an event of default under the Debentures or the TRUPS Guarantees MCBL would be obligated to provide for payment of Capitol’s payment obligations arising under the Debentures and the TRUPS Guarantees in amount equal to MCBL’s pro rata amount of Capitol’s total consolidated risk-weighted assets as of the distribution date.  Capitol’s obligation under the Debentures and the TRUPS Guarantee approximates $194.3 million at an average interest rate currently approximating 6.3% per annum, payable quarterly.  As of the distribution date, MCBL’s pro rata obligation under the MCBL Guarantee would approximate $________________.

The terms of the Debentures and trust indentures (the “Indentures”) allow for Capitol to defer payment of interest on the Trust-Preferred Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing.  Capitol is not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures.  While Capitol defers the payment of interest, it will continue to accrue expense for interest owed at a compounded rate.  Upon the termination of the deferral period, all accrued and unpaid interest is due and payable.

Administrative Services Agreement

[TBD]

Transitional Trademark License Agreement

[TBD]

Employee Matters Agreement

General

In connection with the spin-off, MCBL and Capitol will enter into an employee matters agreement (the “Employee Matters Agreement”), which provides for the transition of MCBL’s employees from Capitol’s employee plans and programs to employee plans and programs at MCBL. The Employee Matters Agreement will allocate responsibility for certain employee benefit matters and liabilities after the distribution date. In general, and except as described below, MCBL is responsible for all obligations and liabilities relating to MCBL respective to current and former (after the distribution date) employees and their dependents and beneficiaries.

Employee Benefit Plans, Programs and Policies

Under the Employee Matters Agreement, MCBL will agree to provide specified health and welfare and retirement benefits for MCBL employees and retirees (employees who retire on or after __________, 2009) after __________, 2009, which will generally be similar to the benefits currently offered by Capitol. As of _________, 2009 or the distribution date, as applicable, MCBL’s employees will cease active participation in Capitol’s employee benefit plans and programs and begin active participation in MCBL plans and programs; MCBL may cease to be a participating employer in the employee benefit plans and programs maintained by Capitol. MCBL will generally recognize, among other things, MCBL’s employees’ past service with Capitol for purposes of MCBL’s employee benefit plans, programs and policies to the extent such crediting does not result in a duplication of benefits. Nothing in the Employee Matters Agreement will restrict MCBL’s or Capitol’s ability to amend or terminate any of MCBL’s or Capitol’s employee benefit plans.

MCBL will establish its own 401(k) plan, effective as of the distribution date.  MCBL’s plan will cover all currently active MCBL employees who, as of the distribution date, were participants in Capitol’s 401(k) plan. The Capitol 401(k) plan will transfer to MCBL’s 401(k) plan the account balances and related assets, including outstanding loan balances, of each of these participants.

Effective as of the distribution date, MCBL will establish health and welfare plans, including a flexible benefit plan, for its employees comparable to those maintained by Capitol as of the distribution date. MCBL will credit each of its employees with the amount of accrued but unused vacation time and other time-off benefits that each of MCBL’s employees had with Capitol as of the distribution date.

Effective as of the distribution date, MCBL will establish annual and long-term incentive plans/programs for MCBL employees with eligibility and other terms substantially comparable to those maintained by Capitol. Some of the incentives will be provided through a newly established omnibus incentive and equity plan, which consolidates several coverages that were provided by separate plans for Capitol.

Treatment of Capitol Equity Awards Held by MCBL Employees

In recent years, employees of Capitol (including certain of its executive officers) have been eligible to participate in Capitol’s 2003 Stock Plan and Capitol’s 2007 Equity Incentive Plan. Under these plans, Capitol’s Compensation Committee granted certain stock-based awards, including shares of restricted stock and stock options, to employees who are remaining with Capitol (“Remaining Employees”) and employees who are transferring to MCBL (“Transferring Employees”).  The outstanding stock-based awards held by Remaining Employees and Transferring Employees at the time of the spin-off will be treated as set forth below. The expected equity ownership of MCBL’s named executive officers after the spin-off is described in “Management — Security Ownership of Executive Officers and Directors.” The equity ownership of MCBL’s other employees is expected to be less than

1% in the aggregate of MCBL’s outstanding shares of MCBL’s common stock after the spin-off.

Restricted Stock

Capitol’s restricted stock held by Remaining Employees will remain unchanged by the spin-off and will continue to be subject to the vesting schedule and other terms of such awards. Remaining Employees will receive a distribution in the spin-off of [          ] fully vested shares of MCBL’s common stock for each share of Capitol restricted stock they own on the record date (unless the terms of such restricted stock award provide otherwise).

Transferring Employees likewise will receive a distribution in the spin-off of [          ] fully vested shares of MCBL’s common stock for each share of Capitol’s restricted stock they own on the record date (unless the terms of such restricted stock award provide otherwise). The unvested portion of the restricted stock of Capitol they hold will thereafter be forfeited as a result of the termination of their employment with Capitol. However, such Transferring Employees will be granted replacement awards of MCBL’s restricted stock, with the number of such MCBL restricted stock equal to (x) the closing price of Capitol’s common stock on the date of the spin-off multiplied by the number of forfeited shares of Capitol’s restricted stock, divided by (y) the closing price of MCBL’s common stock on the date of the spin-off. Such replacement awards will be subject to a vesting schedule that corresponds to the remaining vesting schedule of the forfeited award on the date of the spin-off.

Stock Options

All stock options of Capitol outstanding at the time of the spin-off will remain stock options to purchase Capitol’s common stock, subject to the terms of the grant of such options, but Capitol’s Compensation Committee will adjust the number of shares subject to, and the exercise price of, each stock option using a formula designed to preserve the intrinsic value of each option to the holder (if any), taking into account any change in the value of shares of Capitol’s common stock resulting from the spin-off.

This formula requires adjustments to the exercise price and number of underlying option shares such that for each option:

•
on a share-by-share comparison, the pre-spin-off ratio of the exercise price to the fair market value of  Capitol’s shares subject to the option immediately before the spin-off will be equal to the post-spin-off ratio of the exercise price to the fair market value of the Capitol’s shares subject to the option immediately after the spin-off, and

•
the pre-spin-off positive spread (if any), defined as the difference between the aggregate fair market value of the Capitol shares subject to the option immediately before the spin-off and the aggregate exercise price, will be equal to the post-spin-off spread, defined as the difference between the aggregate fair market value of the Capitol shares subject to the option immediately after the spin-off over the aggregate exercise price.

To illustrate the operation of this formula, assume an employee holds an option to acquire ____ shares of Capitol stock at an exercise price of $____ per share. Further assume that immediately prior to the spin-off, the market price of a share of Capitol’s stock (including the value of the distribution of MCBL’s common stock for that share) is $____, and that immediately after the spin-off the market price of a share of Capitol stock is $____ (these hypothetical stock prices are provided for ease of computation and are not indicative of expected stock prices before or after the spin-off). In this example, the pre-spin-off ratio is        , calculated as $      / $     , and the pre-spin-off spread is $      , calculated as (      * $     ) – (      * $     ). In order to preserve the pre-spin-off ratio, the exercise price must be reduced to $     , calculated by multiplying the post-spin-off market price of Capitol stock by the ratio ($      *      ).

With respect to Transferring Employees, all such options are already vested. Options awards held by Transferring Employees will expire according to the terms of the grant of such options because the Transferring Employees are terminating their employment with Capitol. The option grants generally provide that expiration will occur 60 days after termination of employment with Capitol. The MCBL Board of Directors may, in its discretion, make new or replacement awards with respect to such forfeited options.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of MCBL’s capital stock that will be contained in MCBL’s Amended and Restated Articles of Incorporation and Bylaws, and is qualified in its entirety by reference to such documents.  You should refer to MCBL’s Amended and Restated Articles of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this information statement is a part, along with the applicable provisions of Michigan law.

General

The total number of shares of all classes of capital stock which MCBL has the authority to issue is seventy million 70,000,000 shares consisting of (i) twenty million (20,000,000) shares of preferred stock, no par value per share and (ii) fifty million (50,000,000) shares of common stock, no par value per share. MCBL’s Board may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, MCBL expects that approximately 5,700,632 shares of its common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Common Stock

Authorized Shares

MCBL is authorized to issue up to fifty million (50,000,000) shares of common stock, no par value per share.

Dividends

MCBL does not plan on paying cash dividends for the foreseeable future. However, the owners of MCBL’s common stock may receive dividends when declared by MCBL’s Board from funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of MCBL’s financial condition, earnings, growth prospects, other uses of cash, funding requirements, regulatory capital requirements, applicable law and other factors MCBL’s Board deems relevant. See “Dividend Policy.”

Voting Rights

Each share of common stock will be entitled to one vote in the election of directors and all other matters submitted to shareholder vote.  Except as otherwise required by law or provided in any resolution adopted by MCBL’s Board with respect to any series of preferred stock, the holders of MCBL’s common stock will possess all voting power. There will be no cumulative voting rights. In general, all matters submitted to a meeting of shareholders, other than as described below, shall be decided by vote of a majority of the shares of MCBL’s common stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Directors are elected by a plurality of the shares of MCBL’s common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

MCBL’s Amended and Restated Articles of Incorporation require that in order to amend, repeal or adopt any provision inconsistent with Article VII relating to the business to be conducted at MCBL’s annual meeting of shareholders, Article VIII relating to MCBL’s Board, Article IX relating to indemnification of officers and directors of MCBL or Article X with respect to amendment of MCBL’s Amended and Restated Articles of Incorporation, the affirmative vote of at least 80% of the issued and outstanding shares of MCBL’s capital stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that this amendment or repeal or inconsistent provision may be made by a majority vote of MCBL’s shareholders at any meeting of the shareholders duly called and held where the amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the “continuing directors.” A “continuing director” is generally defined in MCBL’s Amended and Restated Articles of Incorporation as any member of MCBL’s Board who is unaffiliated with any “interested shareholder” (generally, an owner of 10% or more of MCBL’s outstanding voting shares) and was a member of MCBL’s Board prior to the time an interested shareholder became an interested shareholder, and any successor of a continuing director who is unaffiliated with an interested shareholder and is recommended to succeed a continuing director by a majority of the continuing directors then on MCBL’s Board.  These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of MCBL. These amendment requirements could therefore adversely affect the potential realizable value of MCBL’s shareholders’ investments.

Liquidation Rights

If MCBL liquidates, dissolves or winds-up its business, whether voluntarily or not, MCBL’s common shareholders will share equally in the distribution of all assets remaining after payment to creditors and any of MCBL’s preferred shareholders.

Preemptive Rights

MCBL’s common stock will not have any preemptive or similar rights.

Preferred Stock

MCBL’s Board of Directors is authorized to issue up to twenty million (20,000,000) shares of preferred stock, no par value per share, in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the preferred stock, as may be provided in the resolution or resolutions adopted by MCBL’s Board of Directors. The authority of MCBL’s Board includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of preferred stock:

•	the number of shares and designation of any series of preferred stock;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•
whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

MCBL’s Board, without shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of MCBL’s common stock. The issuance of shares of MCBL’s preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. See “Anti-Takeover Provisions” below.

Certain Restrictions Under Michigan Law

Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (generally defined as a 10% shareholder) unless approved by at least (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than voting shares beneficially owned by the interested shareholder.

Certain Restrictions Under Federal Banking Laws

The Bank Holding Company Act prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of MCBL.  Control is generally defined in the Bank Holding Company Act and the regulations thereunder as ownership of 25% or more of any class of voting stock or other exercise of a controlling influence.  In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of MCBL.  In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction.  Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as MCBL, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Listing

The shares of MCBL’s common stock have been approved for listing on the NASDAQ Stock Market LLC under the symbol “MCBL.”

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for MCBL’s common stock will be BNY Mellon Shareowner Services.

Indemnification of Directors and Officers

Article IX of MCBL’s Amended and Restated Articles of Incorporation include indemnification provisions that mirror the indemnification provisions set forth in Article 9 of MCBL’s Bylaws.  MCBL’s Amended and Restated Articles of Incorporation provide that MCBL shall, to the fullest extent authorized or permitted by the Michigan Business Corporation Act or other applicable law, as the same presently exist or may hereafter be amended, but, in the case of any such amendment, only to the extent such amendment permits MCBL to provide broader indemnification rights than before such amendment, indemnify a director or officer who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of MCBL, by reason of the fact that he or she is or was a director, officer, employee or agent of MCBL, or is or was serving at the request of MCBL as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of MCBL or its shareholders, and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful.

MCBL’s Amended and Restated Articles of Incorporation contain indemnification provisions concerning third party actions as well as actions brought on MCBL’s behalf by MCBL’s shareholders.

MCBL also intends to enter into agreements to indemnify its officers and directors, in addition to the indemnification provided for in MCBL’s Amended and Restated Articles of Incorporation and Bylaws. The indemnification agreements, among other things, will indemnify MCBL’s officers and directors for all costs, fees, obligations and expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts reasonably incurred by any such person in any action or proceeding, except for certain actions or proceedings involving breach of an indemnitee’s duty of loyalty to MCBL, acts or omissions not in good faith or involving intentional misconduct, or brought by an indemnitee against MCBL or any of its directors without MCBL’s consent. MCBL believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by MCBL or MCBL’s banking subsidiaries to MCBL’s directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code, respectively.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MCBL pursuant to the provisions discussed above or otherwise, MCBL has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Anti-Takeover Provisions

Amended and Restated Articles of Incorporation; Bylaws

MCBL’s Amended and Restated Articles of Incorporation and Bylaws contain provisions that could make more difficult the acquisition of MCBL by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Shares Available for Issuance. The availability for issuance of a substantial number of shares of MCBL’s common and preferred stock at the discretion of MCBL’s Board of Directors will provide MCBL with the flexibility to take advantage of opportunities to issue stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). Uncommitted authorized but unissued shares of MCBL’s common stock may be issued from time to time to any persons and for any consideration as MCBL’s Board of Directors may determine and holders of the then outstanding shares of MCBL’s common stock may or may not be given the opportunity to vote thereon, depending upon the nature of the transactions, applicable law and the judgment of MCBL’s Board of Directors regarding the submission of any issuance to MCBL’s shareholders. As noted, MCBL’s shareholders will have no preemptive rights to subscribe to newly issued shares.

Moreover, it will be possible that additional shares of MCBL’s common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in MCBL more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of MCBL. Under these circumstances, the availability of authorized and unissued shares of MCBL’s common stock may make it more difficult for MCBL’s shareholders to obtain a premium for their shares. The authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of MCBL by means of a merger, tender offer, proxy contest or other means. These shares could be privately placed with purchasers who might cooperate with MCBL’s Board of Directors in opposing any attempt by a third party to gain control of MCBL. The issuance of new shares of MCBL’s common stock could also be used to dilute ownership of a person or entity seeking to obtain control of MCBL. Although MCBL does not currently contemplate taking any of these actions, shares of MCBL’s capital stock could be issued for the purposes and effects described above, and MCBL’s Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue stock for these purposes.

Classified Board. MCBL’s Board is classified into three classes, with each class serving a staggered, three-year term. This classification could have the effect of extending the time during which MCBL’s Board could control MCBL’s operating policies even though opposed by the holders of a majority of the outstanding shares of common stock.

Under MCBL’s Amended and Restated Articles of Incorporation and Bylaws, all nominations for directors by one of MCBL’s shareholders must be delivered to MCBL in writing at least 120, but not more than 180, days prior to the annual meeting of MCBL’s shareholders. A nomination that is not received within this period will not be placed on the ballot. MCBL’s Board believes that advance notice of nominations by MCBL’s shareholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by MCBL’s Board, will provide an opportunity to inform MCBL’s shareholders about these qualifications. Although this nomination procedure does not give MCBL’s Board any power to approve or disapprove MCBL’s shareholders’ nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

MCBL’s Amended and Restated Articles of Incorporation provide that any one or more of MCBL’s directors may be removed at any time for cause, but only by the affirmative vote, at a meeting of the shareholders called for that purpose, of a majority of the holders of the voting power of the then outstanding shares of MCBL’s capital stock entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.  Any one or more of MCBL’s directors may be removed without cause at any time by the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least eighty percent (80%) of the Voting Stock, voting together as a single class.  For purposes of the Amended and Restated Articles of Incorporation, “cause” means fraudulent, illegal or dishonest conduct or gross abuse of authority or discretion.

Any vacancies on MCBL’s Board for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by MCBL’s Board, acting by an affirmative vote of a majority of the “continuing directors” and an 80% majority of all of the directors then in office, although less than a quorum.  Any directors so chosen hold office until the next annual meeting of MCBL’s shareholders at which directors are elected to the class to which this director was named and until their respective successors are duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

Notice of Shareholder Proposals. Under MCBL’s Amended and Restated Articles of Incorporation, the only business that may be conducted at an annual or special meeting of MCBL’s shareholders is business that has been brought before the meeting by or at the direction of the majority of MCBL’s directors or by a shareholder who provides timely notice of the proposal in writing to the secretary of MCBL and the proposal is a proper subject for action by MCBL’s shareholders under Michigan law or whose proposal is included in MCBL’s proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the SEC. To be timely, a shareholder’s notice of proposal must be delivered to, or mailed to and received at the principal executive offices of MCBL not less than 120 days and not more than 180 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided however that in the event that the annual meeting is called for a date that is not within 20 days before or after such anniversary date, such notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed, transmitted electronically, or public disclosure of the date of the annual meeting is made, whichever first occurs.

A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting containing all material information relating thereto and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on MCBL’s stock record books, of the shareholder proposing such business, (c) the number of shares of MCBL which are owned by the shareholder, and (d) any material interest of the shareholder in such business.

This procedure may limit to some degree the ability of MCBL’s shareholders to initiate discussions at MCBL’s annual shareholder meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

Shareholder Action without a Meeting. MCBL’s Amended and Restated Articles of Incorporation provide that any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent is required to bear the date of signature of the shareholder who signs the consent.  No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of MCBL before the consent of shareholders is executed.

In order that MCBL’s shareholders shall have an opportunity to receive and consider the information germane to an informed judgment as to whether to give a written consent, MCBL’s Amended and Restated Articles of Incorporation further provide that any corporate action to be taken by written consent shall not be effective until, and the shareholders of MCBL shall be able to give or revoke written consents for, at least 20 days from the date of the commencement of a solicitation (as such term is defined in Rule 14a-1(k) under the Securities Exchange Act of

1934, as amended) of consents, other than corporate action by written consent taken pursuant to solicitations of not more than 10 persons.  Pursuant to MCBL’s Amended and Restated Articles of Incorporation, a consent solicitation shall be deemed to have commenced when a proxy statement or information statement containing the information required by law is first furnished to MCBL’s shareholders.

Consents to corporate action shall be valid for a maximum of 60 days after the date of the earliest dated consent delivered to MCBL in the manner provided in Section 407 of the Michigan Business Corporation Act.  Consents may be revoked by written notice (i) to MCBL, (ii) to the shareholder or shareholders soliciting consents or soliciting revocations in opposition to action by consent proposed by MCBL, or (iii) to a proxy solicitor or other agent designated by MCBL or the soliciting shareholders.

Amendment.  MCBL’s Amended and Restated Articles of Incorporation require that in order to amend, repeal or adopt any provision inconsistent with Article VII relating to the business to be conducted at MCBL’s annual meeting of shareholders, Article VIII relating to MCBL’s Board, Article IX relating to indemnification of officers and directors of MCBL or Article X with respect to amendment of MCBL’s Amended and Restated Articles of Incorporation, the affirmative vote of at least 66-2/3% of the issued and outstanding shares of MCBL’s capital stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that this amendment or repeal or inconsistent provision may be made by a majority vote of MCBL’s shareholders at any meeting of the shareholders duly called and held where the amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the “continuing directors.” These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of MCBL. These amendment requirements could therefore adversely affect the potential realizable value of MCBL’s shareholders’ investments.

Rights Agreement

MCBL’s Board expects to adopt a rights agreement. Under the rights agreement, MCBL expects to issue one preferred share purchase right for each outstanding share of common stock. A description of the terms of the rights is set forth in a rights agreement between MCBL and the designated rights agent. The following description is intended as a summary of the expected rights agreement, which will be filed in its entirety as an exhibit to MCBL’s registration statement on Form 10, of which this information statement is a part.

Purchase Price. Once the rights become exercisable, each right will entitle the registered holder to purchase from MCBL one one-thousandth of a share of MCBL Series A Junior Participating Preferred Stock, or preferred shares, no par value per share, at a price to be determined by the Board prior to entering into the rights agreement.

Flip-In. In the event that any person or group of affiliated or associated persons (other than Capitol or its controlled affiliates) acquires beneficial ownership of 10% or more of MCBL’s outstanding common stock, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of MCBL’s common stock having a market value of two times the exercise price of the right.

Flip-Over. If MCBL is acquired in a merger or other business combination transaction or 50% or more of MCBL’s combined assets or earning power are sold after a person or group (other than Capitol or its controlled affiliates) acquires beneficial ownership of 10% or more of MCBL’s outstanding common stock, each holder of a right (other than rights beneficially owned by the acquiring person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

Distribution Date. The distribution date is the earlier of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of MCBL’s outstanding common stock; or (2) 10 business days (or such later date as may be determined by action of MCBL’s Board prior to such time as any person or group of affiliated persons acquires beneficial ownership of 10% or more of MCBL’s outstanding common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of MCBL’s outstanding common stock.

Transfer and Detachment. Until the distribution date, the rights will be evidenced by book entry in MCBL’s direct registration system. Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock, and transfer of those shares will also constitute transfer of the rights.

Exercisability. The rights are not exercisable until the distribution date. The rights will expire at the earliest of (1) _________, 2014, unless that date is extended, (2) the time at which MCBL redeems the rights, as described below, or (3) the time at which MCBL exchanges the rights, as described below.

Adjustments. The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to preferred shares. The number of outstanding rights and the number of one one-thousandths of a preferred share issuable upon exercise of each right are also subject to adjustment if, prior to the distribution date, there is a stock split of MCBL’s common stock or a stock dividend on MCBL’s common stock payable in common stock or subdivisions, consolidations or combinations of MCBL’s common stock. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price.

Preferred Shares. Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of the greater of $1.00 per share and an amount equal to 1000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each preferred share will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of MCBL’s common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

The value of the one one-thousandth interest in a preferred share purchasable upon exercise of each right should, because of the nature of the preferred shares’ dividend, liquidation and voting rights, approximate the value of one share of MCBL’s common stock.

Exchange. At any time after any person or group (other than Capitol or its controlled affiliates) acquires beneficial ownership of 10% or more of MCBL’s outstanding common stock, and prior to the acquisition by such person or group of beneficial ownership of 50% or more of MCBL’s outstanding common stock, MCBL’s Board may exchange the rights (other than rights owned by the acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of MCBL’s common stock, or one one-thousandth of a preferred share (subject to adjustment).

Redemption. At any time prior to any person or group (other than Capitol or its controlled affiliates) acquiring beneficial ownership of 10% or more of MCBL’s outstanding common stock, MCBL’s Board may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as MCBL’s Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendments. The terms of the rights may be amended by MCBL’s Board without the consent of the holders of the rights, except that MCBL’s Board may not reduce or cancel the redemption price and from and after such time as any person or group of affiliated or associated persons (other than Capitol or its controlled affiliates) acquires beneficial ownership of 10% or more of MCBL’s outstanding common stock, no such amendment may adversely affect the interests of the holders of the rights.

Rights of Holders. Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of MCBL, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Effects. The rights have certain anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire MCBL on terms not approved by MCBL’s Board, except pursuant to any offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by MCBL’s Board since the rights may be redeemed by MCBL at a nominal price prior to the time that a person or group has acquired beneficial ownership of 10% or more of MCBL’s common stock. Thus, the rights are intended to encourage persons who may seek to acquire control of MCBL to initiate such an acquisition through negotiations with MCBL’s Board. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in MCBL’s equity securities or seeking to obtain control of MCBL. To the extent any potential acquirors are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

DESCRIPTION OF INDEBTEDNESS

MCBL may enter into one or more credit facilities, including a revolving credit facility, in order to provide for MCBL’s working capital requirements, to support letters of credit and for other general corporate requirements, including the financing of acquisitions.

For example, MCBL currently intends to issue $2.5 million of notes payable to Capitol, the proceeds of which will be used for working capital and other corporate purposes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of MCB as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in this information statement have been audited by BDO Seidman LLP, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

MCBL has filed with the SEC a Form 10 registration statement with respect to the shares of MCBL’s common stock to be received by Capitol shareholders in the spin-off. This information statement does not contain all of the information set forth in the Form 10 and the exhibits to the Form 10. For further information with respect to MCBL and the shares of MCBL’s common stock, reference is hereby made to the Form 10, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the Form 10 for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10, including its exhibits, at the SEC’s public reference room, located at 100 F Street, NE, Washington, DC 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off, MCBL will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will subsequently file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s web site.

In addition, MCBL intends to furnish holders of MCBL’s common stock with annual reports containing consolidated financial statements audited by an independent accounting firm.

ANNEX A

FINANCIAL INFORMATION REGARDING MICHIGAN COMMERCE BANCORP LIMITED

Management's discussion and analysis of financial condition and results of operations	A-2
Audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006	A-20
Condensed interim consolidated financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 (unaudited)	A-46

Management's Discussion and Analysis of
Financial Condition and Results of Operations

General

Michigan Commerce Bancorp Limited (“MCBL”) was originally incorporated as Financial Center Interim Corporation in 1993 and is currently a wholly-owned subsidiary of Capitol Bancorp Limited (“Capitol”).

On March 31, 2009, Michigan Commerce Bank (“MCB”) was formed through the merger of Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank with and into Ann Arbor Commerce Bank, which was concurrently renamed Michigan Commerce Bank.  Each of the merging banks was previously wholly-owned subsidiaries of Capitol.

The accompanying balance sheets as of December 31, 2008 and 2007 and statements of operations, cash flow and changes in stockholder's equity for 2008, 2007 and 2006 and related footnote disclosures are presented on the basis as if the merger had occurred at the beginning of the periods presented.

On March 31, 2009, Capitol transferred its ownership of MCB to MCBL.  MCBL had no material operations or assets prior to becoming the holding company for MCB and, accordingly, would have had no material impact on the financial statements of MCB for periods prior to March 31, 2009.

This narrative is intended to discuss, from management's perspective, matters of importance regarding MCBL's (or MCB as the case may be) operations, financial position and other matters which have a significant effect on MCBL, its business and its bank for each of the three years in the period ended December 31, 2008 and the three months ended March 31, 2009.  The analysis of the financial condition and results of operations for the three months ended March 31, 2009 as well as the period ended March 31, 2008 appears in a separate section of this narrative.  The period ended March 31, 2009 represents the consolidated results of MCBL and prior periods represent the results of MCB.

This narrative includes some comments about future events and other forward-looking statements and readers are advised to carefully read the cautionary statement about forward-looking statements which appears on page 24 of the information statement.

Business Overview

MCBL currently conducts its operations through its wholly-owned subsidiary, MCB.  MCB is a full-service commercial bank headquartered in Ann Arbor, Michigan with offices throughout Michigan in Brighton, Clinton Township, Detroit, Farmington Hills, Grand Haven, Grand Rapids, Muskegon and Portage.

MCBL and its bank subsidiary are engaged in a single business activity—banking and, accordingly, the accompanying financial statements reflect the presentation of segment information on an aggregated basis.  MCB provides a full range of banking services to individuals, businesses and other customers located in its communities.  A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit.  The principal markets for MCBL's financial services are the communities served by its offices.

Financial Condition

December 31, 2008 compared to December 31, 2007

Total assets decreased in 2008 to $ 1.28 billion from $1.29 billion at the end of 2007 after increasing slightly from $1.25 billion at the beginning of 2007.

During 2008, a new accounting standard became effective which clarified the application of ‘fair value’ when used to account for certain assets and liabilities.  For MCB, the new guidance did not have a material effect on its consolidated financial statements.  Disclosures relating to fair value appear in the notes to the financial statements.

When considering MCB's financial position, as shown in its balance sheet, it is clear that the single largest asset category is portfolio loans.  Accordingly, the narrative in this section is devoted primarily to loans.

Net portfolio loans (total portfolio loans after subtracting the allowance for loan losses) approximated $1.10 billion at December 31, 2008 and $1.19 billion at December 31, 2007.  These amounts approximated 86% of total assets at December 31, 2008 and 92% at December 31, 2007.  During 2008, a concerted effort was undertaken to slow loan growth and reduce portfolio loan balances in response to a difficult economic environment and to enhance balance-sheet liquidity.  Portfolio loans decreased $81 million in 2008 compared to net growth of $65 million during 2007.

MCB emphasizes commercial loans, consistent with its focus on lending to local entrepreneurs, professionals and other businesses and individuals.  As part of the emphasis on commercial lending, commercial real estate is sought as the primary source of collateral for commercial loans, when possible.  This emphasis on use of commercial real estate as collateral has been a consistent practice of MCB from its earliest days of operation, based on the use of appropriate loan-to-value ratios, avoidance of large real estate development projects and the belief that, even in soft economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment.

Due to Michigan's depressed economic conditions, there is uncertainty in future real estate values, appraisal results and the resulting potential impact on valuation of collateral-dependent loans and real estate owned.  The fair value measurement of collateral-dependent loans and other real estate owned is dependent primarily upon appraisal of the underlying property value, broker price opinions or other measures.  Fair value measurement has been recently defined in a new accounting standard, Financial Accounting Standards Board Statement No. 157, which became effective January 1, 2008 for MCB.  Management cautiously monitors real estate values and related appraisal data when evaluating estimates of fair value.

A potentially negative aspect of real estate as a primary source of collateral for commercial loans is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period can be long due to the foreclosure process and may be further extended if the real estate sales environment is weak or nonexistent as in the current severe recessionary environment.  In contrast, a commercial loan secured by receivables, inventory or equipment which becomes nonperforming tends to have a higher loss potential due to the probable dissipation of collateral value.

At December 31, 2008, the allowance for loan losses was increased dramatically in response to deteriorating economic conditions and approximated $30.3 million or 2.68% of total portfolio loans outstanding, compared with $18.7 million or 1.55% at December 31, 2007.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.  During 2008, the ratio of net charge-offs to average portfolio loans outstanding was 1.57%, compared to 0.62% in 2007 and 0.40% in 2006.  The allowance is based on management's analysis of inherent losses in the loan portfolio at the respective balance sheet date.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Nonperforming loans approximated $63.1 million and $37.7 million at December 31, 2008 and 2007, and approximated 5.6% and 3.12% of portfolio loans and 4.95% and 2.92% of total assets, respectively.  Of the nonperforming loans at December 31, 2008, about 91% were real-estate secured.  At December 31, 2008, the coverage ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 47.96%, compared to 49.68% at the beginning of the year.  The coverage ratio decreased slightly in 2008 as the growth rate of nonperforming loans exceeded the growth rate of the allowance for loan losses.  Further, some nonperforming loan balances reflect partial write-downs and, accordingly, such loans may not require an allocable portion of the allowance for loan losses.

Due to a combination of commercial real estate collateral and a depressed economic climate in Michigan, resolution of nonperforming loans and other nonperforming assets, such as other real estate owned, take extended periods of time.  Levels of nonperforming loans are likely to increase further and general economic conditions both locally and nationally may not recover in the foreseeable future.  Management believes that nonperforming loans have been properly considered in its evaluation of the adequacy of the allowance for loan losses as of December 31, 2008.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention.  This loan review process is a continuous activity which periodically updates internal loan classifications.  At inception, all loans are individually assigned a classification which grades the credits on a risk basis, assessing the financial strength of the borrower and guarantors and other factors such as the borrowers' historical and projected financial performance, local economic conditions and other subjective factors.  The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate.  In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management attention and the development of specific remedial action plans.

At December 31, 2008, potential problem loans (which include nonperforming loans) approximated $168.2 million or nearly 15% of total consolidated portfolio loans.  Monitoring such totals and the loans identified therein are an important part of management's ongoing and proactive loan review activities which are designed to early-identify loans which warrant close monitoring at the bank.  During 2008, the amount of potential problem loans increased significantly as management downgraded many credit relationships in response to the impact of the severe recessionary environment and also as a result of growth in nonperforming loans.  It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed ‘impaired’), but rather are identified by management in this manner to aid in loan administration and risk management.  These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

As noted in the Critical Accounting Policies section, which appears later in this narrative, the use of estimates in determining the allowance for loan losses is very important for an understanding of MCB's financial statements.  Simply stated, the allowance for loan losses is management's estimate of loan losses inherent in the loan portfolio at the balance-sheet date.  The allowance for loan losses is increased by provisions for loan losses, which are charged against operations, and reduced by net loan write-offs which are charged against the allowance.  There are many ways to estimate losses or ‘loss reserves’ and there is no one ‘right’ way.  Management's experience is that its estimation techniques appropriately estimate losses at the balance-sheet date.

MCB's credit policy provides the guidance on evaluating and documenting the adequacy of the allowance for loan losses.  A template is used to compute the necessary allowance for loan losses at each balance-sheet date and includes elements for all portfolio loan categories for performing loans, nonperforming loans, watch credits and environmental factors.  While a template is utilized, Management is required to apply subjective judgment in determining risk factors specific to the portfolio and other matters in determining the allowance needed.  The process to evaluate and determine the adequacy of the allowance for loan losses is labor intensive and requires a high degree of judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

There are several other asset categories.  Cash and cash equivalents ($102.7 million and $55.1 million at December 31, 2008 and 2007, respectively) increased significantly during 2008 and are discussed in Liquidity, Capital Resources and Capital Adequacy section of this narrative.  Loans held for sale ($2.0 million and $1.4 million at December 31, 2008 and 2007, respectively)

are home mortgages which are sold into the secondary market generally within 30-60 days of closing (discussed in more detail in the following section of this narrative).  There is also a modest amount of investment securities on the balance sheet ($14.0 million and $7.9 million at December 31, 2008 and 2007, respectively).  Goodwill approximated $2.9 million at year-end 2008, consistent with year-end 2007; accounting for goodwill is described in the Critical Accounting Policies section of this narrative.

Other real estate owned (approximated $18.7 million at December 31, 2008) consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure.  Other real estate owned increased significantly in 2008 ($11.5 million) due to borrower difficulties and lack of sales activity.  Other real estate owned at December 31, 2008 consists of a combination of commercial and residential real estate properties.  Other real estate owned is carried at estimated fair value (less estimated selling cost), which is generally based on independent appraisals, which are subject to change.  Continued deterioration of real estate market conditions, for both residential and commercial properties, has negative implications on future sales and valuation of other real estate owned.

The primary source for the funding of loans is deposits, which is discussed in the next section of this narrative.

Liquidity, Capital Resources and Capital Adequacy

Asset liquidity for financial institutions typically consists of cash and cash equivalents, loans held for sale and investment securities available for sale.  These categories totaled $111 million at year-end 2008 or about 8.7% of total assets.  This compares to $57 million or about 4.4% of total assets at year-end 2007.  The increased ratio in 2008 is the result of management's efforts to raise liquidity levels.  Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements.  Liquidity can vary significantly on a daily basis, based on customer activity.

About half of the investment securities portfolio is classified as available for sale, although the bank generally has not sold investments to meet liquidity needs.  During 2008, 2007 and 2006, there were no significant sales of investment securities available for sale.  Sales of investment securities available for sale, when occurring, are typically made to facilitate changes in risk-management strategies.

Loans held for sale, as previously mentioned, approximated $2.0 million at December 31, 2008, compared to $1.4 million at year-end 2007.  These loans represent residential real estate mortgages originated at the bank (and, for 2007 and 2006, at Amera Mortgage Corporation, an affiliate of MCB) and are subsequently sold into the secondary market, rather than being held in the bank's portfolio, to reduce interest rate risk.  Mortgage loan origination volume in 2008 decreased dramatically to approximately $26.9 million, compared to $233.4 million in 2007 and $269.1 million in 2006.  The decrease in 2008 originations was primarily due to falling home values in a recessionary environment and Capitol's mortgage affiliate, Amera Mortgage Corporation, funded most of its loans through a warehouse funding facility with an unrelated third party instead of through MCB.  Future volume will depend in large part on interest rates, real estate valuation and the relative strength of residential real estate market conditions.  Also, to the extent warranted, the bank may sell other loans from time to time.

The primary source of funds for the bank is deposits.  The bank relies upon interest-bearing time deposits as part of its funding strategy.  The bank also emphasizes noninterest-bearing deposits, or checking accounts, which reduce the bank's cost of funds.  Noninterest-bearing deposits were about 10.9% of total deposits at year-end 2008 (about 12% at year-end 2007).  The 2008 decrease in this ratio is significant inasmuch as a lower percentage of noninterest-bearing deposits has the effect of increasing the bank's funding costs and, accordingly, reducing net interest income.

In recent periods, many banks within the industry have experienced competitive challenges in obtaining additional deposits to fuel growth.  MCB has had similar experiences in its local markets.  As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit sourcing and pricing have become more competitive.  Deposit growth requires competitive pricing, resulting in tight net interest margins, especially during periods of relatively low interest rates.  As interest rates have recently decreased, customers are more attracted to aggressively-priced time deposits, and growth in noninterest-bearing balances is very difficult to achieve.  MCB has increased the use of brokered deposits as a funding source (approximately $266 million at year-end 2008 or 25% of deposits compared to 13% in 2007); however, brokered deposits are used selectively to help meet funding needs and manage interest rate risk.

To supplement its funding sources, MCB has a line of credit from the Federal Home Loan Bank of Indianapolis.  At year-end 2008, a total of approximately $78.4 million ($80.4 million at year-end 2007) was borrowed under that facility and additional borrowing availability approximated $10 million.  MCB also has smaller lines of credit with their correspondent or affiliated banks.  Borrowings under those facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time. At year-end 2008, amount borrowed under these lines of credit were $1.6 million ($16.4 million at year-end 2008).

MCB's longer-term contractual obligations are disclosed in the notes to the accompanying financial statements.  Such obligations consist principally of time deposits of the bank and debt and lease obligations; the principal amounts of which are summarized as follows (in $1,000s):

		Payments Due by Period
	Total(1)	Within 1 Year	Within 1-3 Years	Within 3-5 Years	After 5 Years

Deposits without a stated maturity	$390,361	$390,361
Time deposits	686,885	519,831	$136,070	$26,813	$4,171
Debt obligations	80,044	34,200	40,844	5,000
Rent commitments under noncancelable leases	4,782	1,305	1,703	648	1,126

Total	$1,162,072	$945,697	$178,617	$32,461	$5,297

(1)	Excludes interest.

Loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year.  Other than the items set forth above, there are no individually material contractual obligations, such as purchase obligations.

Total stockholder's equity approximated $112.5 million at year-end 2008, a decrease of $82,000 for the year.  The 2008 decrease in stockholder's equity resulted primarily from the net loss from operations for the year and cash dividends paid, offset by capital infusions from Capitol of $19.6 million.  The book value per share of common stock (i.e., stockholder's equity divided by the number of common shares outstanding) was $300 at year-end 2008 consistent with year-end 2007.  Cash dividends approximating $12.97 per share were paid to CBC in 2008, compared to $30.67 in 2007 and $33.87 in 2006.  Future payment of dividends is subject to approval by MCB's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

MCBL and its bank subsidiary are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at both the bank level and on a consolidated basis.  Under those rules and regulations, banks are categorized as well capitalized, adequately capitalized or inadequately capitalized using several ratio measurements, including a risk-weighting approach to assets and financial commitments.  Banks falling into the inadequately capitalized category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action.  Although it is permissible to maintain capital adequacy at the adequately capitalized level, MCBL operates with the objective of its bank meeting the well capitalized standard.  Well capitalized banks benefit from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities which are attributable to that classification.  Increases in FDIC insurance premiums experienced by MCB in 2008 were attributable to general increases in FDIC assessments and credits available in prior years, rather than its capital classification.

In conjunction with the merger of nine Michigan bank subsidiaries of which resulted in the formation of MCB effective March 31, 2009, MCB entered into a formal agreement with the Federal Deposit Insurance Corporation (FDIC) and Office of Financial and Insurance Regulation of the State of Michigan (OFIR) which requires the bank to, among other things,:

•	Increase its Tier 1 capital ratio to a minimum of 9% and its total risk-based ratio to 12%;

•	Reduce problem assets;

•	Maintain an adequate allowance for loan losses and not reduce such allowance without prior written consent;

•	Adopt a plan for improving liquidity;

•	Adopt and implement a profit improvement plan;

•	Adopt and implement a plan to manage concentrations of credit;

•	Retain qualified management; and

•	Periodically report to the FDIC and OFIR regarding MCB’s compliance with the terms of the formal agreement.

Noncompliance with the terms of the formal agreement could result in more significant regulatory actions by the FDIC and OFIR, which could have a material adverse affect on MCB and MCBL.

In the opinion of management, MCBL and its bank met the criteria to be classified as well capitalized at year-end 2008.

On February 25, 2009, the U.S. Treasury announced its new Capital Assistance Program (CAP) under which U.S. banking organizations may apply for a U.S. Treasury investment in mandatorily convertible preferred stock in an amount of up to 1% or 2% of risk-weighted assets.  The purpose of the CAP is to provide eligible banking organizations with capital in the form of a preferred security which is convertible into common equity.  Participating banking organizations would also issue warrants to the U.S. Treasury.  Eligibility will be consistent with the criteria and deliberative process established under the previously established Troubled Asset Relief Program and its related Capital Purchase Program.  The CAP is open immediately and the application deadline for participation is in May 2009.  Capitol has submitted a CAP application on behalf of MCBL, although there is no assurance of CAP approval or whether, if approved, MCBL will choose to participate in CAP.

March 31, 2009 compared to December 31, 2008

Consolidated total assets approximated $1.29 billion at March 31, 2009 an increase of $16 million from the December 31, 2008 level of $1.28 billion.

Net portfolio loans, the single largest asset category, decreased during the interim 2009 period by approximately $36 million to $1.06 billion.  Portfolio growth has slowed in response to the need to preserve liquidity and capital in the current economic climate.  In addition, as a condition of their approval of the bank merger, the FDIC and OFIR have imposed higher levels of tier 1 leverage and total risk based capital that MCB must use best efforts to achieve over time.

The allowance for loan losses at March 31, 2009 approximated $32.7 million or 2.99% of total portfolio loans, a significant increase from the 2.68% ratio at the beginning of the year.  During the interim 2009 period the ratio of net charge-offs (annualized) to average portfolio loans outstanding was 2.04%, compared to 1.23% during the corresponding period of 2008.  Interim loan charge-offs for the three-month period are not necessarily indicative of future charge-off levels because of the variability in asset quality and resolution of nonperforming loans.  The interim 2009 provision for loan losses is discussed in further detail in the ‘Results of Operations’ section of this narrative.  The overall increase in the level of allowance as a percentage of portfolio loans as mentioned above is attributable to the increase in nonperforming loans during the 2009 period.

Nonperforming loans at March 31, 2009 approximated $74 million or 6.77% of total portfolio loans, an increase from the December 31, 2008 level of $63.1 million and ratio of 5.6%.  Nonperforming loans at March 31, 2009 were in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

Many of MCBL's impaired collateral-dependent loans are located in severely depressed real estate markets.  In those markets, appraisal data is of limited usefulness in estimating fair value because comparable sale transactions are infrequent, not orderly and are often distressed or forced.  In accordance with FSP FAS 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” issued April 9, 2009 with early adoption permitted for periods after January 1, 2009, management made significant adjustments to appraisal data during the three months ended March 31, 2009, reducing estimated losses relating to fair value , which would have otherwise been required, by $3.7 million.  Previously, MCBL did not make significant adjustments to appraisal data for the effect of disorderly markets and/or distressed or forced sale price comparisons.

At March 31, 2009, potential problem loans (which include nonperforming loans) approximated $193 million or nearly 17.7% of total consolidated portfolio loans compared to $168.2 million or nearly 15% at December 31, 2008.  These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

Cash and cash equivalents were $146.8 million at March 31, 2009 compared to $102.7 million at December 31, 2008.  This significant increase was attributable to the reduction in portfolio loans coupled with MCBL's goal of increasing on-balance sheet liquidity in these difficult economic times.

Other real estate owned approximated $23.9 million at March 31, 2009 an increase of $5.2 million compared to $18.7 million at December 31, 2008.  Foreclosure laws in Michigan generally favor borrowers rather than lenders and, accordingly, foreclosure and redemption periods (i.e., the number of months it takes for financial institutions to obtain clear title to freely market the real estate) take much longer than other financial institutions may experience in other states.  Further, once the property is available to the bank for sale or liquidation, market conditions, as they are currently, are not conducive to rapid marketing or near-term sale of the properties.

Total deposits were $1.1 billion at March 31, 2009, an increase of $34.5 million compared to $1.08 billion at December 31, 2008.  Noninterest-bearing deposits increased slightly to $117.9 million at March 31, 2009 which represents 10.6% of total deposits.

Debt outstanding at March 31, 2009 consists of borrowings from the Federal Home Loan Bank of Indianapolis and decreased by $10.8 million from the beginning of the year to $69.2 million.  Availability under this secured line of credit facility was $10.7 million at March 31, 2009.  This facility is used from time to time as a lower-cost funding source versus various rates and maturities of time deposits available with the bank's communities.

Total stockholder's equity approximated $106 million at March 31, 2009, a decrease of $6.8 million from the beginning of the year.  The decrease in stockholder's equity resulted primarily from the net loss from operations for the interim 2009 period.

Results of Operations

Year ended December 31, 2008 compared to 2007 and 2006

For 2008, MCB incurred a net loss of approximately $13.8 million ($36.71 per share) compared to net income of $6.1 million ($16.13 per share) in 2007.  Net income in 2006 approximated $12.5 million ($33.27 per share).

The unprecedented 2008 operating loss was attributable to loan losses stemming from a sustained difficult economy, significant increases in nonearning assets, related depressed real estate valuation, a weak or nonexistent real estate sales environment and elevated collection costs.  These are the largest items adversely impacting MCB's 2008 operating results, followed by compression in margins and reduced net interest income.

The principal revenue source for MCB is interest income from loans.  Net interest income is the total of all interest income minus all interest expense.  This is an important measure that is used to help determine the amount of net operating revenues for financial institutions.  Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $38.6 million in 2008, a 16.2% decrease from the $46.1 million reported in 2007, compared to an 8.5% decrease in 2007.  The 2008 decrease in net interest income is due to growth in nonperforming loans and a challenging interest rate environment which reduced the spread between interest earned on loans and rates paid on deposits coupled with significantly elevated levels of nonperforming assets.  The 2007 decrease in net interest income was due compression in margins resulting from lower rates earned on loans and elevated levels of nonperforming loans, coupled with the slower repricing of rates paid on deposits.

Combined with noninterest income, total net operating revenues approximated $42.6 million in 2008, $51.2 million in 2007 and $56 million in 2006.  Noninterest income for these periods was $4.5 million, $5.0 million and $5.6 million, respectively.  Noninterest income decreased 9% in 2008, due to decline in service charge revenue, volume of residential real estate lending and sales of government-guaranteed loans.

Service charges, which approximated $1.6 million in 2008, decreased from the 2007 level of $1.8 million ($1.8 million in 2006).  The decrease in 2008 is attributable to the overall lower levels of the deposit accounts that generate these charges, generally noninterest-bearing and interest-bearing checking accounts.

In 2008, 2007 and 2006, revenue from mortgage loans originated for sale amounted to $365,000, $591,000 and $992,000, respectively.  Loan origination volume decreased in 2008 and 2007.  Instability of residential real estate market conditions has negatively impacted residential mortgage origination volume.

Other noninterest income decreased 27% in 2008 and 5% in 2007.  Due to the nature of these revenues, which include gains on the sale of government-guaranteed loans and gains on sale of other real estate owned, the amount of the revenue can vary significantly from year to year depending on interest rates and the environment for loan sales.

The provision for loan losses approximated $30 million, $9.1 million and $4.7 million in 2008, 2007 and 2006, respectively.  The dramatic increase in the provision for loan losses in 2008 is primarily associated with general economic conditions, increases in levels of nonperforming loans and losses associated with declines in values of the underlying collateral.  The amount of the provision for loan losses is determined based on management's analysis of amounts necessary for the allowance for loan losses at the balance-sheet date, as previously discussed.

Noninterest expense totaled $33.9 million, $32.8 million and $32.2 million in 2008, 2007 and 2006, respectively.  In total, these expenses increased 1.6% in 2008 and 1.8% in 2007.  The net increase in the components of noninterest expense in 2008 were primarily associated with reduction in staffing costs, offset by increases in costs associated with foreclosed properties and other real estate owned as well as increased FDIC insurance premiums.

Costs associated with foreclosed properties and other real estate owned increased significantly in 2008 to $3.3 million from $404,000 in 2007 and $317,000 in 2006; such increase corresponded with the increased number of foreclosed properties and other real estate owned.

FDIC insurance premiums and other regulatory fees increased 59% in 2008 after increasing dramatically in 2007 from a relatively nominal level in 2006.  FDIC insurance premiums are expected to increase significantly in the future as the FDIC seeks to bolster its insurance fund after incurring numerous losses due to bank failures and higher levels of deposit insurance.  In addition, on May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the bank is estimated to approximate $567,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2008	2007	2006

Contracted data processing and administrative services	$6,861	$6,579	$6,922
Loss on sales of other real estate owned	567		55
Costs associated with foreclosed properties and other real estate owned	3,326	404	317
FDIC insurance premiums and other regulatory fees	1,016	638	234
Other	5,855	6,379	6,355

Total	$17,625	$14,000	$13,883

MCB's effective tax rate was 33.90% in 2008 (rate applicable to tax benefit resulting from net operating loss), 34.54% in 2007 and 34.31% in 2006.  The statutory federal income tax rate applicable to MCBL is currently 34%.

Three months ended March 31, 2009 compared to three months ended March 31, 2008

MCBL incurred a net loss for the three months ended March 31, 2009 of approximately $5.5 million ($1.02 per share), compared to a net loss of $1.4 million ($0.25 per share) in the corresponding period of 2008.

The primary reason for the interim 2009 loss was a large provision for loan losses recorded during the three months ended March 31, 2009 as MCBL continued to carefully assess the implications and impact of declining property values and performance of portfolio loans.  The provision for loan losses increased $2.8 million to $8.1 million for the three months ended March 31, 2009, compared to $5.3 million for the corresponding period of 2008.

Net interest income for the first three months of 2009 totaled $8.3 million, a 17.8% decrease compared to $10.1 million in 2008.  The net interest margin approximated 2.86% for the three months ended March 31, 2009, a 7 basis-point decrease compared to 2.93% for the three months ended December 31, 2008 and a 0.48% decrease compared to 3.34% for the three months ended March 31, 2008.  Several factors impacted the 2009 margin, including elevated levels of nonperforming loans, higher levels of liquidity, competitive pressures in pricing of loans and deposits, and migration on noninterest bearing deposits to interest-bearing accounts.  It is difficult to speculate on future changes in net interest margin.

Noninterest income for the three months ended March 31, 2009 was $816,000, a decrease of $346,000 or 30%, over the same period in 2008.  The decrease in 2009 was primarily due to lower activity related to the origination and sale of non-portfolio residential mortgage loans and gains on sales of government-guaranteed loans.  Both income categories are dependent upon favorable market conditions for either the origination of residential mortgage loans or sale of government-guaranteed loans, which have not existed recently.

Noninterest expense totaled $9.3 million for the three-month 2009 period, compared to $8.1 million for the comparable period in 2008.  The interim increase in noninterest expense is associated with regulatory fees, cost of problem loan administration and other real estate write-downs and expenses.   Salaries and employee benefits were $3.2 million for the three months ended March 31, 2009 compared to $3.1 million for the same period of 2008.  The more significant elements of other noninterest expense consisted of the following (in thousands) for the periods ended March 31:

	2009	2008

Contracted data processing and administrative services	$1,901	$1,719
Costs associated with foreclosed properties and other real estate owned	1,610	465
FDIC insurance premiums and other regulatory fees	548	248
Other	1,142	1,625

Total	$5,201	$4,057

Trends Affecting Operations

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Quantitative and Qualitative Disclosure About Market Risk
Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending upon the direction and timing of such changes.  At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities.  This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds.  This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature.  The following table summarizes the financial position in relation to the "gap" at December 31, 2008 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$77,381	$5,436			$82,817
Federal funds sold
Loans held for sale	2,039				2,039
Investment securities	5,511			$8,512	14,023
Portfolio loans	384,963	134,787	$519,008	88,590	1,127,348
Nonearning assets					48,898

Total assets	$469,894	$140,223	$519,008	$97,102	$1,275,125

LIABILITIES AND STOCKHOLDER'S EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$71,992	$95,226	$79,195	$461	$246,874
Time deposits $100,000 and over	152,891	199,722	83,688	3,710	440,011
All other interest-bearing deposits	96,882	523,31	14,110	109,534	272,857
Total interest-bearing deposits	321,765	347,279	176,993	113,705	959,742

Debt obligations	10,100	24,100	45,844		80,044
Noninterest-bearing liabilities					122,837
Stockholder's equity					112,502
Total liabilities and stockholder's equity	$331,865	$371,379	$222,837	$113,705	$1,275,125

Interest rate sensitive period gap	$138,029	$(231,156)	$296,171	$(16,966)

Interest rate sensitive cumulative gap	$138,029	$(93,127)	$203,044	$186,078

Period rate sensitive assets/period rate sensitive liabilities	1.42	0.38	2.33	0.85
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.42	0.87	1.22	1.18
Cumulative gap to total assets	10.85%	(7.32)%	15.96%	14.59%

The table on the preceding page indicates that, in the immediate short-term, MCB is slightly “asset sensitive” (i.e., interest-rate sensitive assets exceed interest-rate sensitive liabilities) and, accordingly, if interest rates increase it would favorably impact net interest income.  Reality during 2008, however, was a falling rate environment with unprecedented large rate cuts made by the Federal Reserve to the point of bringing short-term interbank rates to near zero.  The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks.  Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the potential corresponding effect on customers' balances and transactions.  As of March 31, 2009, MCBL's “gap” position did not materially change from December 31, 2008.

MCB endeavors to manage and monitor interest rate risk in concert with market conditions and risk parameters.  Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities.  MCB has not engaged in speculative positions, for example through the use of derivatives, in anticipation of interest rate movements.  In periods of relatively lower interest rates, MCB emphasizes variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although MCB seeks to limit the duration of such loans.  Similarly, low interest rates generally make competition more intense for deposits since loan demand may increase during periods of lower rates and, accordingly, result in higher interest costs on deposits as competitors bid-up rates, adversely impacting interest margins.  Future interest rates and the impact on earnings are difficult to predict.  In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits.  For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates.  Using the simulation model, the following table illustrates changes which would occur in annual levels of interest income, interest expense and net interest income (in $1,000s) assuming both 100 and 200 basis point ("bp") parallel increases and decreases in interest rates at December 31, 2008:

	Pro Forma
	Assuming No	Pro Forma Effect of		Pro Forma Effect of
	Change in	Interest Rate Increases		Interest Rate Decreases
	Interest Rates	+100 bp	+200 bp	-100 bp	-200 bp

Interest income	$69,120	$73,972	$79,105	$64,394	$60,424
Interest expense	33,497	38,407	43,310	28,902	24,943

Net interest income	$35,623	$35,565	$35,795	$35,492	$35,481

The pro forma analysis above is intended to quantify theoretical changes in interest income based on stated assumptions.  The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of the bank to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different.  Those results will differ (and may be materially different) because a change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at the bank.  Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, or customer behavior.  As of March 31, 2009, the pro forma effect of interest rate changes is not materially different than the table presented for December 31, 2008.

As mentioned previously, the Federal Reserve took unprecedented action in late 2008 to reduce market interest rates to near zero.  Because of MCB's asset-sensitive gap position such action is expected to have an adverse impact on net interest margin (and results of operations) as interest rates on loans reprice quickly while rates paid on deposits will reprice over an extended period of time.  It is impossible to speculate further on the timing, size and direction of future interest rate changes.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions.  Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans timely and the availability of funds for customers to make deposits.  As discussed earlier, Michigan's economic climate has entered into a deep recession much earlier than the rest of the nation.  MCBL has minimal amounts of loans made directly to auto industry-related businesses; however, the stress and bankruptcy of the U.S. auto industry participants and weaknesses in other commerce in Michigan is likely to have a continuing adverse impact on the communities in which the bank's offices are located.  Stresses of the domestic economic and global instability preclude prediction of near-term recovery.

Bank regulatory agencies have recently issued commentary regarding asset concentrations, with particular emphasis on commercial real estate when used as collateral for loans.  As discussed elsewhere in this narrative, MCB has intentionally sought commercial real estate as collateral when making loans because its experience suggests lower loss potential on those loans than ones merely secured by accounts receivable, inventory or equipment.  Further, many of these loans at MCB are made to borrowers with owner-occupied businesses, where the real estate collateral is obtained as part of a broader collateral package for business loans, with less emphasis on loans solely dependent on speculative real estate development projects.

Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations.  In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation.  Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.  The future of financial institution regulation, and its costs, is uncertain and difficult to predict, although it is likely costs will increase.

FDIC deposit insurance premium levels became a much more significant expense in 2008 ($1 million) and 2007 ($638,000) compared to 2006 ($234,000), and will increase in future periods as a result of the FDIC imposing a risk-based matrix approach for assessment of premiums for deposit insurance, as it seeks to replenish its insurance fund for the costs of bank failures and addresses higher deposit insurance coverage.  The FDIC has levied a special assessment on all insured-depositories of 5 basis-points on total assets less Tier 1 capital as of June 30, 2009.  It is estimated that such special assessment will be $570,000 for MCB and is payable September 30, 2009.  FDIC further indicated that another special assessment of at least 5 basis-points is probable in the fourth quarter of 2009.

International bank regulatory agencies are currently contemplating revisions to the existing risk-based capital adequacy framework through the Basel l-A and other proposals.  As currently proposed, management does not expect those proposals to have a material impact on MCBL.

Critical Accounting Policies Affecting MCBL's Financial Statements

Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies.  That disclosure spans several pages, all of which are deemed "significant" and are required disclosures under generally accepted accounting principles (GAAP).  For purposes of this narrative, current SEC guidance requires the selection of a few of those for discussion as "critical accounting policies."  The selection of which few will differ from company to company, even within a common industry, such as within the business of banking.  MCBL considers its critical accounting policies to include the following:

Use of Estimates in Determining the Allowance for Loan Losses.  Bank regulatory agencies, accounting standard setters and the SEC have all issued commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses.  Determining the allowance is a process and methodology which is inherently subjective in how and when to recognize and record a loss allowance or 'reserve' for loans.  It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes.  The process and methodology will differ from one financial institution to another and there is no 'one size fits all' format or approach to loss reserving.  MCBL and MCB use a computational template, combined with judgmental factors unique to its loan portfolio, to determine the allowances for loan losses.

Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology.  Further, bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks and, in addition, such agencies' examination teams may not be consistent in their review and conclusions from one bank to another.  The process of determining the level of the allowance for loan losses requires a high degree of subjective judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  MCBL's allowance for loan losses approximated 2.69% and 3.00% of portfolio loans outstanding as of December 31, 2008 and March 31, 2009, respectively.  Based on portfolio loans outstanding at these dates, a 1 basis-point (.01%) change in the allowance would have an approximate $112,400 for 2008 and $109,000 for 2009 impact on both the allowance for loan losses and loss before income tax benefit.

Accounting for Goodwill and Other Intangibles.  At March 31, 2009 and December 31, 2008, MCBL had $2.9 million of goodwill on its balance sheet.  Goodwill arises in acquisition accounting.  Current accounting rules require an annual review of goodwill for potential impairment.  Goodwill is reviewed for impairment by management by comparing estimated entity fair value (using discounted cash flow analysis) to net assets of the entity.  If any amount of the goodwill is deemed to be impaired, such amount is to be written off in the period the determination is made.  This is an area involving significant judgment.  During the fourth quarter of 2008, management completed its review for potential goodwill impairment using discounted cash flow analysis.  The analysis is performed at least annually.  The analysis is typically performed as of November 30.  The discount rate was developed using a number of market factors relevant to determining entity value.  Step 1 of the impairment test was passed and accordingly, no amount of goodwill was deemed to be impaired at December 31, 2008.  As mentioned previously, the review for potential impairment is performed annually.  In future reviews, if higher discount rates are applied and MCBL fails not only step 1 but the subsequent second step of the impairment test, some portion of recorded goodwill could be deemed impaired, requiring write-down.

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  Management considers historical earnings of MCB as well as projection of future earnings to determine whether it is more-likely-than-not that the deferred tax asset could be realized in the future.  Based on the analysis performed by management, a valuation allowance was not deemed necessary for MCB at December 31, 2008.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

New Accounting Standards

There were several new accounting standards which were issued or became effective in 2008, in addition to some which have later effective dates.  Those are listed and discussed in Note A of the MCB audited financial statements, beginning on page A-27 and also in Note E of the consolidated interim financial statements on page A-55.

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Risk Factors Affecting MCBL and its Banks

The summary below is not a complete list of all risk factors identified by management and readers are encouraged to thoroughly read the accompanying information statement for a more comprehensive review of risk factors, which include the following, among others:

•	The regulatory environment for the banking industry could change significantly and adversely
•	The continuing adverse economic environment may worsen further resulting in higher levels of nonperforming loans and loan losses
•	The environment for raising capital has become unstable and may limit growth opportunities and operations
•	Changes in regulations, or regulatory action regarding MCBL or MCB could limit future expansion plans and operations
•	The allowance for loan losses is based on estimates
•	Concentrations in loans secured by commercial real estate could limit or delay future growth and loss estimates could change significantly if real estate market conditions deteriorate further
•	Loss estimates for real estate collateral-dependent loans are based on independent appraisals and other which are subject to change
•
Investments in Federal Home Loan Bank stock are carried at cost and are a restricted security which may be redeemed only by the issuer; the issuer's future ability to redeem the security is subject to its liquidity and capital adequacy

•	MCBL may choose to participate in the U.S. Treasury's Capital Assistance Program which may be dilutive to MCBL's common stock and earnings

In addition to the items listed above, of course, changes in interest rates can have a pervasive impact on MCBL.

MCBL has a risk management program in place which endeavors to manage these and other risks.

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Michigan Commerce Bank
___________

Financial Statements

Years Ended December 31, 2008, 2007 and 2006

                                                                           BDO Seidman, LLP
Accountants and Consultants

Michigan Commerce Bank

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Michigan Commerce Bank

We have audited the accompanying balance sheets of Michigan Commerce Bank as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Bank's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Michigan Commerce Bank as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
July 20, 2009

BALANCE SHEETS

Michigan Commerce Bank

	December 31
	2008	2007
	(in $1,000s)
ASSETS
Cash and due from banks	$19,846	$53,718
Interest-bearing deposits with banks	82,817	1,375
Cash and cash equivalents	102,663	55,093
Loans held for sale	2,039	1,384
Investment securities available for sale, carried at fair value— Note B	6,267	544
Investment securities held for long-term investment, carried at amortized cost which approximates fair value—Note B	7,756	7,349
Total investment securities	14,023	7,893
Portfolio loans, less allowance for loan losses of $30,258 in 2008 and $18,721 in 2007—Note C	1,097,090	1,189,824
Premises and equipment—Note E	11,812	11,504
Accrued interest income	4,597	5,298
Goodwill	2,875	2,875
Other real estate owned	18,669	6,902
Other assets	21,357	9,908

TOTAL ASSETS	$1,275,125	$1,290,681

LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
Noninterest-bearing	$117,504	$131,406
Interest-bearing—Note F	959,742	948,977
Total deposits	1,077,246	1,080,383
Debt obligations—Note G	80,044	90,344
Accrued interest on deposits and other liabilities	5,333	7,370
Total liabilities	1,162,623	1,178,097

STOCKHOLDER'S EQUITY—Note M:
Common stock, par value $5.00 per share, 375,000 shares authorized, issued and outstanding	1,875	1,875
Additional paid-in capital	108,671	89,053
Retained earnings	3,029	21,662
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	(1,073)	(6)
Total stockholder's equity	112,502	112,584

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,275,125	$1,290,681

See notes to financial statements.

STATEMENTS OF OPERATIONS

Michigan Commerce Bank

	Year Ended December 31
	2008	2007	2006
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$73,980	$89,987	$86,721
Loans held for sale	82	952	2,009
Taxable investment securities	29	42	83
Federal funds sold	534	859	1,273
Interest bearing deposits with banks	159	76	57
Other	662	280	340
Total interest income	75,446	92,196	90,483
Interest expense:
Deposits	32,450	41,143	34,928
Debt obligations	4,359	4,939	5,150
Total interest expense	36,809	46,082	40,078
Net interest income	38,637	46,114	50,405
Provision for loan losses—Note C	30,040	9,084	4,748
Net interest income after provision for loan losses	8,597	37,030	45,657
Noninterest income:
Service charges on deposit accounts	1,627	1,792	1,782
Fees from origination of non-portfolio residential mortgage loans	365	591	992
Fees from syndication and placement of non-portfolio commercial loans	43	41	77
Fees from servicing government-guaranteed loans	403	408	444
Gain on sales of other real estate owned		1
Gain on sales of government-guaranteed loans	469	841	1,364
Other	1,584	1,368	969
Total noninterest income	4,491	5,042	5,628
Noninterest expense:
Salaries and employee benefits	12,523	15,073	14,487
Occupancy	2,865	2,680	2,571
Equipment rent, depreciation and maintenance	903	1,077	1,351
Other—Note I	17,625	14,000	13,883
Total noninterest expense	33,916	32,830	32,292
Income (loss) before income taxes	(20,828)	9,242	18,993
Income taxes (benefit)—Note J	(7,060)	3,192	6,517

NET INCOME (LOSS)	$(13,768)	$6,050	$12,476

NET INCOME (LOSS) PER SHARE	$(36.71)	$16.13	$33.27

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (in $1,000s except per share data)

Michigan Commerce Bank

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balances at January 1, 2006	$1,875	$77,358	$27,336	$(36)	$106,533

Cash capital contribution from parent		4,270			4,270

Cash dividends paid (approximately $33.87 per share)			(12,700)		(12,700)

Components of comprehensive income:
Net income for 2006			12,476		12,476
Fair value adjustment for investment securities available for sale (net of income tax effect)				20	20
Comprehensive income for 2006					12,496

BALANCES AT DECEMBER 31, 2006	1,875	81,628	27,112	(16)	110,599

Cash capital contribution from parent		7,425			7,425

Cash dividends paid (approximately $30.67 per share)			(11,500)		(11,500)

Components of comprehensive income:
Net income for 2007			6,050		6,050
Fair value adjustment for investment securities available for sale (net of income tax effect)				10	10
Comprehensive income for 2007					6,060

BALANCES AT DECEMBER 31, 2007	1,875	89,053	21,662	(6)	112,584

Cash capital contribution from parent		19,618			19,618

Cash dividends paid (approximately $12.97 per share)			(4,865)		(4,865)

Components of comprehensive income (loss):
Net loss for 2008			(13,768)		(13,768)
Fair value adjustment for investment securities available for sale (net of income tax effect)				(1,067)	(1,067)
Comprehensive loss for 2008					(14,835)

BALANCES AT DECEMBER 31, 2008	$1,875	$108,671	$3,029	$(1,073)	$112,502

See notes to financial statements.

STATEMENTS OF CASH FLOWS

Michigan Commerce Bank

	Year Ended December 31
	2008	2007	2006
	(in $1,000s)
OPERATING ACTIVITIES
Net income (loss)	$(13,768)	$6,050	$12,476
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	30,040	9,084	4,748
Depreciation of premises and equipment	1,103	1,197	1,366
Net amortization (accretion) of investment security premiums (discounts)		(1)	(3)
Loss (gain) on sales of premises and equipment	(6)	(9)	15
Loss (gain) on sales of other real estate owned	567	(1)	55
Gain on sales of government-guaranteed loans	(469)	(841)	(1,364)
Write-down of other real estate owned	1,962	5	212
Deferred federal income tax credit	(6,087)	(373)	343
Originations and purchases of loans held for sale	(26,859)	(233,425)	(269,118)
Proceeds from sales of loans held for sale	26,204	243,097	269,654
Decrease (increase) in accrued interest income and other assets	(2,556)	(784)	1,544
Increase (decrease) in accrued interest expense and other liabilities	(2,037)	1,276	1,166

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,094	25,275	21,094

INVESTING ACTIVITIES
Proceeds from calls, prepayment and maturities of investment securities	(76)	1,305	2,031
Purchase of securities available for sale	(7,350)
Purchase of securities held for long-term investment	(321)	(812)	(286)
Net (increase) decrease in portfolio loans	44,546	(77,628)	(45,459)
Proceeds from sales of other real estate owned	2,766	5,091	1,828
Proceeds from sales of premises and equipment	6	28	694
Purchase of premises and equipment	(1,411)	(447)	(4,259)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	38,160	(72,463)	(45,451)

FINANCING ACTIVITIES
Net decrease in demand deposits, NOW accounts and savings accounts	(44,621)	(13,201)	(9,569)
Net increase in certificates of deposit	41,484	62,436	57,047
Net payments on debt obligations	(10,300)	(1,660)	(6,146)
Cash dividends paid	(4,865)	(11,500)	(12,700)
Cash capital contribution from parent	19,618	7,425	4,270

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,316	43,500	32,902
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	47,570	(3,688)	8,545
Cash and cash equivalents at beginning of year	55,093	58,781	50,236

CASH AND CASH EQUIVALENTS AT END OF YEAR	$102,663	$55,093	$58,781

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	39,013	45,591	38,533
Transfers of loans to other real estate owned	18,617	6,545	4,316

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation:  Michigan Commerce Bank (the “Bank”) was formed effective March 31, 2009, upon the merger of Ann Arbor Commerce Bank, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank, each of which were wholly-owned subsidiaries of Capitol Bancorp Limited (“Capitol”), a national bank-development company.  These financial statements reflect such merger as if it had occurred as of the beginning of the periods presented.

On March 31, 2009, Capitol transferred its ownership of the Bank to Michigan Commerce Bancorp Limited (MCBL).  MCBL is wholly-owned by Capitol and had no material operations or assets prior to becoming the holding company for the Bank, and accordingly, would have had no material impact on the financial statements of the Bank for periods prior to March 31, 2009.

The Bank is a full-service commercial bank headquartered in Ann Arbor, Michigan with office locations throughout Michigan in Brighton, Clinton Township, Detroit, Farmington Hills, Grand Haven, Grand Rapids, Muskegon and Portage.  The Bank is a wholly-owned subsidiary of Capitol.

The Bank is engaged in a single business activity—banking and, accordingly, the Bank's financial statements reflect the presentation of segment information on an aggregated basis.  The Bank provides a full range of banking services to individuals, businesses and other customers located in its communities.  A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit.  The principal markets for the Bank's financial services are the communities served by its office locations.

Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held for Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholder's equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost, which approximates fair value.

Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

The Bank has stand-by letters of credit outstanding that, when issued, commits the Bank to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer.  These obligations generally expire within one year and require collateral and/or personal guarantees based on management's credit assessment.  The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless.  The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon.  The Bank records a liability, generally equal to the fees received, for these stand-by letters of credit.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Bank monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.  Transfers of financial assets are generally limited to commercial loans sold, which were insignificant for the periods presented, and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $5.4 million and $5.0 million at December 31, 2008 and 2007, respectively).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation of equipment, furniture and software, which have estimated useful lives of three to seven years, is computed principally by the straight-line method.  Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Goodwill:  Recorded goodwill is reviewed annually by management for impairment by comparing estimated entity fair value to net assets of the entity.  Impairment adjustments of goodwill (none through December 31, 2008) are charged against earnings, when determined.

Other Real Estate Owned:  Other real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Share-Based Payments:  Stock options and other share-based payment arrangements (none at December 31, 2008 and 2007) are measured at estimated fair value at the grant date and are recorded as compensation expense over the requisite service period associated with the share-based payment, usually the vesting period.

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) Per Share:  Net income (loss) per share is based on the weighted average number of common shares outstanding (375,000 shares).  There were no common stock equivalents or other forms of dilutive instruments for the periods presented.

Comprehensive Income (Loss):  Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholder's equity.  For the periods presented, the Bank's only element of comprehensive income (loss) other than net income (loss) from operations was the net change in the fair value adjustment for investment securities available for sale.  Accordingly, the elements and total of comprehensive income (loss) are shown within the statement of changes in stockholder's equity presented herein.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Bank beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Bank's results of operations or financial position.  Fair value disclosures are set forth in Note K to the financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

results of operations at each reporting date.  Statement No. 159 was applied prospectively and implemented by the Bank effective January 1, 2008.  As of December 31, 2008, the Bank has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Bank's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities.  This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for the Bank on December 31, 2008.  The new disclosure requirements had no material effect on the Bank's financial statements, inasmuch as the Bank has not engaged in securitizations or asset-backed financing arrangements, does not have significant servicing assets and has no investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  Management does not expect this new guidance to have a material impact on the Bank's financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share; and
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Bank's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank's financial statements.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

	2008			2007
	Amortized Cost	Estimated Fair Value	Gross Unrealized Gain (Loss)	Amortized Cost	Estimated Fair Value	Gross Unrealized Gain (Loss)
Available for sale:
Mortgage backed securities	$543	$549	$6	$553	$544	$(9)
Trust-preferred securities	7,350	5,718	(1,632)
	7,893	6,267	(1,626)	553	544	(9)
Held for long-term investment:
Federal Home Loan Bank stock	5,511	5,511	--	5,401	5,401	--
Corporate	2,245	2,245	--	1,948	1,948	--
	7,756	7,756	--	7,349	7,349	--

	$15,649	$14,023	$(1,626)	$7,902	$7,893	$(9)

The gross unrealized loss at December 31, 2008 has been outstanding for less than one year.  The trust-preferred securities were issued by a subsidiary of Capitol.  Management has both the intent and ability to hold these securities for a time period necessary to recover the amortized costs.

Investments in Federal Home Loan Bank stock are restricted and may only be resold to or redeemed by the issuer.

Scheduled maturities of investment securities held as of December 31, 2008 were as follows (in $1,000s):

	Amortized	Estimated
	Cost	Fair Value
After five years, through ten years	$1	$1
After ten years	7,892	6,266
Securities held for long-term investment,
without stated maturities	7,756	7,756

Total	$15,649	$14,023

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE C—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2008	2007
Loans secured by real estate:
Commercial	$521,580	$561,027
Residential (including multi-family)	262,379	264,802
Construction, land development and other land	126,013	156,864
Total loans secured by real estate	909,972	982,693
Commercial and other business-purpose loans	202,925	210,769
Consumer	8,393	8,046
Other	6,058	7,037
Total portfolio loans	1,127,348	1,208,545
Less allowance for loan losses	(30,258)	(18,721)

Net portfolio loans	$1,097,090	$1,189,824

Transactions in the allowance for loan losses are summarized below (in $1,000s):

	2008	2007	2006
Balance at January 1	$18,721	$16,869	$16,570
Provision charged to operations	30,040	9,084	4,748
Loans charged off (deduction)	(20,208)	(8,315)	(4,997)
Recoveries	1,705	1,083	548

Balance at December 31	$30,258	$18,721	$16,869

[The remainder of this page intentionally left blank]

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE C—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

	December 31
	2008	2007
Nonaccrual loans:
Loans secured by real estate:
Commercial	$19,845	$11,569
Residential (including multi-family)	11,736	7,167
Construction, land development and other land	23,741	14,517
Total loans secured by real estate	55,322	33,253
Commercial and other business-purpose loans	5,508	2,632
Consumer	73	45
Other	--	33
Total nonaccrual loans	60,903	35,963

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	938	34
Residential (including multi-family)	345	563
Construction, land development and other land	589	419
Total loans secured by real estate	1,872	1,016
Commercial and other business-purpose loans	308	712
Consumer	9	--
Total past due loans	2,189	1,728

Total nonperforming loans	$63,092	$37,691

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $4.4 million, $3.1 million and $1.4 million would have been recorded in 2008, 2007 and 2006, respectively.  Interest income recognized on loans in nonaccrual status in 2008, 2007 and 2006 operations approximated $159,000, $993,000 and $530,000, respectively.  At December 31, 2008 and 2007, loans restructured or otherwise renegotiated as a concession to troubled borrowers approximated $7.9 million and $270,000, respectively.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE C—LOANS—Continued

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  Impaired loans, which are included in nonperforming loans, are summarized below (in $1,000s):

	December 31
	2008	2007

Impaired loans:
Loans which have an allowance requirement	$36,015	$28,038
Loans which do not have an allowance requirement	24,888	7,925

Total impaired loans	$60,903	$35,963

Allowance for loan losses related to impaired loans	$6,786	$3,863

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made and, accordingly, no allowance requirement or allocation is necessary.  During 2008, the average recorded investment in impaired loans approximated $44.9 million.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2008, interest income recorded on impaired loans approximated $159,000.

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$11,752	1.04%	$6,564	0.54%
Residential (including multi-family)	6,631	0.59	4,167	0.34
Construction, land development and other land	5,898	0.52	3,142	0.26
Total loans secured by real estate	24,281	2.15	13,873	1.14
Commercial and other business-purpose loans	5,694	0.51	4,575	0.38
Consumer	212	0.02	178	0.02
Other	71		95	0.01

Total allowance for loan losses	$30,258	2.68%	$18,721	1.55%

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE D—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank may make loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners.  At December 31, 2008, total loans to these persons approximated $23 million ($43 million at December 31, 2007).  During 2008, $14 million of new loans were made to these persons and repayments totaled $34 million.  Such loans, when made, are at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank and those deposits, as of December 31, 2008 and 2007, approximated $10 million and $12 million, respectively.  Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Limited.  Amounts paid for such services approximated $6.8 million, $6.5 million and $6.9 million in 2008, 2007 and 2006, respectively.

NOTE E—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2008	2007
Land, buildings and improvements	$10,324	$10,265
Leasehold improvements	4,232	3,691
Equipment, furniture and software	7,872	7,183
	22,428	21,139
Less accumulated depreciation	(10,616)	(9,635)

	$11,812	$11,504

The Bank rents office space under various operating leases.  Rent expense under these lease agreements approximated $1.4 million, $1.3 million and $1.2 million in 2008, 2007 and 2006, respectively, net of sublease income of $145,000, $143,000 and $148,000 in 2008, 2007 and 2006, respectively.

At December 31, 2008, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2009	$1,305
2010	858
2011	845
2012	429
2013	219
2014 and thereafter	1,126

Total	$4,782

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE F—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $440 million and $422 million as of December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of time deposits were as follows (in $1,000s):

2009	$519,831
2010	101,781
2011	34,289
2012	16,689
2013	10,124
2014 and thereafter	4,171

Total	$686,885

NOTE G—DEBT OBLIGATIONS

Debt obligations consisted of the following at December 31 (in $1,000s):

	2008	2007
Borrowings from Federal Home Loan Bank	$78,444	$80,444
Federal funds purchased	1,600	9,900

	$80,044	$90,344

Borrowings from a Federal Home Loan Bank (FHLB) which represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  FHLB advances become due at varying dates and bear interest at market short-term rates (approximately 4.58% at December 31, 2008).  At December 31, 2008, assets pledged to secure FHLB advances approximated $89 million and unused lines of credit under this facility approximated $10 million.

At December 31, 2008, scheduled debt maturities of debt obligations were as follows (in $1,000s):

2009	$34,200
2010	35,500
2011	5,344
2012	2,500
2013	2,500

Total	$80,044

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE H—EMPLOYEE RETIREMENT PLANS

Subject to eligibility requirements, the Bank's employees participate in a multi-employer employee 401(k) retirement plan of Capitol.  Employer contributions charged to expense by the Bank for this plan approximated $324,000, $366,000 and $282,000 in 2008, 2007 and 2006, respectively.

The Bank's employees are also covered by Capitol's defined contribution employee stock ownership plan (ESOP) subject to eligibility requirements.  ESOP contributions charged to expense in 2007 and 2006 approximated $291,000 and $265,000, respectively (none in 2008).

NOTE I—OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2008	2007	2006
Contracted data processing and administrative services	$6,861	$6,579	$6,922
Loss on sales of other real estate owned	567		55
Costs associated with foreclosed properties and other real estate owned	3,326	404	317
FDIC insurance premiums and other regulatory fees	1,016	638	234
Other	5,855	6,379	6,355

	$17,625	$14,000	$13,883

NOTE J—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2008	2007	2006
Federal:
Current (credit)	$(973)	$3,565	$6,165
Deferred (credit)	(6,087)	(373)	343
	(7,060)	3,192	6,508
State:
Current	--	--	9

Total income tax expense (benefit)	$(7,060)	$3,192	$6,517

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE J—INCOME TAXES—Continued

Net deferred income tax assets, included as a component of other assets, consisted of the following at December 31 (in $1,000s):

	2008	2007
Allowance for loan losses	$10,274	$6,499
Other, net	1,776	(536)

	$12,050	$5,963

Federal income taxes paid during 2008, 2007 and 2006 were $3,310,000, $3,753,000 and $6,100,000, respectively.  In 2006, state income taxes of $9,000 were paid (none in 2008 and 2007).

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years of 2004, 2005, 2006, 2007 and 2008, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

The Bank may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent the Bank has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

NOTE K—FAIR VALUE

Effective January 1, 2008, the Bank implemented FAS No. 157, as discussed in Note A.  FAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs.  An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE K—FAIR VALUE—Continued

FAS No. 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost method is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques are to be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, FAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Bank's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Bank does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE K—FAIR VALUE—Continued

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows (in $1,000s)

	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)

Securities available for sale	$6,267	$5,718	$549

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, other than mortgage loans held for sale, were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)

Impaired loans (1)	$26,170	$26,170

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

The Bank will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Bank measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets, (2) foreclosed assets and (3) step one of its goodwill impairment test.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE K—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$102,663	$102,663	$61,643	$61,643
Loans held for sale	2,039	2,039	1,384	1,384
Investment securities:
Available for sale	6,267	6,267	544	544
Held for long-term investment	7,756	7,756	7,349	7,349
Total investment securities	14,023	14,023	7,893	7,893
Portfolio loans:
Loans secured by real estate:
Commercial	521,580	512,849	561,027	564,410
Residential (including multi-family)	262,379	257,273	264,802	266,132
Construction, land development and other land	126,013	110,260	156,864	157,786
Total loans secured by real estate	909,972	880,382	982,693	988,328
Commercial and other business-purpose loans	202,925	199,318	210,769	210,559
Consumer	8,393	8,398	8,046	7,855
Other	6,058	5,019	7,037	7,128
Total portfolio loans	1,127,348	1,093,117	1,208,545	1,213,870
Less allowance for loan losses	(30,258)	(30,258)	(18,721)	(18,721)
Net portfolio loans	1,097,090	1,062,859	1,189,824	1,195,149

Financial Liabilities:
Deposits:
Noninterest-bearing	117,504	117,504	131,406	131,406
Interest-bearing:
Demand accounts	272,857	272,099	303,576	303,576
Time certificates of less than $100,000	246,874	247,031	223,031	223,875
Time certificates of $100,000 or more	440,011	441,465	422,370	422,948
Total interest-bearing	959,742	960,595	948,977	950,399
Total deposits	1,077,246	1,078,099	1,080,383	1,081,805
Debt obligations	80,044	79,787	96,894	96,734
Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. For example, the estimated fair values of portfolio loans, time deposits and debt obligations were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE K—FAIR VALUE—Continued

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  The Bank has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the table on the preceding page are unlikely to represent the instruments' liquidation values.

NOTE L—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers.  Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans.  Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently ($5.5 million and $6.2 million at December 31, 2008 and 2007, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($156.6 million and $212.4 million at December 31, 2008 and 2007, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.  All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balance required as of December 31, 2008 and 2007 was $1.2 million and $648,000, respectively.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.  The Bank had $16.3 million of municipal government deposits at December 31, 2008 which were guaranteed by Capitol.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE M—CAPITAL REQUIREMENTS

Federal financial institution regulatory agencies have established certain risk-based capital guidelines.  Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Bank's financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of regulatory approval of the Bank's March 31, 2009 merger (see Note A), it will be required to achieve a minimum 9% leverage ratio and minimum 12% ratio of Tier 1 and Tier 2 capital to risk-weighted assets on or after August 20, 2009.

Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's various amounts of regulatory capital and related ratios as of December 31 are summarized below (amounts in $1,000s):

		2008		2007
Tier 1 capital to average total assets:
Minimum required amount	≥	$51,110	≥	$51,474
Actual amount		$101,430		$109,716
Ratio		8.17%		8.53%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$44,976	≥	$47,649
Actual amount		$104,430		$109,716
Ratio		9.29%		9.21%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$89,952	≥	$95,298
Amount required to meet “Well-Capitalized” category(3)	≥	$112,440	≥	$119,123
Actual amount		$118,685		$124,654
Ratio		10.56%		10.46%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO FINANCIAL STATEMENTS

Michigan Commerce Bank

December 31, 2008

NOTE N—SUBSEQUENT EVENTS

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the bank is estimated to approximate $567,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

In conjunction with the merger of nine Michigan bank subsidiaries of which resulted in the formation of the Bank effective March 31, 2009, the Bank entered into a formal agreement with the Federal Deposit Insurance Corporation (FDIC) and Office of Financial and Insurance Regulation of the State of Michigan (OFIR) which requires the Bank to, among other things,:

•	Increase its Tier 1 capital ratio to a minimum of 9% and its total risk-based ratio to 12%;

•	Reduce problem assets;

•	Maintain an adequate allowance for loan losses and not reduce such allowance without prior written consent;

•	Adopt a plan for improving liquidity;

•	Adopt and implement a profit improvement plan;

•	Adopt and implement a plan to manage concentrations of credit;

•	Retain qualified management; and

•	Periodically report to the FDIC and OFIR regarding MCB’s compliance with the terms of the formal agreement.

Noncompliance with the terms of the formal agreement could result in more significant regulatory actions by the FDIC and OFIR, which could have a material adverse affect on the Bank.

MICHIGAN COMMERCE BANCORP LIMITED

------

Condensed Interim Financial Statements

Three months ended March 31, 2009 and 2008

CONDENSED BALANCE SHEETS

Michigan Commerce Bancorp Limited

	March 31, 2009 (Unaudited)	December 31, 2008
	(in $1,000s)
ASSETS
Cash and due from banks	$17,177	$19,846
Money-market funds and interest-bearing deposits	129,596	82,817
Cash and cash equivalents	146,773	102,663
Loans held for sale	3,147	2,039
Investment securities—Note B:
Available for sale, carried at fair value	4,229	6,267
Held for long-term investment carried at amortized
cost which approximates fair value	7,756	7,756
Total investment securities	11,985	14,023
Portfolio loans, less allowance for loan losses of
$32,662 in 2009 and $30,258 in 2008	1,060,739	1,097,090
Premises and equipment	11,758	11,812
Accrued interest income	4,679	4,597
Goodwill and other intangibles	2,875	2,875
Other real estate owned	23,870	18,669
Other assets	24,908	21,357

TOTAL ASSETS	$1,290,734	$1,275,125

LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
Noninterest-bearing	$117,921	$117,504
Interest-bearing	992,821	959,742
Total deposits	1,110,742	1,077,246
Debt obligations	69,244	80,044
Accrued interest on deposits and other liabilities	5,058	5,333
Total liabilities	1,185,044	1,162,623

STOCKHOLDER'S EQUITY:
Preferred stock, 20,000,000 shares authorized;
none issued and outstanding
Common stock, no par value,
50,000,000 shares authorized;
5,700,632 shares issued and outstanding	110,546	110,546
Retained-earnings deficit	(2,439)	3,029
Fair value adjustment (net of tax effect) for investment
securities available for sale (accumulated other
comprehensive income/loss)	(2,417)	(1,073)
Total stockholder's equity	105,690	112,502

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,290,734	$1,275,125

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

Michigan Commerce Bancorp Limited

	Three Months Ended March 31
	2009	2008
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$15,556	$20,587
Loans held for sale	16	13
Taxable investment securities	7	7
Federal funds sold		117
Interest-bearing deposits with banks	71	12
Other	176	61
Total interest income	15,826	20,797
Interest expense:
Deposits	6,632	9,445
Debt obligations	865	1,215
Total interest expense	7,497	10,660
Net interest income	8,329	10,137
Provision for loan losses	8,103	5,265
Net interest income after provision
for loan losses	226	4,872

Noninterest income:
Service charges on deposit accounts	368	411
Fees from origination of non-portfolio residential
mortgage loans	43	127
Fees from syndication and placement of non-portfolio
commercial loans		8
Gain on sales of other real estate owned	7
Fees from servicing government-guaranteed loans	60	96
Gain on sales of government-guaranteed loans	25	200
Other	313	320
Total noninterest income	816	1,162

Noninterest expense:
Salaries and employee benefits	3,222	3,080
Occupancy	674	715
Equipment rent, depreciation and maintenance	233	216
Other	5,201	4,057
Total noninterest expense	9,330	8,068
Loss before income tax benefit	(8,288)	(2,034)
Income tax benefit	(2,820)	(675)

NET LOSS	$(5,468)	$(1,359)

NET LOSS PER SHARE	$(0.96)	$(0.24)

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (Unaudited)
(in $1,000s except per share data)

Michigan Commerce Bancorp Limited

	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Three Months Ended March 31, 2008
Balances at January 1, 2008	$90,928	$21,662	$(6)	$112,584

Cash capital contribution from
parent	4,045			4,045

Cash dividends paid ($0.28 per share)		(1,588)		(1,588)

Components of comprehensive income (loss):
Net loss for 2008 period		(1,359)		(1,359)
Fair value adjustment for investment
securities available for sale (net of
income tax effect)			4	4
Comprehensive loss for 2008 period				(1,355)

BALANCES AT MARCH 31, 2008	$94,973	$18,715	$(2)	$113,686

Three Months Ended March 31, 2009
Balances at January 1, 2009	$110,546	$3,029	$(1,073)	$112,502

Components of comprehensive income (loss):
Net loss for 2009 period		(5,468)		(5,468)
Fair value adjustment for investment
securities available for sale (net of
income tax effect)			(1,344)	(1,344)
Comprehensive loss for 2009				(6,812)

BALANCES AT MARCH 31, 2009	$110,546	$(2,439)	$(2,417)	$105,690

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

Michigan Commerce Bancorp Limited

	Three Months Ended March 31
	2009	2008
	(in $1,000s)
OPERATING ACTIVITIES
Net loss for the period	$(5,468)	$(1,359)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Provision for loan losses	8,103	5,265
Depreciation of premises and equipment	265	282
Loss (gain) on sale of premises and equipment	7	(2)
Gain on sales of other real estate owned	(7)
Gain loss on sales of government-guaranteed loans	(25)	(200)
Write-down of other real estate owned	590	264
Originations and purchases of loans held for sale	(5,197)	(4,389)
Proceeds from sales of loans held for sale	4,089	4,515
Increase in accrued interest income and other assets	(3,040)	(1,396)
Decrease in accrued interest expense and other liabilities	(275)	(438)

NET CASH PROVIDED (USED) BY OPERATING
ACTIVITIES	(958)	2,942

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment
securities	2	(12)
Purchase of securities held for long-term investment		(74)
Net decrease in portfolio loans	22,054	12,334
Proceeds from sales of other real estate owned	533	53
Proceeds from sales of premises and equipment	2	2
Purchases of premises and equipment	(220)	(133)

NET CASH PROVIDED BY INVESTING ACTIVITIES	22,371	12,170

FINANCING ACTIVITIES
Net decrease in demand deposits, NOW accounts and savings
accounts	(24,044)	(8,296)
Net increase (decrease) in certificates of deposit	57,540	(18,070)
Net borrowings from (payments on) debt obligations	(10,800)	1,675
Cash dividends paid		(1,588)
Capital contribution from majority stockholder		4,045

NET CASH PROVIDED (USED) BY FINANCING
ACTIVITIES	22,696	(22,234)

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	44,109	(7,122)
Cash and cash equivalents at beginning of period	102,663	55,093

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$146,773	$47,971

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	8,100	11,341
Transfers of loans to other real estate owned	6,219	3,261

See notes to condensed interim financial statements.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Michigan Commerce Bancorp Limited

NOTE A—BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Michigan Commerce Bancorp Limited ("MCBL") and its wholly-owned subsidiary, Michigan Commerce Bank ("MCB"), have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which MCBL considers necessary for a fair presentation of the interim periods.

MCBL is a wholly-owned subsidiary of Capitol Bancorp Limited ("Capitol").  Effective March 31, 2009, MCB was formed through the merger of nine wholly-owned bank subsidiaries of Capitol.  On that date Capitol transferred its investment in MCB to MCBL, resulting in MCBL becoming a bank holding company.  The accompanying condensed consolidated financial statements reflect such transfer as if it occurred at the beginning of the periods presented.

The results of operations for the three-month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of the following (in $1,000s):

	March 31, 2009		December 31, 2008
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
Mortgage backed securities	$540	$554	$543	$549
Trust-preferred securities	7,350	3,675	7,350	5,718
	7,890	4,229	7,893	6,267
Held for long-term investment:
Federal Home Loan Bank stock	5,511	5,511	5,511	5,511
Corporate	2,245	2,245	2,245	2,245
	7,756	7,756	7,756	7,756

	$15,646	$11,985	$15,649	$14,023

Investments in Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.  The trust-preferred securities were issued by a subsidiary of Capitol.

Gross unrealized gains and losses on investment securities available for sale were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Gains	Losses	Gains	Losses
Mortgage backed securities	$14		$6
Trust-preferred securities		$3,675		$1,632

	$14	$3,675	$6	$1,632

The gross unrealized losses have been outstanding for less than one year.  Management does not believe any individual unrealized loss as of March 31, 2009 represents an other-than-temporary loss (primarily due to such amounts being attributable to changes in interest rates) and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Michigan Commerce Bancorp Limited

NOTE B—INVESTMENT SECURITIES—Continued

Gross realized gains and losses from sales and maturities of investment securities were insignificant for the periods presented.

Scheduled maturities of investment securities held as of March 31, 2009 were as follows (in $1,000s):

	Amortized Cost	Estimated Fair Value

After five years, through ten years	$411	$404
After ten years	7,479	3,825
Securities held for long-term investment, without standard maturities	7,756	7,756

	$15,646	$11,985

NOTE C—NET INCOME (LOSS) PER SHARE

Net loss per share is based on the weighted average number of common shares outstanding (5,700,632 shares).  There were no common stock equivalents or other forms of dilutive instruments outstanding during the periods presented.

NOTE D—FAIR VALUE

SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of MCBL's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  MCBL does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Michigan Commerce Bancorp Limited

NOTE D—FAIR VALUE—Continued

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new accounting basis.  MCBL subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

The balances of assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)

Securities available for sale:
Mortgage backed securities	$554		$554
Trust-preferred securities	3,675	$3,675

	$4,229	$3,675	$554

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows (in $1,000s)

	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)

Securities available for sale	$6,267	$5,718	$549

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$19,226	$19,226

Other real estate owned (1)	$23,870	$23,870

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the applicable collateral or foreclosed property or other estimates of fair value.

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, other than mortgage loans held for sale, were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)

Impaired loans (1)	$26,170	$26,170

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Michigan Commerce Bancorp Limited

NOTE D—FAIR VALUE—Continued

Many of MCBL's collateral-dependent impaired loans and foreclosed assets are located in severely depressed real estate markets.  In those markets, appraisal data is of limited usefulness in estimating fair value because comparable sale transactions are infrequent, not orderly and are often distressed or forced.  In accordance with FSP FAS 157-4, management made significant adjustments to appraisal data during the three months ended March 31, 2009 reducing estimated losses relating to fair value by $3.9 million.  Previously, MCBL did not make significant adjustments to appraisal data for the effect of disorderly markets and/or distressed or forced sale price comparisons and considered such appraisal data to be a level 2 input to its fair value measurements.  With the implementation of FSP FAS 157-4 and related adjustments to appraisal data for inactive markets, such adjusted data is a level 3 input to fair value measurements.

MCBL began applying the fair value measurement and disclosure provisions of SFAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis which did not have a material effect on MCBL's financial position upon implementation.  MCBL measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets, (2) foreclosed assets and (3) step one of its goodwill impairment test.

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$146,773	$146,773	$102,663	$102,663
Loans held for sale	3,147	3,147	2,039	2,039
Investment securities:
Available for sale	4,229	4,229	6,267	6,267
Held for long-term investment	7,756	7,756	7,756	7,756
Total investment securities	11,985	11,985	14,023	14,023
Portfolio loans:
Loans secured by real estate:
Commercial	514,446	504,275	521,580	512,849
Residential (including multi-family)	260,399	252,371	262,379	257,273
Construction, land development and other land	111,256	96,094	126,013	110,260
Total loans secured by real estate	886,101	852,740	909,972	880,382
Commercial and other business-purpose loans	192,777	189,654	202,925	199,318
Consumer	7,820	7,739	8,393	8,398
Other	6,703	6,329	6,058	5,019
Total portfolio loans	1,093,401	1,056,462	1,127,348	1,093,117
Less allowance for loan losses	(32,662)	(32,662)	(30,258)	(30,258)
Net portfolio loans	1,060,739	1,023,800	1,097,090	1,062,859

Financial Liabilities:
Deposits:
Noninterest-bearing	117,921	117,921	117,504	117,504
Interest-bearing:
Demand accounts	248,396	248,323	272,857	272,099
Time certificates of less than $100,000	266,506	267,426	246,874	247,031
Time certificates of $100,000 or more	477,919	477,849	440,011	441,465
Total interest-bearing	992,821	993,598	959,742	960,595
Total deposits	1,110,742	1,111,519	1,077,246	1,078,099
Debt obligations	69,244	69,369	80,044	79,787

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Michigan Commerce Bancorp Limited

NOTE D—FAIR VALUE—Continued

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  MCBL has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the table on the preceding page are unlikely to represent the instruments' liquidation values.

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which deferred the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The implementation of previously deferred aspects of Statement No. 157 in 2009 (as permitted by FSP FAS 157-2) did not have a material effect on MCBL's results of operations or financial position.  Fair value disclosures are set forth in Note D to the condensed interim financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of MCBL's adoption of Statement No. 141(R) had no impact upon implementation and its subsequent impact will depend upon the extent and magnitude of acquisitions in the future.

On April 9, 2009, the FASB issued the following FSPs, which become effective for second quarter reporting, with earlier implementation permitted for the first calendar quarter of 2009.  MCBL elected to implement the new guidance effective January 1, 2009.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require interim disclosures about fair value of financial instruments in addition to annual reporting.  The required disclosures are included in Note D to the condensed financial statements.

FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make it more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Michigan Commerce Bancorp Limited

NOTE E—NEW ACCOUNTING STANDARDS—Continued

and equity securities in financial statements.  Implementation of this new guidance did not have a material effect on MCBL's financial statements.

FSP FAS 157-4 amends prior fair value guidance to aid in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly.  This new guidance is intended to clarify that significant adjustments to quoted prices may be necessary to estimate fair value when there has been a significant decrease in the volume and activity for the asset/liability in relation to normal market activity.  Fair value is the price that would be received to sell an asset (or paid to transfer a liability) in an orderly transaction (that is, not a forced liquidation or distressed sale) between willing market participants under current market conditions.  MCBL's implementation of FSP FAS 157-4 and related disclosures are set forth in Note D to the condensed financial statements.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  This new guidance revises the presentation and disclosure of derivatives and hedging activities, became effective for MCBL on January 1, 2009 and did not have a material impact on MCBL's condensed financial statements upon implementation.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  This new guidance did not have a material impact on MCBL's financial position or results of operations upon implementation.

In May 2009, the FASB issued Statement No. 165, Subsequent Events.  This new guidance requires the disclosure of the date through which an entity has evaluated subsequent events and becomes effective June 30, 2009.  This new guidance would not have a material impact on MCBL's financial statements.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets—an Amendment of FASB Statement No. 140.  This new guidance revises the presentation and disclosure of transfers of financial assets and the effects of a transfer on an entity's financial position, financial performance and cash flows.  Statement No. 166 applies to fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2009.  Management has not completed its review of this new guidance.

In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codification™ and The Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.  On the effective date of this statement, the FASB Accounting Standards Codification™ (Codification) will supersede all then-existing non-Securities and Exchange Commission (SEC) accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and will not have a material impact to MCBL's financial statements.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact MCBL's financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

MCBL's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to MCBL's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to MCBL's financial statements.